   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996
                                                      REGISTRATION NO. 333-12417


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                             ----------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                   RADIUS INC.
             (Exact Name of Registrant as Specified in Its Charter)




      CALIFORNIA                              3577                 68-0101300
(State or Other Jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)   Identification No.)

                             -----------------------
                             -----------------------

                             215 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-6100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             -----------------------
                             -----------------------
                                CHARLES W. BERGER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   RADIUS INC.
                             215 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-6100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)
                            ------------------------
                                   COPIES TO:
                               EDWIN N. LOWE, ESQ.
                             JEFFREY R. VETTER, ESQ.
                               FENWICK & WEST LLP
                         TWO PALO ALTO SQUARE, SUITE 800
                          PALO ALTO, CALIFORNIA  94306
                                 (415) 494-0600
                            -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:   FROM
TIME TO TIME FOR A PERIOD OF TWO YEARS AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT OR UNTIL THE EARLIER OF SALE OF ALL SHARES REGISTERED HEREUNDER.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /
                                                   ----------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /
                         ----------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                     -------------------
                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE            PROPOSED MAXIMUM             PROPOSED MAXIMUM          AMOUNT OF
BE REGISTERED                              REGISTERED        OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          36,372,198 SHARES              $1.344 (1)            $48,884,234.11 (1)            $16,856.63
------------------------------------------------------------------------------------------------------------------------------------
SERIES A CONVERTIBLE PREFERRED
 STOCK                                   750,000 SHARES
COMMON STOCK ISSUABLE
 UPON CONVERSION OF
SERIES A CONVERTIBLE PREFERRED
 STOCK (3)                             6,075,333 SHARES              $1.344 (2)             $8,165,247.55 (2)             $2,815.60
------------------------------------------------------------------------------------------------------------------------------------
WARRANTS TO PURCHASE COMMON STOCK      600,000 WARRANTS
COMMON STOCK ISSUABLE UPON
EXERCISE  OF WARRANTS (4)                600,000 SHARES               $1.00 (2)                  $600,000 (2)            $206.90 (2)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (5)                                                                                 $600,000 (2)               $206.90
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (6)                      11,046,060 SHARES              $1.344 (7)            $14,845,904.64 (7)             $5,119.28
-----------------------------------------------------------------------------------------------------------------------------------
WARRANTS TO PURCHASE COMMON STOCK      200,000 WARRANTS
COMMON STOCK ISSUABLE UPON
EXERCISE OF WARRANTS (4)                 200,000 SHARES               $1.00 (8)                  $200,000 (8)             $60.61 (8)
-----------------------------------------------------------------------------------------------------------------------------------
           TOTAL                                                                           $73,295,386.30                $25,265.92
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Calculated and previously paid pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee.
(2) Calculated and previously paid pursuant to Rule 457(i) for the purpose of calculating the amount of the registration fee.

(3) Represents the maximum number of shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock. Also includes an indeterminate number of additional shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the Series A Convertible Preferred Stock.
(4) Also includes an indeterminate number of additional shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the Warrants.
(5) Represents shares of Common Stock which may be issued in lieu of cash dividends on the Series A Convertible Preferred Stock for the next two years.
(6)  Represents shares of Common Stock issuable pursuant to Rights.
(7) Calculated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

(8) Calculated pusuant to Rule 457(i) for the purpose of calculating the registration fee.

                         ------------------------------
 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED NOVEMBER 12, 1996


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   RADIUS INC.
                               ------------------
       SHARES OF COMMON STOCK HAVING AN AGGREGATE MARKET PRICE OF $600,000
                               ------------------

             750,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                    800,000 WARRANTS TO PURCHASE COMMON STOCK
                        54,293,591 SHARES OF COMMON STOCK

                                -----------------

     RADIUS INC., (THE "COMPANY" OR "RADIUS") IS OFFERING A NUMBER OF SHARES OF COMMON STOCK HAVING A FAIR MARKET VALUE OF $600,000 FOR THE PAYMENT OF DIVIDENDS IN SHARES OF COMMON STOCK ON THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK. THESE SHARES OF COMMON STOCK ARE BEING OFFERED IN THE EVENT THAT THE COMPANY ELECTS TO PAY ALL OF ITS DIVIDEND OBLIGATIONS ON THE SERIES A CONVERTIBLE PREFERRED STOCK FOR THE NEXT TWO YEARS IN SHARES OF ITS COMMON STOCK INSTEAD OF CASH. SEE "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK -- SERIES A CONVERTIBLE PREFERRED STOCK" AND "PLAN OF DISTRIBUTION." SUCH SHARES OF COMMON STOCK ARE BEING OFFERED ON A CONTINUOUS BASIS PURSUANT TO RULE 415 ("RULE 415") UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") DURING A PERIOD WHICH WILL BE TWO YEARS IN LENGTH. SEE "PLAN OF DISTRIBUTION."


     THE REMAINING 54,293,591 SHARES OF COMMON STOCK, 750,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND 800,000 WARRANTS TO PURCHASE COMMON STOCK (THE "WARRANTS") ARE BEING OFFERED BY THE SELLING SECURITYHOLDERS. OF THE SHARES OF COMMON STOCK BEING OFFERED BY THE SELLING SECURITYHOLDERS, UP TO 6,075,333 SHARES ARE BEING OFFERED UPON CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK, 800,000 SHARES ARE BEING OFFERED UPON EXERCISE OF THE WARRANTS AND 11,046,060 SHARES ARE BEING OFFERED UPON ISSUANCE PURSUANT TO THE TERMS OF CERTAIN RIGHTS ("RIGHTS") PREVIOUSLY ISSUED TO THE COMPANY'S UNSECURED CREDITORS. SUCH SHARES ARE ALSO BEING OFFERED ON A CONTINUOUS BASIS PURSUANT TO RULE 415, DURING A PERIOD WHICH WILL ALSO BE TWO YEARS IN LENGTH. SEE "PRINCIPAL AND SELLING SECURITYHOLDERS" AND "PLAN OF DISTRIBUTION."


     DIVIDENDS ON THE SERIES A CONVERTIBLE PREFERRED STOCK ARE CUMULATIVE FROM THE DATE OF ISSUANCE AT A RATE OF 10% PER ANNUM AND ARE PAYABLE ON A QUARTERLY BASIS AND ARE PAYABLE IN CASH OR IN SHARES OF THE COMPANY'S COMMON STOCK AT THE COMPANY'S DISCRETION. THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE CONVERTIBLE INTO AN AGGREGATE OF 5,523,030 SHARES OF COMMON STOCK OF THE COMPANY, OR, IN CERTAIN CIRCUMSTANCES, 6,075,333 SHARES OF COMMON STOCK. THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE REDEEMABLE AT THE OPTION OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AT AN AGGREGATE REDEMPTION PRICE OF $3.0 MILLION PLUS ACCRUED BUT UNPAID DIVIDENDS (THE "LIQUIDATION PRICE") UPON THE OCCURRENCE OF CERTAIN EVENTS. THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE REDEEMABLE AT THE OPTION OF RADIUS AT A PREMIUM UPON THE OCCURRENCE OF CERTAIN EVENTS. IN ADDITION, THE SERIES A CONVERTIBLE PREFERRED STOCK WILL BE AUTOMATICALLY CONVERTIBLE INTO SHARES OF COMMON STOCK UPON THE OCCURRENCE OF CERTAIN EVENTS. SEE "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK -- SERIES A CONVERTIBLE PREFERRED STOCK."

     EACH WARRANT ENTITLES THE HOLDER TO PURCHASE ONE SHARE OF COMMON STOCK OF THE COMPANY, AT AN EXERCISE PRICE EQUAL TO $1.00, SUBJECT TO ADJUSTMENT IN CERTAIN CIRCUMSTANCES, AT ANY TIME. EACH WARRANT IS EXERCISABLE FOR A PERIOD OF FOUR YEARS. SEE "DESCRIPTION OF CAPITAL STOCK -- WARRANTS."

     NO UNDERWRITING DISCOUNTS OR COMMISSIONS OR EXPENSES ARE PAYABLE OR APPLICABLE IN CONNECTION WITH THE SALE OF SUCH SECURITIES.


     THE COMMON STOCK OF THE COMPANY IS QUOTED ON THE NASDAQ SMALLCAP MARKET (THE "NASDAQ SMALLCAP MARKET") UNDER THE SYMBOL "RDUS." THE SHARES OF COMMON STOCK OFFERED HEREBY BY THE SELLING SECURITYHOLDERS WILL BE SOLD FROM TIME TO TIME AT THEN PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THERE IS CURRENTLY NO PUBLIC MARKET FOR THE SERIES A CONVERTIBLE PREFERRED STOCK OR THE WARRANTS AND THERE CAN BE NO ASSURANCE THAT A PUBLIC MARKET FOR SUCH SECURITIES WILL EVER DEVELOP. THE COMPANY DOES NOT INTEND TO APPLY TO HAVE SUCH SECURITIES LISTED ON ANY NATIONAL SECURITIES EXCHANGE, THE NASDAQ NATIONAL MARKET SYSTEM OR THE NASDAQ SMALLCAP
MARKET.   SEE "RISK FACTORS -- LACK OF PUBLIC MARKET FOR SERIES A CONVERTIBLE
PREFERRED STOCK AND WARRANTS." ON NOVEMBER 7, 1996, THE CLOSING PRICE OF THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET WAS $1 7/16.


                            ------------------------

SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH A PURCHASE OF THE SECURITIES OFFERED HEREBY.
                            -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.




                                                                                                                PROCEEDS TO
                                                     PRICE TO THE      UNDERWRITING         PROCEEDS TO           SELLING
                                                       PUBLIC             DISCOUNT         COMPANY(1)(2)    SECURITYHOLDERS(2)(3)
                                                       ------             --------         -------------    ---------------------
PER SHARE OF COMMON STOCK OFFERED
 BY THE SELLING SECURITYHOLDERS                       SEE TEXT ABOVE         NONE          SEE TEXT ABOVE        SEE TEXT ABOVE
PER SHARE OF COMMON STOCK OFFERED BY THE COMPANY      SEE TEXT ABOVE         NONE          SEE TEXT ABOVE        SEE TEXT ABOVE
PER SHARE OF SERIES A CONVERTIBLE PREFERRED
 STOCK OFFERED BY THE SELLING SECURITYHOLDERS
                                                      SEE TEXT ABOVE         NONE          SEE TEXT ABOVE        SEE TEXT ABOVE
PER WARRANT OFFERED BY THE SELLING SECURITYHOLDERS    SEE TEXT ABOVE         NONE          SEE TEXT ABOVE        SEE TEXT ABOVE

TOTAL
--------------


(1) THE COMPANY WILL NOT RECEIVE ANY CASH PROCEEDS FROM THE ISSUANCE OF THE SECURITIES OFFERED BY THE COMPANY HEREBY. RATHER, THE COMMON STOCK OFFERED BY THE COMPANY HEREBY MAY BE ISSUED AS PAYMENT OF CERTAIN DIVIDEND OBLIGATIONS ON THE SERIES A CONVERTIBLE PREFERRED STOCK. SEE "PLAN OF DISTRIBUTION."
(2)  THE COMPANY WILL PAY AGGREGATE EXPENSES OF REGISTRATION ESTIMATED AT
     $250,000.
(3) THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SECURITIES OFFERED HEREBY BY THE SELLING SECURITYHOLDERS.


                  THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1996.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                               PROSPECTUS SUMMARY
                                  THE OFFERING

Securities Offered by the Company. . . . . . . .  Shares of Common Stock, having an aggregate market value of
                                                  $600,000 which may be issued
                                                  in lieu of the Company's
                                                  obligation to pay an aggregate
                                                  of $600,000 in cash dividends
                                                  payable on the Series A
                                                  Convertible Preferred Stock
                                                  for the next two years.

Securities Offered by the Selling
Securityholders. . . . . . . . . . . . . . . . .  54,293,591 shares of Common
                                                  Stock, 750,000 shares of
                                                  Series A Convertible Preferred
                                                  Stock and 800,000 Warrants to
                                                  purchase Common Stock.

Common Stock outstanding after the Offering. . .  72,819,490 shares (1)


Use of Proceeds. . . . . . . . . . . . . . . . .  The Company may issue shares of Common Stock with an
                                                  aggregate market value of
                                                  $600,000 in lieu of its
                                                  obligation to pay $600,000 in
                                                  cash dividends on the Series A
                                                  Convertible Preferred Stock.
                                                  The Company will not receive
                                                  any of the proceeds from the
                                                  sale of securities by the
                                                  Selling Securityholders.  The
                                                  Company will bear estimated
                                                  expenses of registration of
                                                  approximately $250,000.  See
                                                  "Plan of Distribution."
Nasdaq SmallCap Market symbol. . . . . . . . . .  RDUS



                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         NINE MONTHS ENDED
                                              YEARS ENDED SEPTEMBER 30 (2),                                JUNE 30 (2),
                                      --------------------------------------------------------------    ------------------
                                      1995          1994(3)      1993(3)       1992(3)       1991(3)     1996       1995
                                      ----          -------      -------       -------       -------     ----       -----
STATEMENT OF OPERATIONS DATA:
  Net sales. . . . . . . . . . . .   $308,133      $324,805      $337,373      $284,598     $199,033    $83,261   $251,007
  Income (loss) from operations. .   (104,182)      (80,830)      (34,583)       20,483        9,485    (11,585)     3,620
  Net income (loss). . . . . . . .   (131,742)      (77,475)      (20,139)       13,032        6,204      8,849    (13,857)
  Net income (loss) per share. . .      (8.75)        (5.70)        (1.56)         1.04         0.54       0.49      (0.96)
  Shares used to compute income
      (loss) per share . . . . . .     15,049        13,598        12,905        12,485       11,473     17,950     14,386



                                                                          JUNE 30, 1996 (2)
                                                                         -------------------
BALANCE SHEET DATA:
  Working capital (working capital deficiency) . . . . . . . .                 $(49,183)
  Total assets . . . . . . . . . . . . . . . . . . . . . . . .                   43,878
  Current Liabilities. . . . . . . . . . . . . . . . . . . . .                   91,444
  Shareholders' equity (net capital deficiency). . . . . . . .                  (47,887)

-----------------------------------


(1) Based on shares outstanding as of October 31, 1996. Excludes (i) 1,195,124 shares of Common Stock issuable upon the exercise of options outstanding under the Company's Stock Option Plans at a weighted average exercise price of $4.34 per share, (ii) 1,818,103 shares of Common Stock reserved for issuance under the Company's Stock Option Plans and Employee Stock Purchase Plan, and (iii) approximately 4,706,668 shares to be reserved for issuance under the Company's 1996 Stock Option Plan (the "1996 Plan") which the Company intends to adopt in the near future (until conversion of the Series A Convertible Preferred Stock into Common Stock, 2,865,658 shares will be reserved for issuance pursuant to the 1996 Plan). Assumes that (i) all dividends on the Series A Convertible Preferred Stock will be paid in shares of Common Stock based upon a per share price of $1 11/32, the last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on September 16, 1996, (ii) 6,075,333 shares of Common Stock, the maximum number of shares issuable upon conversion of the Series A Convertible Preferred Stock, will be issued, (this amount of shares is only issuable in the event that the trading price of the Common Stock exceeds certain levels and the Series A Convertible Preferred Stock is not otherwise redeemed. Otherwise the Series A Preferred Stock is convertible into an aggregate of 5,523,030 shares of Common Stock) and (iii) all 800,000 shares of Common Stock issuable upon exercise of Warrants are issued. See "Description of Capital Stock -- Preferred Stock -- Series A Convertible Preferred Stock" and "-- Warrants."

(2) The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods are reported as ending on a calendar month end.
(3) These periods have been restated to reflect the Merger of Radius and SuperMac Technology, Inc. ("SuperMac") in fiscal 1994 which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

                                   THE COMPANY

     Radius Inc. (the "Company" or "Radius") designs, develops, markets and supports color publishing and digital video computer products for leading edge computer users in the publishing, video and education markets. The Company's current product line includes: accelerated color graphics products that facilitate the creation and manipulation of graphical images; video systems and software that can acquire and manipulate video and audio information; and high resolution color reference displays that allow users to view text, graphics, images and video.

     The primary target markets for the Company's products are color publishing and multimedia. These markets encompass creative professionals involved in such areas as color prepress, graphic arts, video editing, video and multimedia production and playback, and corporate training.

     To date substantially all of the Company's products have been designed for and sold to users of Macintosh computer products (the "Macintosh") manufactured by Apple Computer, Inc. ("Apple") as Apple products have been the preferred platform in the Company's target markets.

     As shown in the accompanying consolidated financial statements, the Company has incurred substantial operating losses and until recently, had a deficiency in assets and working capital. Management has implemented a number of actions to address this situation including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server and monochrome display businesses and its MacOS compatible systems product line; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities. See "Risk Factors -- Continuing Operating Losses, Going Concern Considerations."

     Immediately prior to the consummation of the debt for equity exchange described under "Recent Developments--Debt for Equity Exchange," the Company had approximately 18,147,099 shares of Common Stock outstanding. As a result of the consummation of the Plan described below, an additional 36,294,198 shares of Common Stock were issued to creditors of the Company, as well as Warrants to purchase 800,000 shares of Common Stock and 750,000 shares of Series A Convertible Preferred Stock convertible into up to an aggregate of 6,075,333 shares of Common Stock. In the event that the Series A Convertible Preferred Stock is converted into Common Stock, up to an additional 11,046,060 shares of Common Stock will be issued pursuant to the Rights and an additional 1,841,010 shares of Common Stock will be reserved for issuance pursuant to the Company's Stock Option Plans. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, such shares of Common Stock will generally be freely tradeable. Such issuances and tradability of these shares could have a materially adverse impact on the trading price of the Common Stock. See "Risk Factors--Volatility for Stock Price" and "--Shares Eligible for Future Sale."

     The Company's executive offices are located at 215 Moffett Park Drive, Sunnyvale, CA 94089, and its telephone number is (408) 541-6100.

                               RECENT DEVELOPMENTS

DEBT FOR EQUITY EXCHANGE

     As of June 30, 1996, the Company had total assets of approximately $43.9 million and total current liabilities of approximately $91.4 million. The Company was also delinquent in its accounts payable as payments to certain vendors were not being made in accordance with vendor terms. As of June 30, 1996, the Company had outstanding accounts payable, short-term borrowings and current portions of obligations under capital leases of approximately $62.2 million, of which approximately $38.0 million was outstanding under accounts payable, approximately $22.9 million represented short-term borrowings and approximately $1.3 million represented current portions of obligations under capital leases. Several vendors had initiated legal action to collect allegedly delinquent accounts and at least two vendors had orally threatened the Company with initiation of insolvency or bankruptcy proceedings.

     As a result, the Company established an unofficial unsecured creditors committee (the "Unofficial Creditors Committee") consisting of eight of its larger unsecured creditors (the "Committee Members") in an effort to resolve the delinquent accounts payable, capital deficiency and creditor litigation issues outside of insolvency or bankruptcy proceedings.

  The Company sought to resolve these claims outside of bankruptcy or insolvency proceedings in order to avoid the significant costs and uncertainties that would arise in such proceedings, including the likely demoralization of employees, customers and distributors.


     The Company, the Unofficial Creditors Committee and the Company's secured creditor, IBM Credit Corporation ("IBM Credit"), agreed to a plan (the "Plan") pursuant to which creditors received equity in the Company in satisfaction of all or a portion of their claims. Pursuant to the Plan, IBM Credit, the Company's secured creditor, received Series A Convertible Preferred Stock in satisfaction of $3.0 million of the Company's approximately $26.4 million secured indebtedness to IBM Credit and in consideration of restructuring its loan with the Company, including extension by IBM Credit of an additional advance of approximately $470,000 for making Discount Payments (defined below). The Company's unsecured creditors with claims of approximately $47.8 million (including a $1.0 million reserve for unknown or unresolved claims) received either shares of Common Stock or, in the case of certain creditors most of which had claims of less than $50,000 ("Convenience Class Creditors"), a discounted cash payment (approximately $470,000 in the aggregate) in satisfaction of claims of approximately $1.9 million. The Company also issued Warrants to purchase 600,000 shares of Common Stock to IBM Credit and Warrants to purchase 200,000 shares of Common Stock to Mitsubishi Electronics America, Inc. ("Mitsubishi Electronics"). While the issuance of the Series A Convertible Preferred Stock, the Common Stock and the Warrants did not require the approval of the Company's shareholders, an increase in the authorized number of shares of Common Stock, which was necessary to implement this Plan, required shareholder approval, which approval was obtained at a special meeting of shareholders on August 27, 1996.


     Pursuant to the Plan, unsecured creditors received 36,294,198 shares of Common Stock, or 60% of the outstanding Common Stock of the Company after consummation of the Plan (including 791,280 shares issued to the Radius Creditors Trust for the purpose of satisfying a portion of any unknown or unresolved claims). The Company's secured creditor, IBM Credit, received 750,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is convertible into an aggregate of 5,523,030 shares of Common Stock of the Company (or 6,075,333 shares in certain circumstances, see "Description of Capital Stock -- Preferred Stock -- Series A Convertible Preferred Stock"). The unsecured creditors also received Rights ("Rights") to receive an aggregate of 11,046,060 additional shares of the Company's Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock so that the number of shares of Common Stock received by such unsecured creditors continues to represent 60% of the Company's outstanding Common Stock. In addition, the Company intends to adopt a new stock option plan to reserve for issuance thereunder (together with the Company's other stock option plans) approximately 10% of the outstanding shares of the Company's Common Stock. Therefore, shareholders holding shares of Common Stock immediately prior to the closing under the Plan ("Existing Shareholders") represent approximately 30% of outstanding shares of Common Stock immediately after the Plan was consummated. Because the Series A Convertible Preferred Stock will vote on an as-converted basis, Existing Shareholders represent approximately 28% of the voting power of the Company, assuming all options are exercised. If and when the Series A Convertible Preferred Stock is converted into Common Stock, Existing Shareholders will then represent 23% of the outstanding shares of Common Stock assuming no other issuances of the Company's securities and exercise of all options available for issuance.


     Unsecured creditors accepting equity in satisfaction of their claims generally had claims in excess of $50,000 ("Major Creditors") and represented accounts payable or other claims in the aggregate of approximately $45.9 million (including a $1.0 million reserve for unknown or unresolved claims), of which approximately $29.3 million represented claims of the Committee Members. The Committee Members included SCI Technology, Inc., Mitsubishi Electronics, Hamilton Hallmark/Avnet Co., Manufacturers
Services Limited, Avex Electronics, Inc., TechData Corporation, Quantum and Mitsubishi International Corporation, which were generally the Company's largest unsecured creditors, with claims of approximately $12.3 million, $5.1 million, $4.0 million, $2.2 million, $2.1 million, $1.6 million, $1.6 million and $380,000, respectively.

     The remaining unpaid indebtedness of approximately $1.9 million owed to its Convenience Class Creditors was repaid at an average discount of approximately 75% of the amount of the applicable claim (the amounts paid to the Convenience Class Creditors are referred to as the "Discount Payment"). The Company repaid these creditors from the proceeds of an additional advance of approximately $470,000 from IBM Credit which was made for the purpose of making Discount Payments. The Company was unable to conclude settlements with 10 unsecured creditors with aggregate claims of approximately $200,000. The Company has issued 791,280 shares of Common Stock and an additional 240,824 Rights to the Radius Creditors Trust, for the purposes of satisfying any unknown claims or claims not settled. Since September 13, 1996, the Radius Creditors Trust has transferred 347,027 shares of Common Stock and 105,617 Rights to four additional creditors, leaving a balance of 444,253 shares of Common Stock and 135,207 Rights in the trust. The Company intends to repay any additional remaining unsatisfied or unknown claims out of cash generated from operations, however, there can be no assurance that these creditors will not seek to enforce their claims or that the Company will have sufficient available funds to repay such creditors on a timely basis. Approximately 50 persons whom the Company believed to be creditors claimed that no balance was owed to such creditors. There can be no assurance that such persons will not, in the future, assert claims against the Company.

     The Company has no other plans to meet its future working capital needs other than through cash generated from operations. For the nine months ended June 30, 1996, the Company had an operating loss of approximately $11.6 million. If the Company is unable to increase net sales and/or reduce operating expenses, it may need to divest assets or businesses or seek additional financing to meet its working capital needs. There can be no assurance that the Company will be able to divest its assets, on favorable terms, if at all or that such financing will be available to the Company. See "Risk Factors -- Need for Additional Financing -- Loan Restrictions."

     There can also be no assurance that the Company will maintain or increase profitability.

NASDAQ NATIONAL MARKET DELISTING


     Until late June 1996, the Company's Common Stock was listed on the Nasdaq National Market System (the "Nasdaq National Market"). As a requirement to the continued listing of the Company's Common Stock on the Nasdaq National Market, the National Association of Securities Dealers, Inc. (the "NASD") required the Company to obtain the approval of the Plan by a majority of the total votes cast at a shareholders' meeting. The NASD had required that the Company file preliminary proxy materials with the Commission with respect to the foregoing by April 10, 1996 and that the Plan be approved by the Company's shareholders by June 30, 1996 as a condition to the Company's continued listing on the Nasdaq National Market. Inasmuch as the Company failed to reach an agreement in principle with IBM Credit and the Unofficial Creditors Committee until late June 1996, the Company was not able to meet these conditions. Accordingly, the NASD has delisted the Company's Common Stock from the Nasdaq National Market for failure to satisfy the minimum net worth requirement. The Company's Common Stock is now listed on the Nasdaq SmallCap Market (the "Nasdaq SmallCap Market") and the Company will be required to meet the continued listing requirements of the Nasdaq SmallCap Market. The Company will be required to maintain capital and surplus of $1.0 million. As a result of the Company's substantial losses incurred for the 1996 fiscal year, if the Company experiences a significant loss in a subsequent quarterly or annual period, the Company would have insufficient capital and surplus to satisfy the continued listing requirements of the Nasdaq SmallCap Market. In addition, as of November 7, 1996, the closing price of the Common Stock was $1 7/16 per share. In the future, any failure of the Company to maintain a minimum bid price per share of $1.00 for a period of 10 consecutive business days would require it to have $2.0 million in capital and surplus as well as a market value of its publicly traded securities of $1.0 million. If the Company fails to maintain this minimum bid price as well as a $2.0 million capital and surplus, it will have 90 days to comply with such minimum bid requirement. As described under "Risk Factors -- Volatility of Stock Price," the substantial increase in tradable shares of Common Stock could materially and adversely affect the market price of the Common Stock and if the Company has insufficient capital and surplus, the Common Stock would be subject to delisting. See "Risk Factors -- Possible Delisting of Common Stock from the Nasdaq SmallCap Market."

Year End Results

    Based on preliminary sales, sales orders, operating and other financial data through September 30, 1996, the Company believes that net revenues for the three months ended September 30, 1996 were approximately $7.0 million, as compared to $57.1 million for the same period in fiscal 1995. Net loss for the three months ended September 30, 1996 was approximately $9.8 million as compared to $117.9 million for the same period in fiscal 1995. Fourth quarter results were negatively affected by significant product shortages during the quarter. Radius PressView and Precision View displays were not shipped by Radius' vendor until the last two weeks of the quarter because of the length of time required to negotiate a new manufacturing agreement. As there was a substantial backlog for these products at the beginning of the quarter, the delay in shipments resulted in a lack of supply for customers and resellers. Similarly, the Company's Video Vision PCI was in short supply during the quarter. This product was being manufactured by a new turnkey manufacturing partner for the product and delays were experienced during the commencement and initial start-up process of this relationship. Fourth quarter 1996 results also included a one time charge of $3.5 million resulting from the restructuring which was completed during the quarter.

     Net revenues for the entire 1996 fiscal year were approximately $90.3 million as compared to $308.1 million for the prior year. Net loss was approximately $975,000 as compared to $131.7 million for the prior fiscal year.


                                  RISK FACTORS

     INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

CONTINUING OPERATING LOSSES; GOING CONCERN CONSIDERATIONS


     The Company experienced operating losses in each of the fiscal quarters ended March 31, 1996 and December 31, 1995, for the nine months ended June 30, 1996 and in each of the fiscal years ended September 30, 1993, 1994 and 1995. In addition, based on preliminary operating results for the fiscal year ending September 30, 1996, the Company will also experience a substantial operating loss for the 1996 fiscal year. Furthermore, the Company's independent auditors have included in their report for the fiscal year ending September 30, 1995 a statement as to the substantial doubt about the Company's ability to continue as a going concern. In the future, the Company's ability to sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; the Company's ability to service its outstanding indebtedness to IBM Credit; the Company's ability to generate sufficient cash from operations or obtain additional funds to fund its operating expenses; the Company's ability to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the continued commercial acceptance of Apple computers and the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. For these and other reasons, there can be no assurance that the Company will be able to achieve or maintain profitability in the near term, if at all.

FLUCTUATIONS IN OPERATING RESULTS

     The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Since the end of the Company's 1995 fiscal year, shortages of available cash have restricted the Company's ability to purchase inventory and have delayed the Company's receipt of products from suppliers and increased shipping and other costs. Furthermore, because of its financial condition, the Company believes that many suppliers are hesitant to continue their relationship with or extend credit terms to the Company and potential new suppliers are reluctant to provide goods to the Company. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated uncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results. As a strategic response to a changing competitive environment, the Company has elected, and, in the future, may elect from time to time, to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be likely to be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FINANCING; LOAN RESTRICTIONS


     The Company intends to finance its working capital needs through cash generated by operations and borrowings under a restructured working line of credit with IBM Credit. Because the Company has experienced operating losses in each of its prior four fiscal years, the Company must significantly reduce operating expenses and/or significantly increase net sales in order to finance its working capital needs with cash generated by operations. Furthermore, pursuant to the restructured loan with IBM Credit, the Company is required to deposit its revenues in accounts subject to control by IBM Credit. At any time, regardless of whether the Company is in default of its obligations to IBM Credit, IBM Credit is permitted to apply these amounts towards the repayment of any of the Company's obligations to IBM Credit. This loan is also subject to mandatory prepayment as follows: (i) upon the disposition of any assets of the Company outside of the ordinary course of business, all net proceeds to the Company must be applied towards the Company's obligations under the loan; (ii) upon the closing of any financing, 10% of the proceeds must be applied towards the Company's obligations under the loan; (iii) upon the thirtieth day following the end of each fiscal quarter, an amount of no less than 50% of operating cash flow for such prior fiscal quarter must be applied towards the Company's obligations under the loan; and (iv) upon the receipt of any other amounts other than sales of inventory or used or obsolete equipment in the ordinary course of business, and not otherwise described in the preceding clause (i) - (iii), all of such amounts must be applied towards the Company's obligations under the loan. If the Company's obligations under the term loan, as well as finance charges and amounts outstanding in excess of the "borrowing base" (described below) under the working line of credit described below, are repaid, IBM Credit can require such proceeds to be applied towards a redemption of the Series A Convertible Preferred Stock. IBM Credit's control over the Company's financial resources as well as these prepayment provisions will place a further strain on the ability of the Company to fund its working capital needs internally. Accordingly, there can be no assurance that the Company will be able to successfully fund its working capital needs internally.



     The restructured loan also provides for a working line of credit of up to $5.0 million. However, the Company will only be able to borrow amounts up to the "borrowing base" which is defined as the sum of (i) the lesser of 10% of the gross value of eligible inventory or $500,000; plus (ii) 80% of the value of eligible domestic accounts receivable; plus (iii) the lesser of 50% of the gross value of certain Japanese and European accounts receivable or $500,000. Upon the closing of the restructured loan, approximately $1.5 million, or an amount equal to the current borrowing base was deemed to be outstanding under this line of credit. Therefore, in order to draw on this working line of credit, the Company will need to increase the amount of the borrowing base by increasing the amount of certain of its accounts receivable or repay amounts outstanding under this line of credit. Because most of the Company's cash flow must be applied towards prepayment of the term loan and, towards the redemption of the Series A Convertible Preferred Stock, prior to reducing any amounts outstanding under the working line of credit, there can be no assurance that the Company will be able to significantly reduce this working line of credit. Accordingly, there can be no assurance that this working line of credit will provide a significant source of working capital.

     The Company's ability to sell assets in order to satisfy its working capital needs will also be restricted by the terms of the Series A Convertible Preferred Stock and the terms of the restructured loan. The Series A Convertible Preferred Stock will be redeemable at the option of IBM Credit upon certain dispositions and, as described above, the Company is required to apply the proceeds of any disposition towards repayment of the term loan component of the restructured loan.



     The restructured loan also imposes certain operating and financial restrictions on the Company and requires the Company to maintain certain financial covenants such as minimum cash flow levels, restricts the ability of the Company to incur additional indebtedness, pay dividends, create liens, sell assets or engage in mergers or acquisitions, or make certain capital expenditures. The failure to comply with these covenants would constitute a default under the loan, which is secured by substantially all of the Company's assets. In the event of such a default, IBM Credit could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest, which could result in the Company becoming a debtor in a bankruptcy proceeding and to apply all amounts on deposit in the Company's bank accounts. The loan restrictions could limit the ability of the Company to effect future financings or otherwise restrict corporate activities. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company.



     The restructured loan may also limit the Company's ability to respond to changing business and economic conditions, insofar as such conditions may affect the financial condition and financing requirements of the Company. If the Company is unable to generate sufficient cash flows from operations in the future, it may be required to refinance all or a portion of its existing indebtedness to IBM Credit (which indebtedness can be repaid without prepayment penalties) or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VOLATILITY OF STOCK PRICE


     Immediately prior to the consummation of the Plan, the Company had outstanding approximately 18,147,099 shares of Common Stock, most of which were freely tradeable. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the number of freely tradeable shares will increase by almost 200% and, upon the conversion of the Series A Convertible Preferred Stock, up to an additional 17,921,393 shares may be eligible for public resale, an increase of almost 300% from the number of outstanding shares of Common Stock prior to the consummation of the Plan. Furthermore, none of the creditors who received shares of Common Stock pursuant to the Plan have entered into any agreements restricting their ability to resell the shares of Common Stock which they received. As a result of this substantially larger public float, it is likely that a substantial number of creditors may seek to resell their shares at times when there is an insufficient demand for shares of Common Stock. In such an event, the trading price of the Common Stock will be materially and adversely affected.


     The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general and of Apple Computer in particular, and changes in the Company's results of operations and financial condition. Stock markets, and stocks of technology companies in particular, have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future.

     Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Litigation Settlement."

DEPENDENCE ON AND COMPETITION WITH APPLE

     Historically, substantially all of the Company's products have been designed for and sold to users of Apple personal computers, and it is expected that sales of products for such computers will continue to represent substantially all of the sales of the Company for the foreseeable future. The Company's operating results would be adversely affected if Apple should lose market share, if Macintosh sales were to decline or if other developments were to adversely affect Apple's business. Furthermore, any difficulty that may be experienced by Apple in the development, manufacturing, marketing or sale of its computers, or other disruptions to, or uncertainty in the market regarding, Apple's business, resulting from these or other factors could result in reduced demand for Apple computers, which in turn could materially and adversely affect sales of the Company's products. Recently, Apple has announced large losses, management changes, headcount reductions, and other significant events which have led or could lead to uncertainty in the market regarding Apple's business and products. In addition, news reports indicating that Apple may be or may have been the target of merger, acquisition, or takeover negotiations, have led or could lead to uncertainty in the market regarding Apple's business and products.

     As software applications for the color publishing and multimedia markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, recently introduced versions of the Windows operating environment support high performance graphics and video applications similar to those offered on the Macintosh. There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.

     A number of the Company's products compete with products marketed by Apple. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products. The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. For example, the Company believes that the on-board performance capabilities included in Macintosh Power PC products have reduced and continue to reduce overall sales for the Company's graphics cards. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete. However, in light of the Company's current financial condition there can be no assurance that the Company will continue to develop new products on a timely basis or that any such products will be successful. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.

     New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. For example, the Company believes that Apple's transition during 1994 to Power PC products caused delays and uncertainties in the marketplace and had the effect of reducing demand for the Company's products. In addition, sales of the Company's products have been adversely affected by Apple's revamping of its entire product line from Nubus-based to PCI Bus-based computers. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products. In addition, it is possible that the introduction of new Apple products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.

COMPETITION

     The markets for the Company's products are highly competitive, and the Company expects competition to intensify. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the amount of financial resources available to the Company, whether the Company can reach an accommodation with its creditors, success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would
adversely affect the Company's results of operations.   See "Business --
Competition."

DEPENDENCE ON LIMITED NUMBER OF MANUFACTURERS AND SUPPLIERS

     The Company outsources the manufacturing and assembly of its products to third party manufacturers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single manufacturer. The failure of a manufacturer to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past, the Company has at times experienced substantial delays in its ability to fill customer orders for displays and other products, due to the inability of certain manufacturers to meet their volume and schedule requirements and, more recently, due to the Company's shortages in available cash. Such shortages have caused some manufacturers to put the Company on a cash or prepay basis and/or to require the Company to provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that manufacturers will discontinue their relationship with the Company. In the past, the Company has been vulnerable to delays in shipments from manufacturers because the Company has sought to manage its use of working capital by, among other things, limiting the backlog of inventory it purchases. More recently, this vulnerability has been exacerbated by the Company's shortages in cash reserves. Delays in shipments from manufacturers can cause fluctuations in the Company's short term results and contribute to order cancellations. The Company currently has arranged payment terms for certain of its major manufacturers such that certain of the Company's major customers pay these manufacturers directly for products ordered and shipped. In the event these customers do not pay these manufacturers, there can be no assurance that such manufacturers will not cease supplying the Company. In addition, as a condition to continuing its manufacturing arrangement with the Company, the Company granted Mitsubishi Electronics, the manufacturer of the Company's PressView products, a security interest in all of the Company's technology and intellectual property rights related to and incorporated into the Company's PressView products. There can be no assurance that other manufacturers will not require special terms in order to continue their relationship with the Company.

     The Company is also dependent on sole or limited source suppliers for certain key components used in its products, including certain digital to analog converters, digital video chips, color-calibrated monitors and other products. Certain other semiconductor components and molded plastic parts are also purchased from sole or limited source suppliers. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. Therefore, these suppliers are not obligated to supply products to the Company for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. Although the Company expects that these suppliers will continue to meet its requirements for the components, there can be no assurance that they will do so. The Company's reliance on a limited number of suppliers involves a number of risks, including the absence of adequate capacity, the unavailability or interruption in the supply of key components and reduced control over delivery schedules and costs. The Company expects to continue to rely on a limited number of suppliers for the foreseeable future. If these suppliers became unwilling or unable to continue to provide these components the Company would have to develop alternative sources for these components which could result in delays or reductions in product shipments which could have a material adverse effect on the Company's business, operating
results and financial condition.   Certain suppliers, due to the Company's
shortages in available cash, have put the Company on a cash or prepay basis and/or required the Company to provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company.

     The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers. Additional time may be needed to identify and qualify suppliers of the new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations. The Company's products also incorporate components, such as VRAMs, DRAMs and ASICs that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Since a substantial portion of the total material cost of the Company's products is represented by these components, significant fluctuations in their price and availability could affect its results of operations.

TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS

     The personal computer industry in general, and color publishing and video applications within the industry, are characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. Technological innovation is particularly important for the Company, since its business is based on its ability to provide functionality and features not included in Apple's products. As Apple introduces new products with increased functionality and features, the Company's business will be adversely affected unless it develops new products that provide advantages over Apple's latest offerings. As a result of the Company's financial condition, it has had to significantly reduce its research and development expenditures. For the 1996 fiscal year the Company spent approximately $7.5 million on research and development as compared with approximately $19.3 million for the same period in the prior fiscal year. Furthermore, as described in "--Need for Additional Financing; Loan Restrictions," the terms of the restructured loan with IBM Credit will restrict the Company's ability to fund its working capital needs and, as a result, the ability of the Company to increase research and development expenditures. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts which would have a material adverse effect on the business, operating results and financial condition of the Company.


     The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to an increase in the purchase and use of video editing products. As a result, the Company has devoted significant resources to this product line. There can be no assurance that this evolution will occur in the video editing industry as expected by the Company, or that even if it does occur that it will not occur at a slower pace than anticipated. There can also be no assurance that any video editing products developed by the Company will achieve consumer acceptance or broad commercial success. For example, the Company initially began its MacOS compatible systems business in the third quarter of fiscal 1995 and devoted substantial financial resources, including raising approximately $21.4 million in a private placement of its Common Stock and borrowing an additional $20.0 million from IBM Credit, and incurring significant research and development and sales and marketing expenses. This business was never profitable and the Company sold this line of business in February 1996. In the event that the increased use of such video editing products does not occur or in the event that the Company is unable to successfully develop and market such products, the Company's business, operating results and financial condition would be materially adversely affected.

     The introduction of new products is inherently subject to risks of delay. Should the Company fail to introduce new products on a timely basis, the operating results of the Company could be adversely affected. The introduction of new products and the phasing out of older products will require the Company to carefully manage its inventory to avoid inventory obsolescence and may require increase in inventory reserves. The long lead times -- as much as three to five months -- associated with the procurement of certain components (principally displays and ASICs) exposes the Company to greater risk in forecasting the demand for new products. There can be no assurance that the Company's forecasts regarding new product demand and its estimates of appropriate inventory levels will be accurate. Moreover, no assurance can be given that the Company will be able to cause all of its new products to be manufactured at acceptable manufacturing yields, that the Company will obtain market acceptance for these products or that potential manufacturers will not be hesitant to manufacture such new products as a result of the Company's financial condition.

DEPENDENCE ON INDIRECT DISTRIBUTION CHANNELS

     The Company's primary means of distribution is through a limited number of third-party distributors and master resellers that are not under the direct control of the Company. Furthermore, the Company relies on one exclusive distributor for its sales in each of Japan and Europe. The Company does not maintain a direct sales force. As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that is ordered by these distributors and resellers. Such orders are in turn dependent upon the continued viability and financial condition of these distributors and resellers as well as on their ability to resell such products and maintain appropriate inventory levels. Furthermore, many of these distributors and resellers generally carry the product lines of a number of companies, are not subject to minimum order requirements and can discontinue
marketing the Company's products at any time.   Accordingly, the Company must
compete for the focus and sales efforts of these third parties. Because certain of the Company's major suppliers have arrangements with the Company pursuant to which certain of the Company's major customers are responsible for payment of goods sent to the Company, the Company is dependent on certain resellers to make payments to its suppliers. In addition, due in part to the historical volatility of the personal computer industry, certain of the Company's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its indirect distribution channels, including its reseller channels. If its resellers or other distributors were to experience financial difficulties, the Company's results of operations could be adversely affected.

INTERNATIONAL SALES

     Prior to the second fiscal quarter of 1996, the Company's international sales were primarily made through distributors and the Company's subsidiary in Japan. Effective April 1, and July 1, 1996 the Company appointed an exclusive distributor for Japan and Europe, respectively. The Company expects that international sales, particularly sales to Japan, will represent a significant portion of its net sales and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. In addition, demand for the Company's products in Japan could be affected by the transition of its Japanese sales and marketing efforts from Radius' subsidiary to a distributor. Furthermore, a reduction in sales efforts or financial viability of this distributor could adversely affect the Company's net sales and its ability to provide service and support to Japanese customers. Additionally, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business, operating results and financial condition could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL


     The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. The Company does not carry any key person life insurance with respect to any of its personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees.
Many members of the Company's management have departed within the past year, including its Chief Financial Officer and three other Vice Presidents, and the Company has also had substantial layoffs and other employee departures. In addition, the Company's current Vice President of Finance and Corporate Controller has announced her intention to resign in the near future. Because of the Company's financial difficulties, it has become increasingly difficult for it to hire new employees and retain key management and current employees.
 Moreover, because voting control of the Company rests in the hands of the Company's creditors as a group, such creditors could, if acting together, effectuate changes in Board composition or management.


DEPENDENCE ON PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

     The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms. See "Business -- Patents and Licenses."

CONTROL BY CREDITORS


    Upon consummation of the Plan, the Company's unsecured creditors and IBM Credit owned in the aggregate approximately 69.7% of the voting power of the Company (assuming exercise of all available options, such creditors would own approximately 67% of the voting power of the Company). IBM Credit owns approximately 9.2% of the Company's voting power and the Committee Members own approximately 38.6% of the voting power of the Company. The Company's four largest unsecured creditors, SCI Technology, Inc., Mitsubishi Electronics America, Inc., Hamilton Hallmark/Avnet Co. and Manufacturers Services Limited, Inc. own approximately 16.2%, 6.7%, 5.3% and 2.9%, respectively, of the voting power of the Company. All of the Company's creditors acting together would have voting control of the management and direction of the Company and could also impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. The Committee Members have acted cooperatively with respect to the negotiation of the Plan, and the Company expects such creditors to continue to act cooperatively with respect to their ownership of the Company's securities.

    Subsequent to September 13, 1996, two Committee Members, Carl Carlson of Mitsubishi Electronics America, Inc. and Michael Ledbetter of SCI Systems, Inc. have joined the Board of Directors. These two directors constitute half of the current Board members.




    The Company also intends to continue to do business with many of its unsecured creditors, including Mitsubishi Electronics America, Inc. and SCI Technology, Inc., each of whom beneficially own more than 5% of the Company's Common Stock. As a result, such creditors may be able to influence the terms of any business relationship between the Company and such creditor. See "Certain Transactions."



LACK OF PUBLIC MARKET FOR SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS



     There has been no public market for the Series A Convertible Preferred Stock or the Warrants and the Company does not intend to list such securities on any national securities exchange, the Nasdaq National Market System or the Nasdaq SmallCap Market. Accordingly, it is unlikely that an active public market for such securities will ever develop. Trading, if any, of such securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, purchasers may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, these securities. Consequently, this lack of a public market may affect the ability of purchasers in this offering to sell such securities in the secondary market.



SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Company's Common Stock. As of the date of this Prospectus (the "Effective Date"), there will be approximately 54,451,586 shares of Common Stock outstanding, substantially all of which will be available for sale without restriction under the Securities Act of 1933, as amended (the "Act") (as compared with approximately 18,147,099 shares of Common Stock outstanding as of August 31,
1996) except for those shares which are held by affiliates of the Company. If the Series A Convertible Preferred Stock is converted and if the Warrants are exercised, up to an additional 17,921,393 shares (including 11,046,060 shares issuable pursuant to the Rights) will be available for sale in the public market. The tradability of such shares of Common Stock could materially and adversely affect the market price of the Common Stock. See "-- Volatility of Stock Price."


     In addition, the Company is required to pay (on a quarterly basis) an annual dividend of $300,000 (or $0.40 per share) on the Series A Convertible Preferred Stock. This dividend may be paid in cash or Common Stock of the Company. Depending upon its financial position on any dividend payment date, such dividends may be paid in the form of shares of Common Stock instead of cash. In the event such dividend is fully paid in shares of Common Stock, a number of shares having a market value of up to $75,000, the amount of such quarterly dividend, will be issued each quarter. The Company is offering Common Stock having a market value of $600,000 (representing the first eight quarterly dividend payments) in the event that such dividend is paid in Common Stock and are included in the Registration Statement of which this Prospectus is a part and will be freely tradable. Subsequent dividends in the form of shares of Common Stock will be subject to the provisions of Rule 144, including the holding period requirements.


     As of October 31, 1996 there were 1,195,124 shares reserved for issuance upon exercise of options outstanding under the Company's stock option plans (collectively, the "Plans"). As of such date there were an additional 1,692,782 shares of

Common Stock available for issuance under options to be granted under the Plans and 125,321 shares reserved for issuances for purchases under the Company's Employee Stock Purchase Plan. All of the shares of Common Stock to be issued upon exercise of options granted or to be granted or upon stock purchases will be available for sale in the public market, subject to the Rule 144 volume limitations applicable to affiliates. The Company intends to adopt a new stock option plan covering 2,865,658 shares of its Common Stock (which plan will be amended to cover an aggregate of 4,706,668 shares of Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock). The Company intends to file a registration statement on Form S-8 to register the additional shares of Common Stock to be covered by this new plan. Accordingly, shares subject to options granted under such plan will be available for sale in the public market after the effective date of such registration statement.


     In the event that the Series A Convertible Preferred Stock is not converted or the Warrants are not exercised during the term of this offering, the holders of such securities have demand registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock or upon exercise of the Warrants which were not converted or exercised during such period. IBM Credit also has demand registration rights with respect to any shares of Common Stock which are paid in lieu of cash dividends on the Series A Convertible Preferred Stock after such two-year period. These demand registration rights will permit such holders to cause the Company, on up to two occasions, to register such unsold shares of underlying Common Stock commencing two years after the effectiveness of the Registration Statement of which this Prospectus forms a part. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company. These registration rights will expire once all the securities covered thereby may be sold pursuant to Rule 144 in a three month period without registration. Such expiration date will be no earlier than September 1998. See "Description of Capital Stock -- Registration Rights."

POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SMALLCAP MARKET


     The Company's Common Stock is listed on the Nasdaq SmallCap Market pursuant to an agreement with the NASD which requires that the Company comply with the continued listing requirements for the Nasdaq SmallCap Market. Failure to meet the continued listing requirements in the future would subject the Common Stock to delisting. As described under "Recent Developments -- Nasdaq National Market Delisting," the Common Stock could be delisted from the Nasdaq SmallCap Market if the Company fails to maintain capital and surplus of $1.0 million. Because of the substantial losses experienced by the Company for the 1996 fiscal year, any significant loss experienced in a subsequent quarter could cause the Company to have insufficient capital and surplus for continued listing on the Nasdaq SmallCap Market. The Company's Common Stock is also subject to delisting in the event that the price of the Common Stock drops below $1.00 per share for 10 consecutive trading days (the last reported sales price for the Common Stock on the Nasdaq SmallCap Market on November 7, 1996 was $1 7/16 per share). Because of the substantial increase in the number of tradable shares of Common Stock, there could be downward pressure on the trading price of the Common Stock, which could cause the Company to fail to meet the minimum bid price requirement for the Nasdaq SmallCap Market. If the Company's Common Stock is delisted, there can be no assurance that the Company will meet the requirements for initial inclusion in the future, particularly the $3.00 minimum per share bid requirement. Trading, if any, in the listed securities after delisting would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities. See "--Volatility of Stock Price" and "Recent Developments -- Nasdaq National Market Delisting."


                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the shares of Common Stock offered by it hereby. The Company may issue such shares of Common Stock in lieu of its obligation to pay cash dividends of $600,000 for the next two years on the Series A Convertible Preferred Stock.

     The Company will not receive any proceeds from the sale of securities by the Selling Securityholders. The Company will bear estimated expenses of approximately $250,000.

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted on the Nasdaq National Market from August 21, 1991 until July 1, 1996. The Company's Common stock is now quoted on the Nasdaq SmallCap Market under the symbol "RDUS." The high and low sales prices for the Common Stock are indicated below.


Year Ended September 30, 1995                     Low                  High
-----------------------------                     ----                 -----
First Quarter                                    7 5/8                 10 1/4
Second Quarter                                       9                 14 1/2
Third Quarter                                    9 1/2                 13 3/4
Fourth Quarter                                 6 15/16                 12 1/2

Year Ending September 30, 1996
--------------------------------
First Quarter                                  1 15/16                 7 1/8
Second Quarter                                   15/16                 2 1/2
Third Quarter                                   2 3/16                 4 5/8
Fourth Quarter                                   1 1/4                 2 13/16

Year Ending September 30, 1997
------------------------------
First Quarter (through November 7, 1996)        1 3/16                 1 7/8

     As of November 7, 1996, the last sales price as reported on the Nasdaq SmallCap Market for the Common Stock was $1 7/16.

     On October 31, 1996, there were approximately 3,652 holders of record of the Company's Common Stock.


                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. As explained under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" contained elsewhere in this Prospectus, funds will be required to support future losses and working capital needs for these reasons. The terms of the Company's restructured loan agreement with IBM Credit prohibits the payment of any cash dividends so long as the loans are outstanding. In addition, the 10% annual cumulative dividend on the Series A Convertible Preferred Stock must be paid before any dividends may be paid on the Common Stock. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any.

                                 CAPITALIZATION


The following table is intended to provide certain information to illustrate the effects of the consummation of the Plan on the Company's capitalization. The table sets forth (i) the historical capitalization of the Company as of June 30, 1996, and (ii) such capitalization, as adjusted to reflect (i) the settlement of approximately $46.8 million (not including the $1.0 million reserve allocated to the Radius Creditors Trust) of accounts payable, accrued liabilities and customer credit balances in exchange for $470,000 in cash (together with the $1.4 million gain from such discounted cash payment) and 36,294,198 shares of Common Stock; (ii) the additional advance of $470,000 from IBM Credit; (iii) the restructuring of the IBM Credit loan and the issuance of 750,000 shares of Series A Convertible Preferred Stock to IBM Credit; the reversal of the restructuring accrual of $2.4 million related to the settlement of the related cancellation fees accrued; and (iv) the issuance of Common Stock having a market value of $600,000 in lieu of cash dividend payments for the first eight quarterly dividend payments on the Series A Convertible Preferred Stock (based upon an assumed market price of $1 11/32 per share, the last sales price on the Nasdaq SmallCap Market on September 16, 1996). The as adjusted amounts assume that the carrying value of the claims settled equals the value of the equity securities issued. The difference, to be determined, between the two values will not affect the combined total of Common Stock and accumulated deficit.


                                                                                                    AS
                                                                            HISTORICAL           ADJUSTED (1)
                                                                            ----------           ------------
Capitalization:
Current Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .          91,444             25,594
Obligations under capital leases - noncurrent portion. . . . . . . . .             321                321
Long-term liabilities. . . . . . . . . . . . . . . . . . . . . . . . .              --             18,420
                                                                            -----------          ----------
Preferred Stock, no par value; 2,000,000 shares authorized,
     no shares issued and outstanding, historical; 2,000,000
     shares authorized, 750,000 shares of Series A Convertible
     Preferred Stock issued and outstanding, as adjusted . . . . . . .              --              3,000

Common Stock, no par value; 50,000,000 shares authorized,
     18,147,099 shares issued and outstanding, historical;
     100,000,000 shares authorized, 54,887,726 shares
     outstanding, as adjusted. . . . . . . . . . . . . . . . . . . . .         126,243            171,743
Accumulated translation adjustment   . . . . . . . . . . . . . . . . .              14                 14
Accumulated deficit  . . . . . . . . . . . . . . . . . . . . . . . . .       (174,144)          (170,914)
                                                                            -----------         -----------
          Total capitalization . . . . . . . . . . . . . . . . . . . .       $  43,878            $48,178
                                                                            -----------         ----------
                                                                            -----------         ----------

-----------------------
(1) Excludes shares issuable upon exercise of any Warrants, conversion of Series A Convertible Preferred Stock or pursuant to Rights. Also assumes no exercise of stock options granted or to be granted under the Company's stock option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere herein. The consolidated statements of operations data set forth below with respect to the years ended September 30, 1995, 1994 and 1993 and the consolidated balance sheet data at September 30, 1995 and 1994 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere herein and should be read in conjunction with those financial statements and the notes thereto. The consolidated statements of operations data for the years ended September 30, 1992 and 1991 and the consolidated balance sheet data as of September 30, 1993, 1992 and 1991 are derived from audited consolidated financial statements not included herein. The selected consolidated financial data set forth below as of and for the nine-month periods ended June 30, 1996 and 1995 are derived from the unaudited consolidated financial statements of the Company and, in the Company's opinion, include all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position and results of operations for those periods. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending September 30, 1996.


                                                                   FISCAL YEAR ENDED SEPTEMBER 30, (1)
                                               ---------------------------------------------------------------------
                                                 1995         1994 (2)        1993 (2)       1992 (2)      1991 (2)
                                                -----         --------        --------       -------       --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
     OPERATIONS DATA:
Net sales                                      $308,133       $324,805       $337,373       $284,598       $199,033
Cost of sales                                   302,937        276,948        254,321        181,198        130,918
                                               --------       --------       --------       --------       --------
     Gross profit                                 5,196         47,857         83,052        103,400         68,115
                                               --------       --------       --------       --------       --------
Operating expenses:
     Research and development                    19,310         33,956         33,503         21,093         14,576
     Selling, general and administrative         90,068         94,731         84,132         61,824         44,054
                                               --------       --------       --------       --------       --------
       Total operating expenses                 109,378        128,687        117,635         82,917         58,630
                                               --------       --------       --------       --------       --------
Income (loss) from operations                  (104,182)       (80,830)       (34,583)        20,483          9,485
Other income (expense), net                      (6,068)        (1,245)            70            878            731
Litigation settlement                           (12,422)            --             --             --             --
                                               --------       --------       --------       --------       --------

Income (loss) before income taxes and
     cumulative effect of a change in
     accounting principle                      (122,672)       (82,075)       (34,513)        21,361         10,216
Provision (benefit) for income taxes              9,070         (4,600)       (13,774)         8,329          4,012
                                               --------       --------       --------       --------       --------
Income (loss) before cumulative effect of
     a change in accounting principle          (131,742)       (77,475)       (20,739)        13,032          6,204
Cumulative effect of a change in method of
     accounting for income taxes                     --             --            600             --             --
                                               --------       --------       --------       --------       --------
Net income (loss)                             $(131,742)      $(77,475)      $(20,139)       $13,032         $6,204
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------

Net income (loss) per share:
Income (loss) before cumulative effect of
     a change in accounting principle         $   (8.75)      $  (5.70)      $  (1.61)       $  1.04         $ 0.54
Cumulative effect of a change in method
     accounting for income taxes                     --             --           0.05             --             --
                                               --------       --------       --------       --------       --------
Net income (loss) per share                   $   (8.75)      $  (5.70)      $  (1.56)       $  1.04        $ 0.54
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------

Common and common equivalent shares
     used in computing net income (loss)
     per share                                   15,049         13,598         12,905         12,485         11,473
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------




                                                NINE MONTHS ENDED
                                                     JUNE 30,
                                               -------------------------
                                                 1996           1995
                                                 ----           ----

CONSOLIDATED STATEMENTS OF
     OPERATIONS DATA:
Net sales                                       $83,261       $251,007
Cost of sales                                    67,175        184,882
                                               --------       --------
     Gross profit                                16,086         66,125
                                               --------       --------
Operating expenses:
     Research and development                     6,241         13,780
     Selling, general and administrative         21,430         48,725
                                               --------       --------
     Total operating expenses                    27,671         62,505
                                               --------       --------
Income (loss) from operations                   (11,585)         3,620
Other income (expense), net                      21,090         (4,605)
Litigation settlement                                --        (12,422)
                                               --------       --------

Income (loss) before income taxes and
     cumulative effect of a change in
     accounting principle                         9,505        (13,407)
Provision (benefit) for income taxes                656            450
                                               --------       --------
Income (loss) before cumulative effect of
     a change in accounting principle             8,849        (13,857)
Cumulative effect of a change in method of
     accounting for income taxes                     --             --
                                               --------       --------
Net income (loss)                                $8,849       $(13,857)
                                               --------       --------
                                               --------       --------
Net income (loss) per share:
Income (loss) before cumulative effect of
     a change in accounting principle            $ 0.49         $(0.96)
Cumulative effect of a change in method
     accounting for income taxes                     --             --
                                               --------       --------
Net income (loss) per share                      $ 0.49        $ (0.96)
                                               --------       --------
                                               --------       --------
Common and common equivalent shares
     used in computing net income (loss)
     per share                                   17,950         14,386
                                                 ------        -------
                                                 ------        -------



                                                                             SEPTEMBER 30, (1)
                                               --------------------------------------------------------------------
                                                 1995         1994 (2)       1993 (2)         1992 (2)     1991 (2)    JUNE 30, 1996
                                                 ----         -------        --------         -------      --------    -------------
                                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital (Working capital deficiency)   ($59,334)       $29,856       $ 86,711       $ 84,303       $ 60,748       $(49,183)
Total assets                                     87,878        126,859        172,275        150,658        106,306         43,878
Long-term debt---concurrent portion               1,331          2,857          3,975          1,935          2,707            321
Shareholders' equity (Net capital deficiency)   (57,117)        35,691         98,155         96,631         70,400        (47,887)

(1) The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods are reported as ending on a calendar month end.

(2) These periods have been restated to reflect the Merger of Radius and SuperMac which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses and until recently, had a deficiency in assets and working capital. In addition, the Company has recently restructured its loan agreement with IBM Credit. The Company has granted a security interest in most of its assets to IBM Credit. Since the end of its last fiscal year, the Company's relatively limited cash resources have restricted the Company's ability to purchase inventory, which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources. These conditions raise concerns about the Company's ability to continue operations as a going concern. In addition to the Plan described below, management has implemented a number of actions to address these conditions including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server, monochrome display businesses and its MacOS compatible systems products and other product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities and other divestitures.

     In September 1996, the Company, IBM Credit and its unsecured creditors consummated a debt-for-equity exchange (the "Plan"). Unsecured creditors forgave approximately $45.9 million of claims (including a $1.0 million reserve for unknown or unresolved claims) in consideration of the issuance of 36,294,198 shares of Common Stock and Rights to receive 11,046,060 additional shares of Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock (such numbers include 791,280 and 240,824 shares of Common Stock and Rights, respectively, issued to the Radius Creditors Trust for the purpose of satisfying a portion of any unknown or unresolved claims). Certain unsecured creditors, most of which had claims of less than $50,000 (representing an aggregate of approximately $1.9 million in claims), were paid cash at an average discount of approximately 75% of the amount of the claim in satisfaction of their claims. The Company's secured creditor, IBM Credit, received 750,000 shares of Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in satisfaction of $3.0 million of indebtedness and restructuring the terms of the Company's remaining approximately $23.4 million indebtedness to IBM Credit.


     As of October 3, 1996, the Company granted 200,000 Warrants to purchase shares of Common Stock to Mitsubishi Electronics America, Inc. in consideration of the extension of open credit terms to the Company.

     After the consummation of the Plan, to the Company's knowledge, there remained unsatisfied claims against the Company, which the Company has not disputed, of approximately $200,000. The Company has issued an aggregate of 791,280 shares of Common Stock and an additional 240,504 Rights to the Radius Creditors Trust, for the purpose of satisfying a portion of any such remaining or previously unknown claims. As of November 7, 1996 the Company believes that approximately 444,253 shares of Common Stock and 135,207 Rights remained in the Radius Creditors Trust. There can be no assurance that this amount will be sufficient to satisfy any such claims. If the Company cannot settle or repay these remaining claims or any previously unknown claims, there can be no assurance that such claimants will not institute enforcement proceedings in order to collect their claims. Any such proceedings could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, of the approximately 300 persons the Company believed to be Convenience Class Creditors, approximately 50 persons claimed that no balance was owed to such creditors. There can be no assurance that such creditors will not, in the future, assert claims against the Company. See "Recent Developments -- Debt for Equity Exchange."


     The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to operational profitability, or generate additional cash from other sources. There can be no assurance that the Company will be able to do so. See "Risk Factors -- Continuing Operating Losses; Going Concern Considerations."


    Based on preliminary sales, sales orders, operating and other financial data through September 30, 1996, the Company believes that net revenues for the three months ended September 30, 1996 were approximately $7.0 million, as compared to $57.1 million for the same period in fiscal 1995. Net loss for the three months ended September 30, 1996 was approximately $9.8 million as compared to $117.9 million for the same period in fiscal 1995. Fourth quarter results were negatively affected by significant product shortages during the quarter. Radius PressView and Precision View displays were not shipped by Radius' vendor until the last two weeks of the quarter because of the length of time required to negotiate a new manufacturing arrangement. As there was a substantial backlog for these products at the beginning of the quarter, the delay in shipments resulted in a lack of supply for customers and resellers. Similarly, the Company's Video Vision PCI was in short supply during the quarter. This product was being manufactured by a new turnkey manufacturing partner for the product and delays were experienced during the commencement and initial start-up process of this relationship. Fourth quarter 1996 results also included a one time charge of $3.5 million resulting from the restructuring which was completed during the quarter.

     Net revenues for the entire 1996 fiscal year were approximately $90.3 million as compared to $308.1 million for the prior year. Net loss was approximately $975,000 as compared to $131.7 million for the prior fiscal year.

     The Company experienced net operating losses in the fiscal quarters ended March 31, 1996 and December 31, 1995, and in each of the fiscal years ended September 30, 1996, 1995, 1994 and 1993. The Company's ability to continue operations will depend, initially, upon the Company's ability to repay creditors with whom accommodations cannot be reached (assuming such remaining creditors do not institute enforcement proceedings against the Company). In the future, the Company's ability to sustain profitable operations will depend upon a number of other factors, including the Company's ability to control costs; the Company's ability to service and repay its restructured indebtedness to IBM Credit; the Company's ability to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the continual commercial acceptance of Apple computers and the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. For these and other reasons, there can be no assurance that the Company will be able to achieve or maintain profitability in the near term, if at all. See "Risk Factors -- Continuing Operating Losses; Going Concern Considerations," and "-- Need for Additional Financing; Loan Restrictions."


     The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Since the end of its 1995 fiscal year, shortages of available cash have delayed the Company's receipt of products from suppliers and increased shipping and other costs. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated uncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results. See "Risk Factors -- Fluctuations in Operating Results."

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain operational data as a percentage of net sales (may not add due to rounding).


                                                                                                           NINE MONTHS ENDED
                                                                 YEAR ENDED SEPTEMBER 30,                        JUNE 30,
                                                          ---------------------------------            -----------------------
                                                            1995      1994      1993                      1996           1995
                                                            ----      ----      -----                    ----           -----
     Net sales                                              100.0 %   100.0 %   100.0 %                  100.0 %        100.0 %
     Cost of sales                                           98.3      85.3      75.4                     80.7           73.7
                                                             ----    ------    ------                   ------         ------
          Gross profit                                        1.7      14.7      24.6                     19.3           26.3
                                                                                                        ------         ------
     Operating expenses:
          Research and development                            6.3      10.5       9.9                      7.5            5.5
          Selling, general, and administrative               29.2      29.2      24.9                     25.7           19.4
                                                            -----      ----     -----                  -------         ------
               Total operating expenses                      35.5      39.6      34.9                     33.2           24.9
                                                            -----     -----     -----                   ------         ------
     Income (loss) from operations                          (33.8)    (24.9)    (10.3)                   (13.9)          1.4
     Other income (expense), net                             (2.0)     (0.4)                              25.3           (1.8)
     Litigation settlement                                   (4.0)     --        --                       --             (4.9)
                                                            -----   -------   -------                   ------           -----
     Income (loss) before income taxes                      (39.8)    (25.3)    (10.2)                    11.4           (5.3)
     Provision (benefit) for income taxes                     2.9      (1.4)     (4.1)                     0.8            0.2
                                                             ----    ------    -------                  ------           -----
     Income (loss) before cumulative effect of
          a change in accounting principle                  (42.8)    (23.9)     (6.1)                    10.6           (5.5)
     Cumulative effect of change in method of
          accounting for income taxes                        --        --         0.2                      --              --
                                                           ------   -------     -----                   ------          ------
     Net income (loss)                                      (42.8)%   (23.9)%    (6.0)%                   10.6 %         (5.5)%
                                                          --------  --------    -------                -------         ------
                                                          --------  --------    -------                -------         ------



NINE MONTHS ENDED JUNE 30, 1996 COMPARED TO NINE MONTHS ENDED JUNE 30, 1995

     NET SALES. Net sales for the first nine months of fiscal 1996 decreased 66.8% to $83.3 million from $251.0 million in the same period in fiscal 1995. This decline was primarily due to the Company's efforts to refocus its business which included exiting markets for high-volume low-margin displays, reduced sales of the Company's video and graphics products caused by Apple's shift from Nubus to PCI Bus computers, and business divestitures.

     As a result of the sale by the Company of its Color Server Group, the Company recorded no revenue from sales of color server products in the third and second quarter of its 1996 fiscal year and recorded approximately $7.0 million of net sales for the first quarter of its 1996 fiscal year. The Company anticipates significantly lower overall net sales in the immediate future as a result of the Company's decision to focus its efforts on providing solutions for high end digital video and graphics customers, discontinue selling mass market displays and other low value added products, and the divestiture of certain businesses such as its color server group and MacOS compatible systems. Revenues attributable to the Company's Color Server Group were $21.7 million for the nine months ended June 30, 1995. Had the net sales of the Color Server Group not been included in net sales for the nine months ended June 30, 1995 and 1996, net sales for such periods would have been $229.3 million and $76.3 million, respectively. See "-- Business Divestitures."

     One customer accounted for 39.0% of the Company's net sales for the nine months ended June 30, 1996. For the corresponding period of fiscal 1995, one customer accounted for 25.1% of the Company's net sales.

     The Company's export sales for the nine months ended June 30, 1996 was 52.8% of net sales. The Company anticipates a decline in the percentage of net sales attributable to the Asia-Pacific and European sales regions in connection with the appointments of a Japanese and a European distributor. Export sales are subject to the normal risks associated with doing business in foreign countries such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, export controls and other government regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. The Company hedges substantially all of its trade receivables denominated in foreign currency through the use of foreign currency forward exchange contracts based on third party commitments. Gains and losses associated with currency rate changes on forward contracts are recognized in the Company's consolidated statements of operations upon contract settlement and were not material in the first nine months of fiscal 1996 or 1995.

     GROSS PROFIT. The Company's gross profit margin was 19.3% for the nine month period ending June 30, 1996, as compared with 26.3% for the corresponding period in fiscal 1995. The decline in gross margin was primarily due to pricing pressure, greater competition in PCI Bus products than in Nubus products, and price declines on lower margin displays related to the Company's exit from that business.

     In addition, the Color Server Group had gross profit margin of 34.9% for the nine months ended June 30, 1995. Had the Color Server Group business been excluded from the calculation of gross profit margin for such period, the Company's gross profit margin would have been 22.6% for the nine months ended June 30, 1995.

     The Company anticipates continued price reductions and margin pressure within its industry. The Company is responding to these trends by focusing on higher margin products, taking further steps to reduce product costs and controlling expenses. There can be no assurance that the Company's gross margins will recover or remain at current levels.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased from $13.8 million or 5.5% of net sales for the first nine months of fiscal 1995 to $6.2 million or 7.5% of net sales for the corresponding period in fiscal 1996. The Company decreased its research and development expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. The increase in research and development expenses expressed as a percentage of net sales for the nine months ended June 30, 1996, was primarily attributed to the decrease in net sales and the Company's refocusing on higher-end products, rather than high-volume lower-margin products.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased from $48.7 million or 19.4% of net sales for the first nine months of fiscal 1995 to $21.4 million or 25.7% of net sales for the corresponding period in fiscal 1996. Expenses in the nine month period of fiscal 1995 included a reduction of approximately $2.1 million of merger-related restructuring reserves to reflect current requirements.

     During the second quarter of fiscal 1996, the building in which the Company leases its headquarters was sold. In connection with the sale, the Company terminated its existing lease and entered into a lease with the new owner of the building. In connection with the final terms of this new lease, expenses in the third quarter of fiscal 1996 included a reduction of approximately $913,000 of restructuring reserves to reflect current requirements. The Company anticipates that the change of rental terms will help reduce the Company's occupancy costs and long-term lease obligations.

     The Company decreased its selling, general and administrative expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. The increase in selling, general and administrative expenses expressed as a percentage of net sales was primarily attributed to the decrease in net sales and the Company's refocusing on higher-end products, rather than high-volume lower-margin products.

     OTHER INCOME (EXPENSE), NET. Other income was $21.1 million for the nine months ended June 30, 1996, as compared to other expense of $4.6 million for the corresponding period in fiscal 1995. The increase was due primarily to other income of approximately of $23.8 million resulting from the Company's divestitures of three business lines, including the Color Server Group, partially offset by approximately $3.1 million in interest expense on amounts outstanding under the Company's loan agreements.

     PROVISION FOR INCOME TAXES. The Company recorded a tax provision of $656,000 for the nine months ended June 30, 1996 as compared to a provision for taxes for the comparable period of fiscal 1995 of $450,000. The tax provision is primarily comprised of foreign taxes.

     FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

     As a result of the issuance of Common Stock and Series A Convertible Preferred Stock in exchange for certain liabilities of the Company, the Company has experienced a "change of ownership" as defined under Section 382 of the Internal Revenue Code. Accordingly, the net operating loss and tax credit carryforwards will be subject to a substantial annual limitation regarding their utilization against future tax liabilities. This limitation will result in the expiration of all of the tax credit carryforwards and a substantial portion of the net operating loss carryforwards.

     NET INCOME (LOSS). As a result of the above factors, the Company had net income of $8.8 million for the nine months ended June 30, 1996, as compared to a net loss of $13.9 million for the nine months ended June 30, 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

     NET SALES.  The Company's net sales decreased 5.1% to $308.1 million in
fiscal 1995 from $324.8 million in fiscal 1994.   Fiscal 1995 net sales were
reduced by approximately $11.4 million due to reserves taken by the Company in anticipation of future price reductions on a number of its graphics cards, MacOS compatible systems and other products that are designed for Apple's NuBus-based computers which have been largely replaced by Apple's recently introduced PCI Bus-based computers.

     During the 1995 fiscal year, net sales of graphics cards declined substantially due primarily to reduced demand resulting from Apple's incorporation of built-in graphics capabilities in its PowerPC based Macintosh systems. Net sales from displays, accelerator cards and printers also declined during the 1995 fiscal year. These declines were largely offset by sales of MacOS compatible systems which were first introduced in the 1995 fiscal year and by a substantial increase of approximately $13.5 million in net sales from the Company's color server products. In January 1996, the Company completed the sale of its color server business and in February, 1996, its MacOS business.

     While net sales from the Company's digital video products increased slightly during the fiscal year, the Company anticipates lower revenue from this product line until the introduction of new products now under development.
There can be no assurance that the Company will be able to successfully develop, introduce and market these new products or that these products will achieve commercial success.

     The Company anticipates significantly lower overall net sales in fiscal 1996 as a result of the Company's decision to focus its efforts on providing solutions for high end digital video and graphics customers, discontinue selling mass market displays and other low value added products, and the divestiture of certain businesses such as its color server group and MacOS compatible systems. Net sales attributable to the Company's Color Server Group and MacOS compatible systems were approximately $29.3 million and $21.8, respectively for fiscal 1995. Had the net sales of these businesses not been included in net sales for the 1995 fiscal year, the Company's net sales for such fiscal year would have been approximately $257 million.

     Export sales represented approximately 40.4%, 34.5%, and 32.0% of net sales for fiscal 1995, 1994 and 1993, respectively. See Note 7 of Notes to Consolidated Financial Statements. Export sales are subject to the normal risks associated with doing business in foreign countries such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, export controls and other government regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States.

     GROSS PROFIT. The Company's gross profit margin including restructuring and other charges declined to 1.7% in fiscal 1995, compared to 14.7%, in fiscal 1994. The Company's gross profit margin excluding the restructuring and other charges declined to 16.9% in fiscal 1995, compared to 27.3% in fiscal 1994. Excluding restructuring and other charges, the Company's gross profit margin declined primarily due to lower sales of higher margin graphics cards, costs incurred to process higher than expected product returns resulting from the consolidation of the Radius and SuperMac product lines and slower than expected sell through of its Radius Telecast digital video product, significant price erosion on NuBus based MacOS compatible systems combined with high production costs for these systems, the sale of end of life products, and increased pricing pressures. The Company anticipates continued competitive pricing actions resulting in declining prices in its industry.

     In addition, the Color Server Group and MacOS businesses had gross profit
(loss) of approximately $9.8 million and ($19.2 million), respectively for fiscal 1995. Had those businesses not been included in the calculation of the Company's gross profit for fiscal 1995, gross profit for such fiscal year would have been approximately $14.6 million, with a gross profit margin of approximately 5.7%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $19.3 million, or 6.3% of net sales, in fiscal 1995 from $34.0 million, or 10.5% of net sales, in fiscal 1994. The Company's research and development expenses in fiscal 1994 included restructuring and other charges of $4.3 million. No restructuring and other charges were included in research and development expenses in fiscal 1995. The remainder of the decrease in research and development expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation, and facilities.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses including restructuring and other charges decreased to $90.1 million, or 29.2% of net sales, in fiscal 1995 from $94.7 million, or 29.2% of net sales, in fiscal 1994. Selling, general and administrative expenses excluding restructuring and other charges decreased to $79.2 million, or 25.7% of net sales, in fiscal 1995 from $84.0 million, or 25.9% of net
sales, in fiscal 1994.   The decrease in selling, general and administrative
expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation and facilities.

     PROVISION FOR INCOME TAXES. The Company's annual combined federal and state effective income tax rates were approximately (7.4%) (expense) in fiscal 1995 and 6% (benefit) in fiscal 1994. In fiscal 1995, the rate differs from the combined statutory rate in effect during the period primarily as a result of the impact of not benefiting the 1995 operating losses and the reversal of existing deferred tax assets. The fiscal 1994 rate differs from the combined statutory rate in effect during the period primarily as a result of non-deductible merger related costs, the one time write-off of purchased research and development which is not tax deductible and the impact of not benefiting a significant portion of the 1994 operating loss.

     FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

     OTHER INCOME (EXPENSE). Other expense increased 387.4% to $6.1 million in fiscal 1995 from $1.2 million in fiscal 1994. This increase was due primarily to increased interest expense for outstanding borrowings and increased cash discounts offered to customers for early payment and flooring charges relating to the Company's accounts receivable.

     NET INCOME (LOSS). As a result of the above factors net loss increased 69.9% to $131.7 million in fiscal 1995 from $77.5 million in fiscal year 1994. The Color Server Group had net income of approximately $3.5 million for fiscal 1995, had this business not been included in the calculation of the Company's net loss for fiscal 1995, the Company would have had a net loss of approximately $135.2 million for such fiscal year.

FISCAL 1994 COMPARED TO FISCAL 1993

     NET SALES. The Company's net sales decreased 3.7% to $324.8 million in fiscal 1994 from $337.4 million in fiscal 1993. The Company believes that this decline in net sales was in part attributable to the customers postponing purchasing decisions during the fourth quarter as a result of uncertainty as to which of the Company's product lines would be supported and which would be discontinued following the Merger. Sales were flat for the nine months ended June 30, 1994 prior to the Merger. Net sales of video products and displays increased but this increase was offset by pricing pressure on graphics cards. Demand was lower than anticipated for graphics cards due to the introduction of the Power Macintosh by Apple and the resulting customer uncertainty surrounding the need for graphics acceleration given the built-in video capabilities of this new product.

     GROSS PROFIT. The Company's gross profit margin including the restructuring and other charges declined to 14.7% in fiscal 1994, compared to 24.6%, in fiscal 1993. The Company's gross profit margin excluding the restructuring charges declined to 27.3% in fiscal 1994, compared to 31.8% in fiscal 1993. See Note 8 of Notes to Consolidated Financial Statements regarding the restructuring and other charges for SuperMac in December 1993 and Merger related restructuring and other charges in September 1994. Excluding the restructuring charges, the decline in gross margins was due to increased pricing pressures and a change in the product mix favoring lower margin displays over higher margin graphics accelerator cards.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased slightly to $34.0 million, or 10.5% of net sales, in fiscal 1994 from $33.5 million, or 9.9% of net sales, in fiscal 1993. The relatively flat absolute dollar expenditures in research and development activities were due to recording significant restructuring and other charges related to development project cancellations, equipment disposal, and severance in fiscal 1994 offset by the decrease in expenditures in fiscal 1994 as a result of the cancellation of Radius' efforts to develop a variety of technologies originally intended for a minicomputer-class server product. Additionally, the research and development expenses appeared flat due to the SuperMac 1993 restructuring of $2.0 million for development project cancellations included in both the fiscal 1993 and fiscal 1994 results of operations.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $94.7 million, or 29.2% of net sales, in fiscal 1994 from $84.1 million, or 24.9% of net sales, in fiscal 1993. The increase in absolute dollars was primarily due to increased personnel expense, market development expenses, restructuring and other charges in fiscal 1994 and the Company's investment in its information system. The 1993 restructuring and other charges included the elimination of excess facilities, capital equipment write-offs, severance payments and the termination of certain contractual agreements. Restructuring and other charges for fiscal 1994 included the elimination of duplicative facilities, property and equipment and other assets, severance payments, as well as transaction fees and costs incidental to the Merger.

     PROVISION FOR INCOME TAXES. The Company's annual combined federal and state effective income tax rates were approximately 6% in fiscal 1994 and 40% in fiscal 1993 before the cumulative effect of the change in method of accounting for income taxes. The fiscal 1994 rate differs from the combined statutory rate in effect during the period primarily as a result of non-deductible merger related costs, the one time write-off of purchased research and development which is not tax deductible and the impact of not benefiting a significant portion of the 1994 operating loss. The 1993 rate differs from the combined statutory rate in effect during the period primarily as a result of the utilization of the research and development tax credit.

     OTHER INCOME (EXPENSE). Other expense increased to $1.2 million in fiscal 1994 from other income of $70,000 in fiscal 1993. The increase in other expense was due primarily to reduced interest earned on cash balances, increased interest expense on outstanding borrowings, the offering of cash discounts to customers for early payment and flooring charges relating to the Company's accounts receivable.

     NET INCOME (LOSS). As a result of the above factors, net loss increased 285.6% to $77.5 million in fiscal 1994 from $20.1 million in fiscal 1993.

RESTRUCTURING, MERGER AND OTHER CHARGES

     During fiscal 1993, 1994 and 1995, four restructuring and other charges were recorded. Radius recorded a $15.5 million restructuring charge during the third quarter of fiscal 1993 in connection with the implementation of a program designed to reduce costs and improve operating efficiencies. SuperMac recorded a $16.6 million restructuring charge during December 1993 in connection with a program to realign its inventory and facility and personnel resources. Subsequently, the two companies merged and incurred a restructuring charge of $43.4 million. In September 1995, Radius recorded $57.9 million restructuring charge in connection with the Company's efforts to refocus and streamline its business. A discussion of each of these events follows.

     RADIUS JUNE 1993 RESTRUCTURING AND OTHER CHARGES. In June 1993, Radius announced a restructuring program designed to reduce costs and improve operating efficiencies. The program included, among other things, the write-down of inventory following Radius' decision to phase out its older generation of products, lease termination expenses, capital equipment write-offs, severance payments, and costs associated with the discontinuation of Radius' minicomputer-class server product. The restructuring program costs of $15.5 million were recorded during the third quarter of fiscal 1993. These charges (in thousands) are included in: cost of sales ($10,993); research and development ($411); and selling, general and administrative expenses ($4,096). The Company completed this restructuring event by the end of calendar 1994. There were no material changes in the restructuring plan or in the estimates of the restructuring costs from the recognition of the charge in June 1993 with the completion of the restructuring program in December 1994.

     SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES. In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The Company has $236,000 remaining in its restructuring reserve related to facility costs, the balance of which is expected to be eliminated in fiscal 1996. As noted in the Consolidated Financial Statements, the consolidated results for the Company in both the twelve months ended September 30, 1994 and the fiscal period ended 1993 include SuperMac's $16.6 million charge.


     RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES. In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of June 30, 1996 are as follows (in thousands):

                                                                   Representing
                                                         ------------------------------------
                                                                                         Cash Outlays
                                                                        -----------------------------
                                                                 Asset
                                              Provision    Write-Downs     Completed           Future
Adjust inventory levels                         $22,296        $19,200         $3,096         $    -
Excess facilities                                 2,790            400          2,261            129
Revision of the operations business model         9,061          7,078          1,268            715
Employee severance                                6,311              -          6,311              -
Merger related costs                              2,949              -          2,949              -
                                                --------       -------        -------         -------
Total charges                                   $43,407        $26,678        $15,885         $  844

     The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarters and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger transaction, such as legal, investment banking and accounting
fees.   The Company has spent $15.9 million of cash for restructuring through
June 30, 1996. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

     RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES. In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to restructure its operations by refocusing its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, the charges included expenses related to the cancellation of open purchase orders, excess facilities and employee severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of June 30, 1996 are as follows (in thousands):


                                                                 REPRESENTING
                                                     ---------------------------------
                                                                                   Cash Outlays
                                                                                   ------------
                                                                 Asset
                                             Provision     Write-Downs      Completed        Future
Adjust inventory levels                        $33,138        $ 32,300           $838        $     -
Excess facilities                                 2,004            404          1,415            185
Cancellation fees and asset write-offs           19,061          5,196             18         13,847
Employee severance                                3,662              -          2,552          1,110
                                               --------        -------         ------        -------
Total charges                                   $57,865        $37,900         $4,823        $15,142

     The adjustment of inventory levels reflects the discontinuance of several product lines. Revenues and gross profit (loss) for significant product lines discontinued were as follows: Mac-OS compatible systems were approximately $21.8 million and $(19.2) million, respectively; and low-margin displays were approximately $82.9 million and $19.6 million, respectively. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets.
Employee severance costs are related to employees or temporary employees who have been or will be released due to the restructuring. As of June 30, 1996, approximately 228 positions of the 240 total planned had been eliminated in connection with the restructuring. The Company had spent approximately $4.8 million of cash for this restructuring during the nine months ended June 30, 1996 and during the quarter ended June 30, 1996, approximately $913,000 of restructuring charges were reversed and recorded as an expense reduction due to changes in estimated requirements. As of June 30, 1996, the Company had cash of $3.3 million. The Company expects to have substantially completed the restructuring by the end of September 1996.

LITIGATION SETTLEMENT

     In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and post judgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac Technology, Inc. ("SuperMac") and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and post judgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).

     In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, the Company's insurance carrier paid $3.7 million in cash and the Company issued a total of 128,695 shares of its Common Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and is to issue into a class action settlement fund a total of 707,609 shares of its Common Stock. The number of shares to be issued by the Company increased by 100,000 because the price of the Company's Common Stock was below $12 per share during the 60-day period following the initial issuance of shares. In connection with these settlements, the financial statements for the first quarter of fiscal 1995 included a charge to other income of $12.4 million, reflecting settlement costs not covered by insurance as well as related legal fees, resulting in a reduction in net income from $1.4 million to a net loss of $11.0 million or $0.78 per share for the quarter.


     As of September 30, 1996, the Company had issued 836,674 shares of its Common Stock due to the settlements and 99,630 shares remained to be issued.


BUSINESS DIVESTITURES

     COLOR SERVER GROUP DIVESTITURE. In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $17.2 million in cash and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock

(the "Series B Preferred Stock"). An additional $4.7 million was placed in escrow to secure certain post-closing and indemnification obligations. In April 1996, approximately $2.3 million was released from this escrow to the Company and the Company also received approximately $1.5 million as a result of post-closing adjustments. The shares of Series B Preferred Stock are convertible by the Company at any time into approximately 19.9% of the Parent's Common Stock outstanding as of the closing of the transaction. The Company has not converted the Series B Preferred Stock into Common stock of the Parent. Furthermore, such stock has been pledged to IBM Credit. In connection with IBM Credit agreeing to subordinate its security interest in certain technology and intellectual property rights incorporated in the Company's Pressview products to the security interest granted to Mitsubishi Electronics, the Company granted IBM Credit an option to purchase 428 shares of Series B Preferred Stock at $0.01 per share. IBM Credit has exercised this option and the Company has assigned 428 of its shares of Series B Preferred Stock to IBM Credit. In addition, under the terms of the new loan agreement with IBM Credit, IBM Credit has the right to require Radius to sell up to 50% of its Series B Preferred Stock (or the shares of Common Stock into which such Series B Preferred Stock is convertible) within one year of the initial public offering of Parent, which occurred on October 9, 1996, and up to 25% of its Series B Preferred Stock (or the shares of Common Stock into which such Series B Preferred Stock is convertible) during each of the second and third year following such initial public offering. If the balance due under the term loan with IBM Credit exceeds 90% of the market value of such Series B Preferred Stock (or the shares of Common Stock into which such Series B Preferred Stock is convertible) after the initial public offering of Parent, IBM Credit can require Radius to sell such securities to repay such term loan. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The Company has certain indemnification obligations in connection with the patent lawsuit brought by Electronics for Imaging, Inc. The net proceeds of the CSG transaction were paid to Silicon Valley Bank ("SVB"), in order to repay the Company's indebtedness to SVB, and to IBM Credit, in order to reduce the Company's outstanding indebtedness to IBM Credit. See "Unaudited Pro Forma Financial Information."


     PORTRAIT DISPLAY LABS. In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. The Company did not receive any material amount of payments under such license agreement. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. The cash proceeds were paid to IBM Credit.

     UMAX DATA SYSTEMS, INC. In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief, and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of Common Stock. The cash proceeds were paid to IBM Credit and the shares of UCC Common Stock were pledged to IBM Credit.

     DISPLAY TECHNOLOGIES ELECTROHOME INC. In December 1995, the Company completed the sale of its monochrome display monitor business to Display Technologies Electrohome Inc. ("DTE"). DTE purchased Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius canceled outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and cash equivalents decreased approximately $11.2 million during fiscal 1995 to approximately $4.8 million at September 30, 1995, as compared with the fiscal 1994 ending balance of cash and cash equivalents of $16.0 million. Approximately $1.6 million of the $4.8 million of cash and cash equivalents available at September 30, 1995 was restricted under various letters of credit. The decrease in the Company's cash and cash equivalents during fiscal 1995 was primarily attributable to expenditures made in connection with the development and introduction of the Company's MacOS compatible systems. The Company's cash increased approximately $500,000 in the third quarter of fiscal 1996 to $3.3 million at June 30, 1996 as compared to the ending balance at March 31, 1996 of $2.8 million. Approximately $400,000 of the $3.3 million of cash and cash equivalents available at June 30, 1996 was restricted under various letters of credit.

     The Company also holds securities in Splash Technology Holdings, Inc.
and UMAX Computer Corporation ("UMAX"), which securities have been pledged to IBM Credit. Splash Technology Holdings, Inc. recently became a public company, however, these securities are "restricted securities" under Rule 144 promulgated under the Securities Act and will become available for sale in January 1998, subject to certain volume, manner of sale, notice and availability of public information requirements of such rule. The Company also has certain registration rights with respect to those securities. Because UMAX is a private company, there is no market for such securities. In addition, as described under "-- Business Divestitures -- Color Server Group
Divestiture," the Company will be required to sell its securities in Splash Technology Holdings, Inc. over no longer than a three year period after such Company's initial public offering if amounts are outstanding under the loan with IBM Credit.


     The Company has granted to IBM Credit a security interest in substantially all of its assets to secure the Company's various obligations to IBM Credit. The Company has also granted to Mitsubishi Electronics a security interest (securing an amount up to $4.4 million) in all of the Company's technology and intellectual property rights related to and incorporated into the Company's PressView products.

     The Company's principal source of liquidity is an up to $5.0 million working line of credit provided by IBM Credit pursuant to the terms of the restructured loan with IBM Credit, however this working line of credit is not expected to provide the Company with a significant source of liquidity for the foreseeable future. Accordingly, the Company intends to finance its working capital needs through cash generated from operations. See "Risk Factors -- Need for Additional Financing; Loan Restrictions."

     In connection with the Plan, IBM Credit received 750,000 shares of the Company's Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in consideration of the cancellation of $3.0 million of indebtedness to IBM Credit and for an additional advance of $500,000. In addition, IBM Credit has restructured the terms of the remaining approximately $23.4 million indebtedness into a working line of credit and a term loan. The Company has an up to $5.0 million working line of credit and IBM Credit will extend advances under this line of credit in an amount not to exceed the borrowing base (which is defined as (i) the lesser of 10% of the gross value of eligible inventory or $500,000; plus (ii) 80% of the Company's eligible domestic accounts receivable; plus (iii) the lesser of 50% of the gross value of certain eligible Japanese and European accounts receivable or $500,000). The $470,000 advanced by IBM Credit pursuant to the Plan is included in this working line of credit but will not be included in the calculation of the borrowing base. The initial amount of current indebtedness to be outstanding under this line of credit is $1.5 million, the amount of the borrowing base on the date of the closing of the restructured loan. The remaining $21.9 million balance of the Company's indebtedness to IBM Credit has been converted to a four-year term loan. Principal on such term loan will be repaid on a mandatory prepayment schedule. The restructured loan with IBM Credit is subject to mandatory prepayment as follows: (i) upon the disposition of any assets of the Company outside of the ordinary course of business, all net proceeds to the Company must be applied towards the Company's obligations under the loan; (ii) upon the closing of any financing, 10% of the proceeds must be applied towards the Company's obligations under the loan; (iii) upon the thirtieth day following the end of each fiscal quarter, an amount of no less than 50% of operating cash flow for such prior fiscal quarter must be applied towards the Company's obligations under the loan; and (iv) upon the receipt of any other amounts other than sales of inventory or used or obsolete equipment in the ordinary course of business, and not otherwise described in the preceding clause (i) - (iii), all of such amounts must be applied towards the Company's obligations under the loan. If the Company's obligations under the term loan, as well as finance charges and amounts outstanding in excess of the "borrowing base" (described above) under the working line of credit, are repaid, IBM Credit can require such proceeds to be applied towards a redemption of the Series A Convertible Preferred Stock. In addition, the Company is required to deposit its revenues in accounts controlled by IBM Credit. At any time, regardless of whether the Company is in default of its obligations to IBM Credit, IBM Credit is permitted to apply these amounts towards the repayment of any of the Company's obligations to IBM Credit. As a result of IBM Credit's control over the Company's cash flow and these prepayment and redemption provisions, together with the other terms and covenants of the restructured loan agreement, the Company's ability to generate working capital or to undertake a variety of other merger, disposition or financing activities will be substantially restricted. See "Risk Factors -- Need for Additional Financing; Loan Restrictions."

     As a result of IBM's control over the Company's cash flow and these restrictions on the Company's excess cash flow, the Company anticipates that it will not have significant cash available for expenditures other than for its ordinary course of business operating expenses. In the event the Company were unable to generate sufficient net sales or if the Company incurs unforeseen operating expenses, it may not be able to meet its operating expenses without additional financing or a restructuring of its loan agreements with IBM Credit. In the event that the Company desired to acquire any strategic technologies or businesses, it would probably be unable to do so without obtaining additional financing or the consent of IBM Credit. See "Risk Factors -- Need for Additional Financing; Loan Restrictions."

     Previously, the Company funded its operations through the public and private sale of equity securities, bank loans and cash flow from operations. The Company completed a private placement during the third quarter of the 1995 fiscal year, the proceeds of which were utilized to build inventory of MacOS-compatible systems components and reduce other vendor payables. This business never generated a positive gross margin and the Company subsequently sold its MacOs business in February 1996. See "Risk Factors -- Technological Change; Continuing Need to Develop Products." In this private placement, the Company sold 2,509,319 shares of its Common Stock resulting in net proceeds to the Company of approximately $21.4 million. Other than the loan from IBM Credit, the Company currently has no other bank loans.

     Capital expenditures were approximately $215,000 during the nine months ended June 30, 1996 and were $1.9 million in fiscal 1995 and $3.5 million in fiscal 1994 and were primarily for leasehold improvements and upgrading the Company's management information systems. The Company has no present plans for any significant amount of capital expenditures in the future.


     At October 31, 1996, the Company's principal commitments consisted of obligations under its credit agreement with IBM Credit and its obligations under building and capital leases. See Notes 2 and 3 to Consolidated Financial Statements. The Company is also a party to various litigation proceedings, the costs of defending which or the outcome of which could adversely affect the Company's liquidity. See "Business -- Legal Proceedings."


     Recently, the Company's limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources. There can be no assurance that the Company will be able to do so.

     The Company believes it has sufficient funds to finance its operations for the next 12 months. Additional funds will be needed to finance the Company's operations, product development plans and for other purposes if the Company's operating expenses are higher than anticipated. Additional financing will also be required if the Company desires to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While the Company is now investigating possible financing opportunities, there can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

                                       BUSINESS

Overview

    The Company designs, develops, manufactures, markets and supports color publishing and digital video computer products for creative professionals. The Company's current product line includes: accelerated color graphics products that facilitate the creation and manipulation of graphical images; video systems and software that can acquire and manipulate video and audio information; and high resolution color reference displays that allow users to view text, graphics, images and video.

    The primary target markets for the Company's products are color publishing and multimedia. These markets encompass creative professionals involved in such areas as color prepress, graphic arts, video editing, video and multimedia production and playback, and corporate training.

    To date substantially all of the Company's products have been designed for and sold to users of Macintosh computer products (the "Macintosh") manufactured by Apple Computer, Inc. ("Apple") as Apple products have been the preferred platform in the Company's target markets.

    As shown in the accompanying consolidated financial statements, the Company has incurred substantial operating losses and, until recently, had a deficiency in assets and working capital. Management has implemented, a number of actions to address this situation including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server and monochrome display businesses and its MacOS compatible systems products and other product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities.


    The Company, IBM Credit and its unsecured creditors recently consummated the Plan pursuant to which the Company's creditors received equity in satisfaction of their claims. The Company issued 36,294,198 shares of Common Stock in satisfaction of approximately $45.9 million in unsecured claims (including a $1.0 million reserve for unknown or unresolved claims) and repaid approximately $1.9 million of unsecured claims, most of which were less than $50,000, at an average discount of approximately 75% of the amount of the claim. Of these shares of Common Stock issued pursuant to the Plan, 791,280 were issued to the Radius Creditors Trust for the purpose of satisfying unresolved or unknown claims. The Company also issued 750,000 shares of its Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in satisfaction of $3.0 million indebtedness to IBM Credit and in consideration of restructuring its remaining approximately $23.4 million indebtedness to IBM Credit. The Company also issued Rights to receive an additional 11,046,060 shares of Common Stock to its unsecured creditors who received Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock (including 240,824 Rights issued to the Radius Creditors Trust). As of October 13, 1996, the Company granted 200,000 Warrants to Mitsubishi Electronics in consideration of the extension of open credit terms to the Company. See "Recent Developments -- Debt for Equity Exchange."


    The Company's executive offices are located at 215 Moffett Park Drive, Sunnyvale, CA 94089, and its telephone number is (408) 541-6100.

PRODUCTS AND APPLICATIONS

    A summary of some of the Company's principal products and their typical applications is set forth below:


PRODUCT CATEGORY             PRODUCT                     MARKET/APPLICATION             SUGGESTED RETAIL PRICE
----------------             -------                     ------------------             ----------------------

Accelerated Color    ThunderPower 30/1920                                                               $1,999
                     ThunderColor 30/1600        Color publishing, prepress, graphics                    2,499
Graphics Products    Thunder Color 30/1152       design and professional color
                                                 imaging                                                 1,999
(PCI-based)          Thunder 30/1600                                                                     1,199
                     Thunder 30/1152                                                                       999
                     Precision Color 8/1600                                                                399
                     Precision Color 24/1600                                                               599
                     Color Engine                                                                          999




PRODUCT CATEGORY             PRODUCT                     MARKET/APPLICATION             SUGGESTED RETAIL PRICE
----------------             -------                     ------------------             ----------------------

(NuBus-based)        Thunder IV GX1600                                                                  $1,199
                     Thunder IV GX1360                                                                   1,099
                     Thunder/24 GT                                                                         599
                     Precision Color Pro 24X                                                               649
                     PrecisionColor 8XJ                                                                    599

Color Reference      PressView 21SR              Color publishing, prepress and
                                                 graphics design                                         3,999
Displays             PressView 17SR                                                                      2,499
                     Precision View 21                                                                   2,749

Color Management     ProSense Display            Color publishing and prepress                             799
Products             Calibrator
                     Color Composer


ACCELERATED COLOR GRAPHICS PRODUCTS

    The Radius graphics product families offer a wide range of user choices to enhance the graphics performance of Apple Macintosh computers based on both the NuBus and PCI bus architectures. The choices range from an entry level accelerated 8-bit color graphics card (256 colors with up to 1 million pixels of color display information) to a variety of accelerated 24-bit color graphics cards (up to 16.7 million colors). All of the Company's graphics card products offer a range of high speed QuickDraw acceleration features and support numerous Radius, Apple and other third-party displays ranging from 13-inches to 21-inches in size. The Company's graphics card products also allow the user to switch resolutions "on-the-fly" without having to reboot the computer.

    The Thunder (PCI), ThunderPower (PCI), ThunderColor (PCI) and Thunder IV (NuBus) class graphics cards offer enhanced resolutions, as well as a number of other acceleration capabilities for Adobe Photoshop, a popular application for
working with computer images.   These graphics cards also feature hardware pan
and zoom capability, enabling users to quickly change the size and the amount of the information on their color display. The Company believes these capabilities allow users working with large amounts of detailed information to be more productive because they can quickly accomplish a variety of tasks using these hardware-based acceleration features.

    The ThunderColor (PCI), Thunder 30 (PCI), and Thunder IV (NuBus) graphics cards include multiple 66 MHz AT&T digital signal processors ("DSPs") that accelerate Adobe Photoshop. Having parallel processing DSPs rather than the base Macintosh's CPU perform the millions of computations required to manipulate Photoshop images means that customers can produce finished results more quickly and are more productive in their creative and production process. These cards include chip technology that enables users to use Photoshop's CMYK color mode faster than the native Macintosh. This is attractive to imaging professionals who use Photoshop to work with and edit images comprised of 'ink' data which is ready for printing. The Company believes this special "CMYK acceleration" technology makes working with ink images on a computer display more interactive.

DIGITAL VIDEO SYSTEMS AND SOFTWARE

    Radius offers a number of products for the non-linear digital video editing and production market. Non-linear digital editing enables video editors to manipulate pictures and sound in a faster, easier and more cost effective manner than traditional analog tape-based systems. Editors can randomly access and digitally "cut and paste" images, videos and sound clips avoiding the tedious process of winding and rewinding of linear tape and the subsequent physical cutting and splicing of film segments.

    VideoVision Studio and VideoVision PCI, Radius' leading desktop video product, was the first fully QuickTime compatible video editing and production system that supported full-screen (640 x 480 pixels), full-motion video at 60-fields per-second. VideoVision Studio offers JPEG video compression/decompression capabilities, 16-bit C.D. stereo audio, and allows users to output their finished product directly and easily to videotape. VideoVision Studio is compatible with QuickTime based software applications for editing, effects, titling, graphics, animation and audio.

    Radius Telecast (NuBus) offers broadcast quality digital video for short form projects. Radius Telecast features include: high-quality, Betacam SP component, S-video and composite digitizing and play back; QuickTime-compliant video system software; 16-bit analog audio; and a 19" rack-mountable design. Radius Telecast is designed to provide full QuickTime support, a high degree of studio integration and professional video and audio support.

    Radius also offers a QuickTime compliant digital video non linear editing, compositing and animation software applications that facilitate the creation and editing of digital video content. Radius Edit 2.0 is a non-linear professional digital video editing solution that features an intuitive user interface, FX templates, built-in titling, multiple key frames, batch digitizing and picture-in-picture capabilities. Radius Edit
2.0 also offers a variety of high-quality special effects for digital video editing including pan-zoom-rotating, chroma keying and compositing.

DISPLAYS

    The Company currently offers a variety of large color reference displays designed for desktop color publishers and graphic artists. The PressView SR series (PressView 21SR and PressView 17SR) is designed to offer the color accuracy, resolution and clarity needed for high quality color prepress, media authoring, photography, medical imaging and scientific image processing. These color reference displays offer consistent and accurate color preproofing at resolutions of up to 1600 by 1200 pixels. The PrecisionView 21 also offers resolutions of up to 1600 by 1200 pixels but at a lower price point. The PressView SR series supports Kodak PrecisionColor, Agfa FotoFlow, Apple ColorSync 2.0 and EFI Color management systems to ensure color accuracy.

    In the past, the Company has also offered a variety of monochrome displays. As part of its strategy to refocus its business, the Company entered into a definitive agreement on December 21, 1995 to sell its monochrome display business to Display Technologies Electrohome Inc. For a more complete discussion see "Management's Discussion and Analysis of Financial Condition -- Business Divestitures."

COLOR MANAGEMENT PRODUCTS

    Color peripherals tend to vary over time from their original specifications, thus causing significant color variances. Display calibrators control the way peripherals produce color, making the color more consistent and
predictable.   The Company's Prosense Display Calibrator works with sensing technology and Macintosh software to measure the actual color performance of a display and then adjust information in the Macintosh graphics card so that the colors will be accurate. This product also communicates with a number of third party color management systems to provide color information about the display so that color can be managed from one peripheral to another.

TECHNOLOGY AND PRODUCT DEVELOPMENT

    The Company's research and development efforts are focused on creating new products and technologies for customers who create, review, approve and utilize high resolution color images and moving video. Current research and development efforts include: (i) performance improvements and cost reductions of current products; (ii) development of 3D graphics subsystems; (iii) development of application software to facilitate the creation and manipulation of video and high resolution still images; (iv) development of integrated software that improves ease of use and functionality of the Company's graphics cards, digital video cards, and color reference displays; and (v) development of next generation technology to enable new methods of displaying and creating information with greater flexibility, speed, and quality.

    The Company believes that the competitive nature of the computer industry, along with the rapid pace of technological evolution, requires that it continue to introduce innovative products on a timely basis to compete effectively. During the nine months ended June 30, 1996 and fiscal 1995, 1994 and 1993, the Company's expenditures for research and development totaled $6.2 million, $19.3 million, $34.0 million, and $33.5 million, respectively. To date, all of the Company's research and development expenditures have been charged to operations as incurred. Because of its financial condition, the Company does not anticipate having research and development expenditures equal to its historical levels, which could adversely affect the Company's ability to develop and introduce new products. See "Risk Factors -- Need for Additional Financing; Loan Restrictions."

    There can be no assurance that the Company's development efforts will result in commercially successful products, or that the Company's products will not be rendered obsolete by changing technology or new products introduced by others. Additionally, should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. In the past, the Company expended substantial resources towards its MacOS product line which did not achieve profitability and which was subsequently sold. See "Risk Factors -- Technological Change; Continuing Need to Develop New Products."

    The principles and features underlying the design of the Company's products are: identification and reduction of performance bottlenecks in graphics and video systems; providing consistency of color fidelity across products and applications; utilization of ASIC technology; and innovation within standard operating system environments.

IDENTIFICATION AND REDUCTION OF BOTTLENECKS IN GRAPHICS AND VIDEO SYSTEMS

    The Company analyzes the performance of applications and hardware products within the environment of the host CPU and operating system with the goal of determining which parts of the overall solution are most resource and time intensive so that products can be developed which outperform the existing solutions. The Company has developed considerable knowledge of system software such as Apple's QuickDraw and QuickTime and critical application software such as Adobe Photoshop. The Company believes that its ability to eliminate bottlenecks in a manner that is compatible with existing Apple and third party products is a significant advantage in the marketplace.

PROVIDING CONSISTENCY OF COLOR FIDELITY ACROSS PRODUCTS AND APPLICATIONS

    The Company strives to provide users with the most accurate and repeatable color available. The Company's high-end color reference displays provide tools to calibrate the display with both objective standards and visual perception, and to adjust the color range of the display to fit user needs.

UTILIZATION OF ASIC TECHNOLOGY

    On a selective basis, the Company uses its in-house integrated computer aided engineering capabilities to develop proprietary ASIC chips for use in its own products. The use of ASIC chips allows the Company to increase performance while reducing chip count and board size which thereby reduces cost. ASICs are used heavily throughout the Company's graphics card line. In some cases, however, commercially available devices offer better overall price/performance than proprietary ASICs (given the development cost involved), and the Company's strategy is to make the tradeoff on a product-by-product basis to provide the most cost-effective solution.

INNOVATION WITHIN STANDARD OPERATING SYSTEM ENVIRONMENTS

    In order to maintain compatibility with the broad existing base of installed hardware and software, the Company seeks to innovate in conjunction with existing standards. For example, the Company's graphics cards are compatible with third party graphics software (such as Adobe Photoshop and Quark Pagemaker) as well as NuBus and PCI-based computers. Similarly, the Company's digital video cards are tightly integrated into Apple's standard QuickTime environment.

MARKETING, SALES AND DISTRIBUTION

    The Company employs a two-tiered distribution model whereby it sells its products primarily through a limited number of distributors and master resellers that in turn distribute the Company's products to a variety of resellers including superstores, independent dealers, educational resellers, systems integrators, value added resellers and mail order resellers. The Company's distributors and master resellers purchase products at discounts from suggested retail prices based on purchase volumes.

    In the United States, the Company sells its products primarily through the following major distributors and master resellers: Ingram Micro, Inc.; and MicroAge. The Company's business and financial results are highly dependent on the success of these distributors and master resellers. To assist these domestic distributors and master resellers and to provide marketing, training and technical support, the Company maintains field sales facilities in a number of locations throughout the United States. See "Risk Factors -- Dependence on Indirect Distribution Channels."

    Radius provides market development funds that give distributors and master resellers incentives to increase sales, improve reporting and achieve a product mix favoring higher margin products.

    Internationally, sales are made through worldwide distributors, which market, sell and service the Company's products, and until the second quarter of 1996, the Company's wholly owned subsidiary located in Tokyo, Japan. Currently has entered into exclusive distributor arrangements for Japan and Europe. The Company maintains international sales offices in Surrey, England; Hamburg, Germany; and Paris, France. For the nine months ended June 30, 1996, and for the fiscal years ended September 30, 1995, 1994 and 1993, the Company's export sales accounted for approximately 52.8%, 40.4%, 34.5% and 32.0%, respectively, of the Company's net sales. See Note 7 of Notes to Consolidated Financial Statements. The Company's export sales are subject to certain risks common to international operations, such as currency fluctuations and governmental regulation. See "Risk Factor -- International Sales."

    For the nine months ended June 30, 1996 and for the fiscal years ended September 30, 1995, 1994 and 1993, Ingram Micro, Inc. accounted for approximately 39.0%, 34.0%, 13.5% and 11.5% of the Company's net sales, respectively.

    Many of the Company's distributors and master resellers have the right to return products purchased from the Company. While the Company provides for estimated product returns, if in the future the Company were to experience returns from customers significantly in excess of this estimate, such returns could have a material adverse effect on the Company's results of operations.

    The Company's marketing programs support worldwide sales and distribution of its products. The Company's principal marketing activities include frequent participation in industry trade shows and seminars, advertising in major trade publications worldwide, public relations activities with the trade and business press, publication of technical articles, distribution of sales literature and product specifications and communications with its installed base of end users. The Company's marketing programs are designed to generate sales leads for its distributors and master resellers as well as to enhance the Company's brand name recognition.

MANUFACTURING AND SUPPLIERS

    As a result of the Company's outsourcing of manufacturing, substantially all of the Company's assembly, quality control testing, packaging and other manufacturing operations are performed by the Company's suppliers, contract manufacturers, and other subcontractors. The Company has developed a quality assurance program with these third parties.

    The Company attempts to utilize standard parts and components available from multiple vendors. However, certain components used in the Company's products are available only from sole or limited suppliers, such as certain ASICs from LSI Logic NEC and certain VideoVision parts from Toshiba. The Company's products also incorporate components, such as video random access memory, that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Although the Company has been able to obtain an adequate supply of such components in the past, there can be no assurance that it will be able to obtain an adequate supply in the future. See "Risk Factors -- Dependence on Limited Number of Manufacturers and Suppliers."

COMPETITION

    The color publishing and multimedia markets are, and are expected to remain, highly competitive. The Company's principal competitors in the color publishing market include Apple, ATI Technology and Diamond Multimedia Systems. The Company's principal competitors in the multimedia market include Truevision (formerly RasterOps Corporation), Data Translation, Inc., Matrox, Inc., Avid Technology, Inc., VideoLogic, Inc. and Fast Electronics GmbH. The market for the Company's products is evolving, and it is difficult to predict all future sources of competition.

    Although Apple is principally a supplier of general purpose computing platforms upon which third parties are encouraged to build more complete solutions, the Company also faces competition from Apple. Apple markets a number of products, including computer systems and color displays, that compete directly or indirectly with the Company. Apple also could introduce additional products, add functionality to their computer systems that is similar to that provided by certain of the Company's products, or alter its systems' architecture in a manner that could adversely affect the Company's ability to compete. For example, Apple's PowerPC based products which have on-board graphic functionality and faster processing speed, could be considered competitors of specific product lines of the Company's. See "Risk Factors -- Dependence on and Competition with Apple."

    The Company believes that the principal competitive factors for its product line are product performance, breadth of distribution, brand name recognition, price and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, many of the Company's current and prospective competitors have significantly greater technical, manufacturing and marketing resources than
the Company.   See "Risk Factors -- Competition."

PATENTS AND LICENSES

    The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

    The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms. See "Risk Factors --Dependence on Proprietary Rights."

EMPLOYEES


    As of October 31, 1996, the Company had approximately 110 full time employees.


    The Company's success will depend, in large measure, on its ability to attract and retain highly qualified technical, marketing, engineering and management personnel, who are in great demand. See "Risk Factors -- Dependence on Key Personnel."

    The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.

PROPERTIES

    The Company's primary facility is located in Sunnyvale, California and consists of leased space of approximately 40,000 square feet. The Company believes that its current facilities are adequate for its needs. The lease on the primary facility will expire in March 1998.

    The Company has subleased to other companies approximately 281,000 square feet of facilities which the Company is currently not using.

    The Company maintains field sales facilities in a number of locations throughout the United States as well as in Surrey, England; Paris, France; Hamburg, Germany; and Tokyo, Japan. See Note 3 of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS

    (a) On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products allegedly infringe. In January 1996, the Company completed the divestiture of the Color Server Group.


    The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part and the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it has indemnification rights with respect to EFI's claims. A motion for summary judgment based on these indemnification rights disposing of EFI's claims was filed, and the court granted this motion finding the Company immune from suit under the patent after February 22, 1995. The Company expects to vigorously defend the remaining claims of EFI and to vigorously prosecute the claims it has asserted against EFI. In the opinion of management, based on the facts known at this time, although the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations or financial position of the Company. In addition, in connection with the divestiture of its Color Server business, the Company has certain indemnification obligations for which approximately $2.3 million remains held in escrow to secure such obligations in the event that the purchaser suffers any losses resulting from such litigation.


    (b) The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

    The Company was served with the Shapiro complaint on August 22, 1995 and was served with the Maizes complaint on January 5, 1996. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. An amended consolidated complaint was filed on March 26, 1996. Discovery proceedings are scheduled to begin. The Company believes it has meritorious defenses to the plaintiffs' claims and is defending them vigorously. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases may have a material adverse effect on the results of operations or financial position of the Company in the financial period in which they are resolved. In addition, whether or not the eventual outcomes of these cases have a material adverse effect on the results of operations or financial condition of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations and financial condition of the Company.

    (c) On April 17, 1996, the Company was served with a complaint filed by Colorox Corporation ("Colorox"), in the Circuit Court of the State of Oregon, County of Multnomah, case no. 9604-02481, which alleges that the Company breached an alleged oral contract to sell its dye sublimation printer business to Colorox for $200,000, and seeks both specific performance of the alleged contract and alleged damages of $2.5 million. The lawsuit also alleges that an officer of the Company interfered with the alleged contract. The Company believes it has meritorious defenses to the plaintiff's claims and intends to defend them vigorously. Nevertheless, the costs of defense, regardless of outcome, could have an adverse effect on the results of operations and financial condition of the Company.

    (d) The Company is involved in a number of other judicial and administrative proceedings incidental to its business, including litigation by alleged trade creditors who did not participate in the Plan. The Company intends to defend such lawsuits vigorously and although adverse decisions (or settlements) may occur in one or more of such cases, the final resolution of these lawsuits, individually or in the aggregate, is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing of an unfavorable resolution of these lawsuits, it is possible that the Company's future results of operations or cash flows could be materially adversely affected in a particular period. In addition, the costs of defense -- regardless of the outcome -- could have a material adverse effect on the results of operations and financial condition of the Company.

                                      MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:


            NAME                 AGE                 POSITION
           ------               -----               ----------

    Charles W. Berger. . . .      42   Chairman of the Board of Directors,
                                        Chief Executive Officer and President

    Mary E. Godwin . . . . .      37   Vice President, Operations

    Gregory M. Millar. . . .      40   Vice President, Engineering and Chief
                                        Technology Officer

    Michael D. Boich(1)(2) .      42   Director

    Carl A. Carlson(1) . . .      50   Director

    Michael W. Ledbetter(2).      46   Director


    ------------------
     (1)  Member of the Audit Committee.
     (2)  Member of the Compensation Committee.

     Mr. Berger was appointed President, Chief Executive Officer and a director of the Company in March 1993 and Chairman of the Board of Directors in March 1994. From April 1992 until he joined the Company, Mr. Berger was Senior Vice President, Worldwide Sales, Operations and Support for Claris Corporation ("Claris"), a subsidiary of Apple that develops and markets application software. From February 1991 to April 1992, he was President of Sun Microsystems Federal, Inc., a subsidiary of Sun Microsystems, Inc. ("Sun"), a manufacturer of computer work stations. From July 1989 to February 1991, he served as Vice President of Business Development for Sun, and from March 1989 to July 1989, he was Sun's Vice President of Product Marketing. From April 1982 to March 1989, Mr. Berger held numerous management positions involving sales, marketing, business development and finance for Apple.

     Ms. Godwin was appointed Vice President, Operations in August 1995 and prior to assuming that position served as the Company's Director of Operations Engineering beginning when she joined the Company in July 1993 . Prior to joining the Company, Ms. Godwin spent seven years with Apple as a supply base manager, and seven years with Xerox Corporation ("Xerox"), a diversified manufacturer of document copying and processing equipment, as a technical specialist.

     Mr. Millar was appointed Vice President, Engineering and Chief Technology Officer in October 1995 and prior to assuming that position served as the Company's Vice President, Research from October 1993 to October 1995, and as Vice President, Engineering from July 1991 to October 1993. From January 1989 to July 1991, he held various managerial positions in the Company including General Manager of the Advanced Development Group, General Manager of the Macintosh Business Unit and Director of Software Development. Prior to joining the Company, Mr. Millar was Vice President of Engineering and a founder of Infa Corporation, a pen-based computing company, from June 1987 to December 1988.


     Mr. Boich has been a director of the Company since its inception in May 1986 and was the Chairman of the Board of Directors from April 1991 until March 1994. Mr. Boich has been President and Chief Executive Officer of Rendition, Inc., a developer of graphics chips, since March 1994. Mr. Boich served as the Company's President and Chief Executive Officer from its inception until April 1991 and again assumed these positions from September 1992 through February 1993. From July 1985 to April 1986, Mr. Boich worked as an independent data communications consultant. From March 1982 to July 1985, Mr. Boich was employed by Apple, where he was part of the original Macintosh development team and was responsible for applications software acquisitions and promoting third-party software development for the Macintosh.

     Mr. Carlson had been a director of the Company since September 1996. Mr. Carlson has been Assistant Vice President--Credit of Mitsubishi Electronics America, Inc., an Electronic Components company, since 1982.

     Mr. Ledbetter has been a director of the Company since October 1996. Mr. Ledbetter had been the Corporate Asset Manager of SCI Systems, Inc., an electronic manufacturing services company since June 1990.

     Both Mr. Carlson and Mr. Ledbetter were active on the Creditors Committee on behalf of their respective employers.


ELECTION OF DIRECTORS

     Directors are elected by the shareholders at each annual meeting of shareholders to serve until the next annual meeting of shareholders at which such directors are to be elected or until their successors are duly elected and qualified, or until their earlier resignation or removal. Officers are chosen by, and serve at the discretion of, the Board of Directors.

COMPENSATION OF DIRECTORS

     During fiscal 1995, the Board adopted a director compensation policy pursuant to which all directors appointed to the Board on or after June 1995 will receive $1,500 for each Board meeting attended. This compensation policy was implemented to facilitate the recruitment of additional directors. The directors of the Company appointed prior to June 1995 do not currently receive compensation for services on the Board or any committee thereof.

     The 1994 Directors Stock Option Plan (the "1994 Directors Plan") was adopted by the Company's Board on December 14, 1994 and approved by the Company's shareholders on February 15, 1995. A total of 155,000 shares of the Company's Common Stock have been reserved for issuance under the 1994 Directors Plan (consisting of 100,000 shares allocated to the 1994 Directors Plan at the time of its adoption by the Board plus 55,000 shares that were authorized for issuance, but not issued or subject to outstanding options, under the Company's 1990 Directors' Stock Option Plan (the "Prior Directors Plan") as of February 15, 1995). In addition, shares of the Company's Common Stock issuable upon exercise of outstanding stock options granted under the Prior Directors Plan that expire or become unexercisable for any reason after February 15, 1995 will be available for issuance under the 1994 Directors Plan. A total of 23,750 shares of Common Stock from the Prior Directors Plan have been added to the 1994 Directors Plan since February 15, 1995 as a result of the expiration of stock options under the Prior Directors Plan.

     The 1994 Directors Plan provides for the grant of 10,000 nonqualified stock options ("NQSOs") to non-employee members of the Board upon appointment to the Board and annual grants of 2,500 NQSOs on each anniversary of a director's initial grant under either the Prior Directors Plan or the 1994 Directors Plan, provided the Director continues to serve on the Board at such time. In addition, each director who received a grant to purchase 1,250 shares under the Prior Directors Plan after August 30, 1994 and before February 15, 1995 was eligible to receive a one time grant under the 1994 Directors Plan to purchase 1,250 shares of the Company's Common Stock. Although options granted prior to termination of the Prior Directors Plan remain outstanding in accordance with their terms, no further options may be granted under the Prior Directors Plan.

     During fiscal 1995, the following directors received options to purchase shares of the Company's Common Stock under the 1994 Directors Plan and/or the Prior Directors Plan: Mr. Pratt received an option to purchase 10,000 shares at exercise price of $12.00 per share; Mr. Boich received an option to purchase 2,500 shares at an exercise price of $10.88 per share; and Mr. McKenna received two options to purchase a total of 2,500 shares at an exercise price of $8.00.

     During fiscal 1995 and during fiscal 1996, the following individuals who resigned from the Board received options to purchase shares of the Company's Common Stock under the 1994 Directors Plan and/or the Prior Directors Plan:
William Campbell, who resigned effective as of April 1995, received two options to purchase a total of 2,500 shares at an exercise price of $8.00 per share. Lawrence G. Finch, who resigned effective as of October 1995, received an option to purchase 2,500 shares at exercise price of $7.44 per share. Michael A. McConnell whose term ended in February 1996 received an option to purchase 10,000 shares at exercise price of $10.56 per share.

     All director stock options were granted at the market price of the Company's Common Stock on the date of grant.

EXECUTIVE COMPENSATION


     The following table sets forth information concerning the compensation awarded to, earned by or paid for services rendered in all capacities to the Company during each of the fiscal years ended September 30, 1994, 1995 and 1996 (except as otherwise indicated) by (i) the Company's Chief Executive Officer and
(ii) the Company's two other most highly compensated executive officers who were serving as executive officers as of September 30, 1996 (collectively, the "Named Executive Officers"). No other officer who held office at September
30, 1996 met the definition of "most highly compensated executive officer" within the meaning of the SEC's executive compensation disclosure rules for this period.


                                                         SUMMARY COMPENSATION TABLE

                                                            Annual Compensation
                                                            -------------------

                                                                                                    Long Term
                                                                                                   Compensation
                                                                                                   ------------
                                                                                     Other          Securities
                                                                   Annual            -----          Underlying        All Other
Name and Principal Position             Year     Salary($)         Bonus($)       Compensation($)   Options(#)    Compensation($)(1)
----------------------------            -----    ---------        ---------       ---------------   ----------    ------------------

Charles W. Berger (2)                   1996     275,000         100,000            77,459  (3)        50,000          34,333 (4)
President, CEO and                      1995     275,000          48,700            77,459  (3)        62,500          35,600 (4)
Chairman of the Board of Directors      1994     225,000         117,500            88,417  (3)            --          35,600 (4)

Gregory M. Millar                       1996     182,769          45,000                 --            22,500           1,000
Vice President, Engineering             1995     180,000         167,700 (5)             --            40,250           1,000
and Chief Technology Officer            1994     150,000          38,900                 --                --           1,000

Mary E. Godwin                          1996     140,000          47,000                 --            22,500           1,000
Vice President, Operations              1995     129,540          18,374                 --            13,500           1,000
                                        1994     115,884          29,025                 --             7,500           1,000

--------------------------------------

(1) Includes the Company's $1,000 matching payment under the Company's 401(k) Plan.

(2) Mr. Berger joined the Company in March 1993.

(3) Consists of a payment to Mr. Berger to pay for outstanding mortgage interest on his home.

(4) Includes $34,600 for each of 1994 and 1995, and $33,333 for 1996, of principal and interest forgiven on a $100,000 loan to Mr. Berger. See "Certain Transactions."

(5) Includes a one-time special performance bonus of $155,000. See "Board of Directors and Compensation Committee Report on Executive Compensation."

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR


    The following table sets forth further information regarding individual grants of stock options pursuant to the Company's 1986 Stock Option Plan during fiscal 1996 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                  Individual Grants
                 ---------------------------------------------------
                                                                                          Potential realizable value
                                                                                            at assumed annual rates
                        Number of                                                                of stock price
                       securities       % of total                                          appreciation for option
                       underlying     options granted    Exercise                                 terms ($)(1)
                        options       to employees in    or base          Expiration       --------------------------
Name                    granted (#)     fiscal year     price ($/sh)         date               5%           10%
-------------------------------------------------------------------------------------------------------------------------

Charles W. Berger     50,000 (2)         3.78%          2.38              12/13/05           74,839        189,656

Gregory M. Millar     20,000 (2)         1.51%          2.38              12/13/05           29,936         75,863
                       2,500 (3)         0.19%          2.38              12/13/05            3,742          9,483

Mary E. Godwin        20,000 (2)         1.51%          2.38              12/13/05           29,936         75,863
                       2,500 (3)         0.19%          2.38              12/13/05            3,742          9,483

-------------------------------

(1) The potential realizable value is calculated based on the term of the option at its time of grant, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on option exercises are dependent on future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

(2) These stock options were granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. These options become exercisable with respect to 25% of the options granted on both the first and second anniversaries of their grant, and with respect to 50% of the options on the third anniversary of their grant. These options lapse within 30 days after the termination of an employment or consultancy relationship with the Company.

(3) This stock option was granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. This option becomes exercisable in its entirety over one year. The option will lapse within 30 days after the termination of an employment or consultancy relationship with the Company.

EMPLOYMENT AND SERVICE AGREEMENTS

CHARLES W. BERGER

     The Company and Mr. Berger entered into an employment agreement dated February 26, 1993, as amended on September 17, 1993, that provides for his at will employment until such time as either the Company or Mr. Berger terminates the employment agreement with or without cause. Under the employment agreement, the Company paid Mr. Berger a sign-on bonus of $25,000 and an initial base salary of $225,000. The employment agreement established an annual performance bonus of up to $50,000 in fiscal 1993 and up to $100,000 in fiscal 1994, unless otherwise increased by the Compensation Committee of the Board. The employment agreement also required the Company to grant Mr. Berger stock options for 250,000 shares of the Company's Common Stock at fair market value on the date of grant and to loan him $100,000. See "Certain Transactions."

     In the event of an acquisition following which Mr. Berger is not offered the position of President and Chief Executive Officer of the surviving company
(i) the vesting of a portion of his option shares will accelerate, (ii) all remaining principal and interest under his loan will be forgiven, and (iii) Mr. Berger will, subject to certain conditions, continue to receive his salary and benefits during a twelve month transition period. For purposes of the employment agreement, an "acquisition" is defined as the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation, or the acquisition of more than fifty percent (50%) of the outstanding shares of the Company by a single person or a group of related persons.


     If Mr. Berger's employment is terminated by the Company for any reason other than cause or following an acquisition, Mr. Berger will continue to receive his salary, and vest under his stock options for six months.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The provisions of Section 317 of the California Corporations Code,
Article V of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Registrant. This indemnification may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. In addition, Article IV of the Registrant's Articles of Incorporation provides that the liability of the Registrant's directors shall be eliminated to the fullest extent permissible under the California Law.

     The Company has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Registrant's Articles of Incorporation and Bylaws.

     The Company currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $10 million.

                                 CERTAIN TRANSACTIONS


     In September 1993, the Company loaned $100,000 to Charles W. Berger, the Company's President and Chief Executive Officer, as required under the terms of his Employment Agreement. The loan has a three-year term and accrues simple interest at the rate of 3.9% per annum. The loan is secured by shares of Common Stock subject to Mr. Berger's stock option, and fifty percent (50%) of the proceeds from the sale of any such shares is payable to the Company until such time as the loan is paid in full. One third of the principal amount, together with all accrued interest, was forgiven by the Company on each anniversary of the date that Mr. Berger commenced employment with the Company, which was March 22, 1993. As of June 30, 1996, no amounts remained outstanding under the loan.


     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements the officer or director may be required to pay in actions or proceedings which the officer or director is or may be made a party by reason of the officer's or director's position with the Company, and otherwise to the full extent permitted under California law and the Company's By-laws.


     Three shareholders of the Company, SCI Technology, Inc. ("SCI"), Mitsubishi Electronics America Corp. ("Mitsubishi" or "Mitsubishi Electronics") and Hamilton Hallmark/Avnet Co. ("HH/Avnet"), have been significant suppliers of the Company. SCI provides graphics cards; Mitsubishi supplies monitors; and HH/Avnet supplied components for the Company's systems business (which was sold to UMAX in February 1996). Mr. Ledbetter, an executive with SCI, became a director of the Company in October 1996. Mr. Carlson, an executive with Mitsubishi Electronics, became a director of the Company in September 1996. The Company's purchases from SCI for the current fiscal year and the 1995 fiscal year were approximately $35.0 million in aggregate (SCI began doing business with the Company in fiscal
1995). Purchases from Mitsubishi for the current fiscal year are expected to be approximately $25.0 million, purchases for the 1995 and 1994 fiscal years were significantly higher, at approximately $30.0 million and $10.0 million, respectively. The Company no longer does business with HH/Avnet, although purchases from HH/Avnet for the current fiscal year were approximately $6.5 million (the Company began doing business with HH/Avnet during the current fiscal year.)


     Each of SCI, Mitsubishi and HH/Avnet beneficially own 9,719,200,
3,999,901 and 3,188,966 shares of Common Stock respectively and 2,958,017, 1,217,361 and 970,555 Rights, respectively. All of the foregoing securities were acquired pursuant to the Plan, pursuant to which SCI, Mitsubishi and HH/Avnet accepted such securities in satisfaction claims of approximately $12.8 million, $5.1 million and $4.0 million, respectively.


     As of October 13, 1996, the Company granted Mitsubishi Electronics a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $1.00 per share in consideration of the extension of open credit terms to the Company. Currently, the Company's credit line is $500,000. If no higher amount of credit is extended and utilized then only 50,000 Warrants may be exercised. If $2,000,000 in credit is extended and utilized, then all 200,000 warrants will be exercisable. The warrants are exercisable for a four year period, unless Mitsubishi Electronics terminates the credit for reasons other than a default by the Company.


     Mitsubishi was granted a security interest of up to $4.4 million in the technology and intellectual property utilized in the Company's PressView products in order to secure the Company's payment obligations with respect to the manufacturing of the Company's PressView products.

     IBM Credit has been the Company's primary secured lender since February 1995. For the current fiscal year and the 1995 fiscal year, interest payments to IBM Credit were approximately $1.4 million and $2.9 million respectively.

     As described under "Recent Developments--Debt for Equity Exchange" the Company issued 750,000 shares of Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in satisfaction of $3.0 million of indebtedness to IBM Credit, as well as in consideration of restructuring the terms of the Company's remaining $23.4 million indebtedness to IBM Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the terms of the restructured IBM Credit loan.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                        PRINCIPAL AND SELLING SECURITYHOLDERS


     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of November 7, 1996 for (i) each shareholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) the Chief Executive Officer and each of the Named Executive Officers; (iii) each of the Company's directors, (iv) all current directors and executive officers of the Company as a group and (v) the Selling Securityholders. This table assumes that the Selling Securityholders will sell all of the Company's securities held by them. The Company is unable to determine the exact number of shares that will actually be sold. Assignees of Selling Securityholder, if any, who acquire shares of Common Stock of the Company from the Selling Securityholder and satisfy certain conditions are entitled to the same registration rights as the Selling Securityholder. If any such assignee wishes to sell shares hereunder, this Prospectus will be amended or supplemented to name such assignee as a Selling Securityholder. Except as otherwise described below, all Selling Securityholders were creditors of the Company to whom the Company had outstanding accounts payable, and such creditors agreed to receive Common Stock and Rights in satisfaction of their claims, and the Selling Securityholders have not had any other position, office or other material relationship with the Company within the past three years. Unless otherwise noted, all Selling Securityholders and offering shares of Common Stock.

                                                                                                           Shares Beneficially
                                                                                                               Owned After
                                                                                                               Offering (1)
                                    Shares Beneficially Owned                     Number of Shares        ---------------------
Name of Beneficial Owner              Prior to Offering (1)         Percent        Being Offered          Number        Percent
------------------------           ----------------------------     -------      ------------------       ------        -------
Executive Officers, Directors
and 5% Shareholders
-------------------

Michael D. Boich (2)                    214,301                        *                   --             214,301          *

Charles W. Berger (3)                   262,500                        *                   --             262,500          *

Gregory M. Millar (4)                    57,967                        *                   --              57,967          *

Mary E. Godwin (5)                       27,866                        *                   --              27,866          *

Carl A. Carlson (6)                   4,199,901                      7.3%           5,417,262                 0            *

Michael W. Ledbetter (7)              9,719,200                     17.9           12,677,217                 0            *

All current executive officers
and directors as a group
(6 persons) (8)                      14,481,035                     26.5           18,094,479                 0            *

IBM Credit Corporation (9)            6,123,030                     11.2                  (10)                0            *

Mitsubishi Electronics America,
Inc. (11)                             4,199,901                      7.3            5,417,262                 0            *

SCI Technology, Inc. (12)             9,719,200                     17.9           12,677,217                 0            *

Hamilton Hallmark/Avnet Co. (13)      3,188,966                      5.9            4,159,521                 0            *


Selling Securityholders
-----------------------

A&R Partners                             60,577                       *                79,013                 0            *

All American, Inc.                        8,536                       *                11,134                 0            *


                                                                                                           Shares Beneficially
                                                                                                               Owned After
                                                                                                               Offering (1)
                                    Shares Beneficially Owned                     Number of Shares        ---------------------
Name of Beneficial Owner              Prior to Offering (1)         Percent        Being Offered          Number        Percent
------------------------           ----------------------------     -------      ------------------       ------        -------
American Credit Indemnity               117,723                       *               153,552                 0            *

AMP Incorporated                         99,655                       *               129,985                 0            *

Apple Computer Inc.                     295,885                       *               385,937                 0            *

Avex Electronics, Inc.                1,649,208                      3.0            2,151,141                 0            *

Bell Microproducts, Inc.                156,303                       *               203,874                 0            *

Boise Cascade Office Products
 Corp.                                   19,625                        *               25,598                 0              *

Broniec Associates                      124,781                        *              162,758                 0              *

Cadence Design Systems Inc.             161,562                        *              210,733                 0              *

Capetronic, Inc.                         69,527                        *               90,687                 0              *

Capital Components                        2,806                        *                3,660                 0              *

CB Commercial, Inc.                     146,387                        *              190,940                 0              *

The Cerplex Group, Inc.                 237,262                        *              309,472                 0              *

CKS Group, Inc.                         159,496                        *              208,038                 0              *

Clearbrook & Co. Ltd.                   966,153                       1.8           1,260,199                 0              *

Communication Arts                        6,659                        *                8,686                 0              *

Continental Circuits Corp.              666,177                       1.2             868,927                 0              *

Cooley Godward Castro Huddleson &        63,436                        *               82,743                 0              *
Tatum LLP

Mike Coryell                            233,198                        *              304,171                 0              *

Craftsman Printing Inc.                  99,633                        *              129,956                 0               *

Crystal Semiconductor Inc.               23,646                        *               30,842                 0              *

DGR Technologies                         39,579                        *               51,625                 0              *

Digital Equipment Corporation           929,474                       1.7           1,212,357                 0              *

Discopylabs                              33,703                        *               43,960                 0              *

Douglas Stewart Co.                     171,708                        *              223,967                 0              *

Dynamic Circuits Inc.                    54,246                        *               70,756                 0              *

Entex Information Services              124,781                        *              162,758                 0              *

Epson America Inc.                      165,457                        *              215,813                 0              *

Eric Electronics, Inc.                   72,946                        *               95,147                 0              *

Icon International, Inc.                472,207                        *              615,922                 0              *

Inacom Corp.                            146,072                        *              190,529                 0              *

Infinity Technical Sales, Inc.           59,560                        *               77,687                 0              *

International Communications, Inc.       70,185                        *               91,546                 0              *

Lanier Worldwide Inc.                   164,270                        *              214,265                 0              *

Lasex                                     3,174                        *                4,140                 0              *

Ramina Kachi                              2,875                        *                3,750                 0              *

Mack Technologies, Inc.                 580,008                       1.1             756,532                 0              *

Magnetek, Inc.                          223,878                        *              292,015                 0              *

Manufacturers Services Limited        1,721,137                       3.2           2,244,961                 0              *

Marlow Industries, Inc.                  72,576                        *               94,664                 0              *

McCutchen, Doyle, Brown & Enerson       288,703                        *              376,569                 0              *


                                                                                                           Shares Beneficially
                                                                                                               Owned After
                                                                                                               Offering (1)
                                    Shares Beneficially Owned                     Number of Shares        ---------------------
Name of Beneficial Owner              Prior to Offering (1)         Percent        Being Offered          Number        Percent
------------------------           ----------------------------     -------      ------------------       ------        -------
Merisel                                 872,930                       1.6           1,138,604                 0              *

Metrowerks Corporation                    1,853                        *                2,417                 0              *

Microage Computer                       885,783                       1.6           1,155,369                 0              *

Mitsubishi International
  Corporation                           300,797                        *              392,344                 0              *

Morgan Stanley & Co., Inc.              475,414                        *              620,105                 0              *

Oracle Corporation                      147,202                        *              192,003                 0              *

Pacific Rim Data Sciences                57,109                        *               74,490                 0              *

Pan International (USA)                   9,021                        *               11,766                 0              *

Robert A. Pollock                        13,452                        *               17,546                 0              *

Proto Engineering                        46,982                        *               61,281                 0              *

PTA Corporation                           8,671                        *               11,310                 0              *

Quantum                               1,266,048                       2.3           1,651,367                 0              *

Rand Technology, Inc.                     4,921                        *                6,419                 0              *

RSVP                                     59,346                        *               77,408                 0              *

Sampo Corporation of America             88,704                        *              115,701                 0              *

San Jose Blueprint                        3,303                        *                4,308                 0              *

Sherpa Corporation                      268,196                        *              349,721                 0              *

Synopsys, Inc.                           90,997                        *              118,692                 0              *

Tech Data Corporation                 1,296,908                       2.4           1,691,619                 0              *

Tektronix, Inc.                          67,982                        *               88,672                 0              *

Telo Electronics, Inc.                    7,517                        *                9,805                 0              *

Toshiba America Electronics             227,787                        *              297,114                 0              *
Components Inc.

Total Corporate Services, Inc.              919                        *                1,199                 0              *

Valmark Industries, Inc.                  5,550                        *                7,239                 0              *

Jean Vollum & Steven Vollum           1,449,339                       2.7           1,890,519                 0              *
Trustee UTADTD3486

Wajilei Foundation (14)                 158,000                        *              182,348                 0              *

Mark Wiprud                             233,198                        *              304,171                 0              *

Yamamoto Mfg. (USA) Inc.                 46,031                        *               60,041                 0              *

Ziff-Davis Publishing Company Inc.      140,697                        *              183,518                 0              *

Radius Creditors' Trust                 444,253                        *              579,460                 0              *

-------------------------
*  Less than one percent.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Based on 54,451,586 shares of

      Common Stock outstanding prior to the offering. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of Warrants or options or conversion of convertible securities. Calculations of percentages of beneficial ownership assume the exercise of Warrants or options or conversion of convertible securities by only the respective named securityholder of all Warrants, options or convertible securities convertible into Common Stock held by such securityholder which are convertible or exercisable within 60 days of November 7, 1996. Because the shares of Common Stock issuable pursuant to the Rights are issuable only in the event that the Series A Convertible Preferred Stock is converted into Common Stock, the shares of Common Stock beneficially owned by Selling Securityholders do not include an aggregate of 11,046,060 shares issuable pursuant to Rights issued to Selling Securityholders other than IBM Credit (which Selling Securityholder does not own any Rights).


(2) Represents 208,676 shares held by Mr. Boich, and 5,625 shares subject to options exercisable within 60 days of November 7, 1996.

(3) Represents 150 shares held by Mr. Berger as beneficial owner for his children, and 262,350 shares subject to options exercisable within 60 days of November 7, 1996.

(4) Includes 43,271 shares subject to options held by Mr. Millar that are exercisable within 60 days of November 7, 1996.

(5) Includes 25,203 shares subject to options held by Ms. Godwin that are exercisable within 60 days of November 7, 1996

(6) Represents shares held by Mitsubishi Electronics America, Inc., of which Mr. Carlson is an executive officer. Mr. Carlson disclaims beneficial ownership of all such shares.

(7) Represents shares held by SCI Technology, Inc., of which Mr. Ledbetter is an executive officer. Mr. Ledbetter disclaims beneficial ownership of all such shares.



(8) Includes the shares described in all footnotes above relating to current directors and Named Executive Officers.

(9) Represents shares issuable upon conversion of Series A Convertible Preferred Stock and upon exercise of Warrants. Also assumes that 5,523,030 shares of Common Stock is issuable upon conversion of the Series A Convertible Preferred Stock. In the event the trading price of the Company's Common Stock exceeds certain levels, an aggregate of 6,075,333 shares of Common Stock could be issued upon conversion of the Series A Convertible Preferred Stock. IBM Credit is the Company's secured lender. See "Certain Transactions." IBM Credit's address is 1133 Westchester Avenue, White Plains, NY 10604.

(10) IBM Credit is offering up to 6,675,333 shares of Common Stock, 750,000 shares of Series A Convertible Preferred Stock and 600,000 Warrants.


(11) Does not include 1,242,459 shares of Common Stock pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. Includes 200,000 shares issuable upon exercise of Warrants. Mitsubishi Electronics America, Inc.'s address is 5665 Plaza Drive, Cypress, CA 90630.


(12) Does not include 3,019,003 shares of Common Stock issuable pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. SCI Technology Inc.'s address is 2101 Clinton Avenue, Huntsville, AL 35805.

(13) Does not include 990,565 shares of Common Stock issuable pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. Hamilton Hallmark/Avnet Co.'s address is P.O. Box 100340, Pasadena, CA 91189.

(14) Such Selling Securityholder acquired 78,000 of the shares of Common Stock offered hereby in connection with a private placement transaction occurring in June 1995 (the "Private Placement").


                             DESCRIPTION OF CAPITAL STOCK


      The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of October 31, 1996, there were outstanding approximately 54,451,586 shares of Common Stock held of record by approximately 3,652 shareholders, 750,000 shares of Preferred Stock outstanding, all of which are designated as Series A Convertible Preferred Stock and held of record by IBM Credit, and options to purchase approximately 1,195,124 shares of Common Stock.


COMMON STOCK

      Each shareholder is entitled to one vote for each share of Common Stock held on all matters. The holders of Common Stock have no preemptive or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and those offered hereby will be, validly issued, fully paid and non assessable. Subject to preferences that may be applicable to holders of any Preferred Stock then outstanding, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock at that time outstanding, subject to prior distribution rights of creditors of the Company and to the preferential rights of any shares of Preferred Stock then outstanding.

PREFERRED STOCK

      The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no Preferred Stock other than the Series A Convertible Preferred Stock and has no current plan to issue any additional shares of Preferred Stock.

      SERIES A CONVERTIBLE PREFERRED STOCK

      The dividend, liquidation and certain redemption features of the Series A Convertible Preferred Stock, each of which is discussed in greater detail below, are determined by reference to the Liquidation Price of the Series A Convertible Preferred Stock, which is defined in the aggregate as $3.0 million plus any accrued but unpaid dividends.

      Dividends on the Series A Convertible Preferred Stock accrue cumulatively at a rate of 10% per annum of the Liquidation Price and are payable on a quarterly basis in cash or in shares of Common Stock, at the Company's discretion. The Series A Convertible Preferred Stock ranks senior to any other Preferred Stock and the Common Stock with respect to the declaration and payment of dividends.

      Upon dissolution, liquidation or winding up of the Company, holders of the Series A Convertible Preferred Stock will be entitled to receive from the assets of the Company available for distribution to shareholders an amount in cash or property or a combination thereof per share equal to the Liquidation Price. The Series A Convertible Preferred Stock ranks senior to the Common Stock and any other Preferred Stock which may subsequently be issued with respect to the receipt of liquidation proceeds.

      The Series A Convertible Preferred Stock is redeemable at the Liquidation Price the option of holders of a majority of the outstanding shares of Series A Convertible Preferred Stock upon the sale by the Company of any part of the Company's interest in Splash Technology Holdings, Inc. or its other portfolio interests, upon the occurrence of certain extraordinary events such as the sale or disposition of some or all of the Company's operating assets or businesses, the sale of the Company's inventory outside of the ordinary course of business, or the merger or consolidation of the Company with another entity (such events are referred to as "Triggering Events") which Triggering Event (or combination of Triggering Events for the prior 12 months) yields available net proceeds to the Company of $100,000 (only to the extent of the available net proceeds from such Triggering Event and subject to legal availability of funds therefor). Available net proceeds are defined as the net proceeds to the Company from a Triggering Event after any required payments to holders of the Company's indebtedness. If the holders have not elected to have their shares redeemed within 10 days after sending of the notice of the Triggering Event (the "Election Period"). In the event that such holders do not elect such redemption within the Election Period, Radius can redeem the Series A Convertible Preferred Stock (to the extent of the available net proceeds to the Company resulting from such Triggering Event and subject to the legal availability of funds therefor) at a redemption price equal to 110% of the Liquidation Price by notifying the holders of its intention to so redeem the Series A Convertible Preferred Stock within 30 days after the expiration of the Election Period (the "Second Notice"). The holders may then elect, within fifteen days of receiving the Second Notice, to convert into Common Stock. The number of shares subject to such conversion shall be equal to the amount of the available net proceeds to the Company from such Triggering Event divided by the Liquidation Price.

      The Series A Convertible Preferred Stock will vote on all matters submitted to a vote of the Company's shareholders together as a single class with all other classes of the Company's capital stock with each share of Series A Convertible Preferred Stock having the number of votes which would be cast if such shares were converted at the option of the holders into Common Stock on the day prior to the date of the vote except as otherwise required by applicable law.

      Except as described below, the Series A Convertible Preferred Stock will be subject to conversion from time to time, in whole or in part, at the option of the holder, into an aggregate of 5,523,030 shares of Common Stock with each share being convertible into 7.364 shares of Common Stock, subject to adjustment in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.

      A portion of the Series A Convertible Preferred Stock is automatically subject to conversion at any time 90 days after the effective date of the Registration Statement of which this Prospectus is a part (and if such Registration Statement is in effect or the use of this Prospectus has not been suspended) in the event that the trading price of the Company's Common Stock exceeds, for a period of 15 consecutive trading days, a price per share equal to $0.815 and a registration statement with respect to the Common Stock issuable upon conversion of such securities is in effect. Upon such an event, 93,750 shares of the Series A Convertible Preferred Stock would be convertible into an aggregate of 759,413 shares of Common Stock (or 8.1004 shares of Common Stock for each share of Series A Convertible Preferred Stock). No more than 93,750 shares of Series A Convertible Preferred Stock may be so converted in any fiscal quarter. The trading price of the Common Stock must then exceed $0.815 per share in a subsequent quarter before the Series A Convertible Preferred can be again subject to such a conversion.

RIGHTS

      The Company issued Rights to receive an aggregate of 11,046,060 shares of Common Stock to unsecured creditors who received shares of Common Stock in satisfaction of their claims, (including 240,824 Rights to the Radius Creditors Trust). Each Right entitles the holder thereof to receive one share of Common Stock if and when all of the shares of Series A Convertible Preferred Stock is converted into Common Stock. The Rights are not transferable.

      The Rights contain standard antidilution provisions in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.

WARRANTS


      The Company issued Warrants to purchase an aggregate of 600,000 shares of Common Stock to IBM Credit and an aggregate of 200,000 shares of Common Stock to Mitsubishi Electronics.

      The Warrants are exercisable at any time, for a four-year period at an exercise price of $1.00 per share, and may also be exercised on a "net exercise" or "cashless" basis or in settlement of debt. The term of Mitsubishi's Warrants will terminate thirty days after the complete withdrawal of credit for any reason other than a default by the Company.


      The Warrants contain standard antidilution provisions in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.


      The Company expects to grant Warrants to other Suppliers which extend open credit terms to the Company for up to an additional 400,000 shares of Common Stock, although such Warrants will not be included in the Registration
Statement of which this Prospectus is a part.


REGISTRATION RIGHTS

      Upon the expiration of this offering, holders of shares of Common Stock and Rights issued to its unsecured creditors as well as the Series A Convertible Preferred Stock and Warrants will have demand registration rights with respect to the shares of Common Stock held by them and the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock or upon exercise of the Rights and Warrants. IBM Credit will also have demand registration rights with respect to any shares of Common Stock which are paid in lieu of cash dividends on the Series A Convertible Preferred Stock. These registration rights will permit such holders to cause the Company to register such shares of Common Stock as soon as practicable after the Closing. The Company will maintain the effectiveness of any such registration statement until such shares may be sold pursuant to Rule 144 in a three-month period without registration or until it is eligible to file a registration statement on Form S-3, at which time the original registration statement will be terminated and the Company will file a registration statement on Form S-3 as soon thereafter as practicable in order to minimize any period of non-effectiveness. Notwithstanding the foregoing, upon the occurrence of certain events, the Company will be entitled to suspend the use of the Registration Statement. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company. See "Risk Factors -- Shares Eligible For Future Sale."

TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Company's Common Stock is First Interstate Bank.

                                 PLAN OF DISTRIBUTION

SHARES TO BE OFFERED BY THE COMPANY

      The Registration Statement of which this Prospectus forms a part includes shares of Common Stock with a fair market value of up to $600,000 in the event that the Company elects to make its first eight quarterly dividend payments on the Series A Convertible Preferred Stock in shares of Common Stock in lieu of cash.

      The Company has not entered into, and does not intend to enter into, any agreement, arrangement or understanding with any underwriter or any broker or market maker with respect to the securities offered by the Company hereby.

      IBM Credit received 750,000 shares of Series A Convertible Preferred Stock in connection with the Plan. Because dividends on the Series A Convertible Preferred Stock may be paid in cash or in shares of the Company's Common Stock, the Company may elect to pay such dividends in shares of Common Stock with a fair market value of $75,000 on each of the first eight quarterly dividend payment dates for the Series A Convertible Preferred Stock. The Company will not receive any cash proceeds from the issuance of Common Stock in lieu of such cash dividends. See "Recent Developments -- Debt for Equity Exchange," "Use of Proceeds" and "Description of Capital Stock."

SECURITIES TO BE OFFERED BY THE SELLING SECURITYHOLDERS

      In connection with the Plan, the Company and the Selling
Securityholders entered into a Registration Rights Agreement (the
"Agreement") with the Company. The Registration Statement of which this Prospectus forms a part has also been filed pursuant to the Agreement.

      To the Company's knowledge, the Selling Securityholders have not entered into any agreement, arrangement or understanding with any underwriter or any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

      The shares of Common Stock to be offered by the Selling Securityholders hereby may be offered and sold from time to time by the Selling Securityholders. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the SmallCap Market or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer engaged by the Selling Securityholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by the Selling Securityholder that it has not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Securityholder in amounts to be negotiated immediately prior to the sale.

      In offering the shares, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

      The Selling Securityholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, the Selling Shareholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Securityholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

      Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

      The Agreement provides that the Registration Statement of which this Prospectus forms a part will remain in effect for 24 months. Notwithstanding the foregoing, upon the occurrence of certain events, the Company may suspend the use of this Prospectus.

      Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made: (a) to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if the Selling Securityholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.

      The Company will bear estimated expenses of approximately $250,000 in connection with the offering of the securities offered hereby.

                                    LEGAL MATTERS

      The validity of the issuance of the shares of Series A Convertible Preferred Stock, Common Stock and the Warrants offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

                                       EXPERTS

      The consolidated financial statements of Radius Inc. at September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, (which contains an explanatory paragraph with respect to the uncertainty of the Company's ability to continue as a going concern as mentioned in Note 1 to the consolidated financial statements), appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                                                         Page
                                                                         ----

     Report of Ernst & Young LLP, Independent Auditors                    F-2

     Consolidated Balance Sheets at September 30, 1995
          and 1994                                                        F-3

     Consolidated Statements of Operations for the Years Ended
          September 30, 1995, 1994 and 1993                               F-4

     Consolidated Statements of Shareholders' Equity for
          the Years Ended September 30, 1995, 1994, and 1993              F-5

     Consolidated Statements of Cash Flows for the Years
          Ended September 30, 1995, 1994, and 1993                        F-6

     Notes to Consolidated Financial Statements                           F-7


     September 30, 1995, 1994 and 1993                                   F-22
     Schedule II:  Valuation and Qualifying Accounts


UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheet at June 30, 1996                         F-23

     Consolidated Statements of Operations for the Three
     Months Ended June 30, 1996 and 1995 and for the Nine
     Months Ended June 30, 1996 and 1995                                 F-24

     Consolidated Statements of Cash Flows for the Nine
     Months Ended June 30, 1996 and 1995                                 F-25

     Notes to Consolidated Financial Statements                          F-26


UNAUDITED PROFORMA FINANCIAL INFORMATION                                  P-1

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
RADIUS INC.

We have audited the accompanying consolidated balance sheets of Radius Inc. as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended September 30, 1995. Our audits also included the financial statement schedule listed in the Index at page F-1.
These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radius Inc. at September 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that Radius Inc. will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition the Company has not complied with certain covenants of loan agreements with its lenders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans in regard to these matters are also described in Note 1.) The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 1 to the Consolidated Financial Statements, in 1993 the Company changed its method of accounting for income taxes.

                                                               ERNST & YOUNG LLP

Palo Alto, California
December 8, 1995,
except for Note 11, as to which the
date is December 27, 1995

CONSOLIDATED BALANCE SHEETS

September 30  (in thousands)
                                                           1995          1994
                                                           ----          ----
ASSETS
Current assets:
  Cash and cash equivalents                              $  4,760      $ 15,997
  Accounts receivable, net of allowance for doubtful
     accounts of $8,502 in 1995 and $2,548 in 1994         61,644        62,145
  Inventories                                              15,071        21,069
  Prepaid expenses and other current assets                 2,336         1,473
  Income tax receivable                                       519         9,083
  Deferred income taxes                                         -         8,400
                                                         --------      --------
        Total current assets                               84,330       118,167

Property and equipment, net                                 3,031         7,728

Deposits and other assets                                     517           964
                                                         --------      --------
                                                         $ 87,878      $126,859
                                                         --------      --------
                                                         --------      --------

LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable                                      $  73,098      $ 39,255
  Accrued payroll and related expenses                      5,815         4,024
  Accrued warranty costs                                    3,170         2,255
  Other accrued liabilities                                11,920         6,650
  Accrued income taxes                                      1,665         1,237
  Accrued restructuring and other charges                  17,013        15,148
  Short-term borrowings                                    29,489        18,095
  Obligations under capital leases - current portion        1,494         1,647
                                                         --------      --------

         Total current liabilities                        143,664        88,311

Obligations under capital leases-noncurrent portion         1,331         2,857

Commitments and contingencies

Shareholders' equity: (Net capital deficiency)
  Convertible preferred stock, no par value, 1,000 shares
    authorized; none issued and outstanding
  Common stock, no par value; 50,000 shares authorized;
    issued and outstanding--17,143 shares in 1995 and
    14,046 shares in 1994                                 113,791        87,017
  Common stock to be issued                                12,022             -
  Accumulated deficit                                    (182,993)      (51,251)
  Accumulated translation adjustment                           63           (75)
                                                         --------      --------

  Total shareholders' equity (Net capital deficiency)     (57,117)       35,691
                                                         --------      --------

                                                         $ 87,878      $126,859
                                                         --------      --------
                                                         --------      --------

See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

For years ended September 30
(in thousands, except per share data)
                                                   1995     1994 (1)   1993 (1)
                                                 --------   --------   --------

Net sales                                        $308,133   $324,805   $337,373

Cost of sales                                     302,937    276,948    254,321
                                                 --------   --------   --------
     Gross profit                                   5,196     47,857     83,052
                                                 --------   --------   --------
Operating expenses:

  Research and development                         19,310     33,956     33,503

  Selling, general and administrative              90,068     94,731     84,132
                                                 --------   --------   --------

       Total operating expenses                   109,378    128,687    117,635
                                                 --------   --------   --------

Loss from operations                             (104,182)   (80,830)   (34,583)

Interest and other income (loss)                   (3,045)      (376)       705

Interest expense                                   (3,023)      (869)      (635)

Litigation settlement                             (12,422)         -           -
                                                 --------   --------   --------

Loss before income taxes                         (122,672)   (82,075)   (34,513)

Provision (benefit) for income taxes                9,070     (4,600)   (13,774)
                                                 --------   --------   --------

Loss before cumulative
  effect of a change in accounting principle     (131,742)   (77,475)   (20,739)

Cumulative effect of a change in method
  of accounting for income taxes                        -          -        600
                                                 --------   --------   --------

Net loss                                        $(131,742)  $(77,475)  $(20,139)
                                                 --------   --------   --------
                                                 --------   --------   --------

Net loss per share:
Loss before cumulative effect
  of a change in accounting principle            $  (8.75)   $ (5.70)  $  (1.61)

Cumulative effect of a change in method
  of accounting for income taxes                        -          -       0.05
                                                 --------   --------   --------

Net loss per share                               $  (8.75)  $  (5.70)  $  (1.56)
                                                 --------   --------   --------
                                                 --------   --------   --------

Common and common equivalent shares used in
  computing net loss per share                     15,049     13,598     12,905
                                                 --------   --------   --------
                                                 --------   --------   --------

See accompanying notes.

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. The operating results for both the twelve months ended September 30, 1994 and September 30, 1993 include the restructuring and other charges of $16.6 million recorded by SuperMac in December 1993.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


For the years ended September 30, 1995, 1994 and 1993
(in thousands, except share data)                                                                      Total
                                                               Retained                             Shareholders
                                                               Earnings                 Accumulated   Equity
                                                     Common  (Accumulated  Deferred     Translation (Net Capital
                                                      Stock    Deficit)    Compensation  Adjustment  Deficiency)
                                                    --------  ---------    ------------ ----------  ------------
 Balance at September 30, 1992 (1)                   $60,203   $ 36,449    $   (58)     $    37     $ 96,631
   Issuance of 738 shares of common stock
     under the SuperMac public offering               15,401                                          15,401
   Issuance of 517 shares of common stock
     under Stock Option Plans                          1,324          -          -            -        1,324
   Issuance of 159 shares of common stock
     under the Employee Stock Purchase Plans           1,663          -          -            -        1,663
   Tax benefit from stock options exercised            3,358          -          -            -        3,358
   Amortization of deferred compensation                   -          -         36            -           36
   Currency translation adjustment                         -          -          -         (119)        (119)
   Net loss                                                -    (20,139)         -            -      (20,139)
                                                     -------    --------   -------       ------      --------

 Balance at September 30, 1993 (1)                   81,949      16,310        (22)         (82)      98,155
   Issuance of 350 shares of common stock
     under Stock Option Plans                          1,800          -          -            -        1,800
   Issuance of 170 shares of common stock
     under Employee Stock Purchase Plans                 989          -          -            -          989
   Issuance of 206 shares of common stock
     pursuant to the acquisition of VideoFusion        1,854          -          -            -        1,854
   Tax benefit from stock options exercised              425          -          -            -          425
   Amortization of deferred compensation                   -          -         22            -           22
   Currency translation adjustment                         -          -          -            7            7
   Net loss                                                -    (77,475)         -            -      (77,475)
   Elimination of SuperMac net loss
      for the three months ended December 31, 1993                9,914          -            -        9,914
                                                     -------    --------   -------       ------      -------

Balance at September 30, 1994                         87,017    (51,251)        -           (75)      35,691
   Issuance of 214 shares of common stock
     under Stock Option Plans                          1,254                                           1,254
   Issuance of 162 shares of common stock
     under Employee Stock Purchase Plan                1,298                                           1,298
   Issuance of 212 shares pursuant to the
     acquisition of VideoFusion                        2,857                                           2,857
   Settlement of Litigation-stock to be issued        12,022                                          12,022
   Issuance of 2,509 shares of common stock
     through private placement                        21,365                                          21,365
   Currency translation adjustment                                                          138          138
   Net Loss                                                    (131,742)                            (131,742)
                                                     -------    --------   -------       ------      --------

Balance at September 30, 1995                       $125,813  $(182,993)         -        $  63     $(57,117)
                                                    --------  ----------   -------        -----      --------
                                                    --------  ----------   -------        -----      --------

See accompanying notes.

(1) These periods have been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
For years ended September 30
(in thousands)                                                  1995        1994      1993(1)
                                                             ---------   --------   --------
Cash flows from operating activities:
  Net loss                                                   $(131,742)  $(77,475)  $(20,139)
  Adjustments to reconcile net loss to net cash
  used in operating activities:
     Depreciation and amortization                               4,689      4,542      8,160
     Acquired in-process research and development expenses           -      2,550          -
     Elimination of SuperMac net loss for the three months
         ended December 31, 1993                                     -      9,914          -
     Non-cash restructuring and other charges                   57,865     40,775     28,981
     Common stock to be issued                                  12,022          -          -
  (Increase) decrease in assets:
     Accounts receivable                                        (5,471)   (20,171)    (7,543)
     Allowance for doubtful accounts                             5,954        426        297
     Inventories                                               (27,140)    (1,058)    (5,633)
     Prepaid expenses and other current assets                    (862)     1,739         15
     Income tax receivable                                       8,564        468     (9,551)
     Deferred income taxes                                       8,400     11,248    (11,322)
  Increase (decrease) in liabilities:
     Accounts payable                                           33,843      3,470      2,570
     Accrued payroll and related expenses                       (1,871)    (1,441)     1,014
     Accrued warranty costs                                        915     (1,584)       438
     Other accrued liabilities                                   5,270     (4,039)     2,171
     Accrued restructuring and other charges                   (13,601)    (6,117)         -
     Accrued income taxes                                          428     (1,534)     4,585
                                                            ----------   --------   --------
     Total adjustments                                          89,005     39,188     14,182
                                                            ----------   --------   --------

     Net cash used in operating activities                     (42,737)   (38,287)    (5,957)
                                                            ----------   --------   --------

Cash flows from investing activities:
  Capital expenditures                                          (1,894)    (3,460)    (7,739)
  Deposits and other assets                                       (238)        71          -
  Purchase of short-term investments                                 -     (2,002)   (31,914)
  Proceeds from sale of short-term investments                       -     18,395     35,938
                                                            ----------   --------   --------

     Net cash provided by (used in) investing activities        (2,132)    13,004     (3,715)
                                                            ----------   --------   --------


Cash flows from financing activities:
  Issuance of short-term borrowings, net                        11,394     15,275      1,158
  Issuance of common stock                                      23,917      3,214     18,388
  Principal payments of long-term debt                               -        (43)    (1,388)
  Principal payments under capital leases                       (1,679)    (1,179)    (1,140)
                                                            ----------   --------   --------

     Net cash provided by
       financing activities                                     33,632     17,267     17,018
                                                            ----------   --------   --------

Net increase (decrease) in cash and cash equivalents           (11,237)    (8,016)     7,346
Cash and cash equivalents, beginning of period                  15,997     24,013     16,667
                                                            ----------   --------   --------


Cash and cash equivalents, end of period                    $    4,760   $ 15,997   $ 24,013
                                                            ----------   --------   --------
                                                            ----------   --------   --------

See accompanying notes.

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Radius Inc. ("Radius") and its wholly owned subsidiaries after elimination of significant intercompany transactions and balances.

     Radius and SuperMac Technologies, Inc. ("SuperMac") merged into the combined company (the "Company") effective August 31, 1994 (the "Merger"), which was accounted for as a pooling of interests. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

     FINANCIAL STATEMENTS ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Such estimates include the level of allowance for potentially uncollectible receivables and sales returns; inventory reserves for obsolete, slow-moving, or non-salable inventory; and estimated cost for installation, warranty and other customer support obligations. Actual results could differ from these estimates.

     MANAGEMENT'S BUSINESS RECOVERY PLANS

     As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition, as of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under its credit agreements. The Company also is delinquent in its accounts payables as payments to vendors are not being made in accordance with vendor terms.

     The Company's relatively limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources.

     These conditions raise concerns about the Company's ability to continue operations as an ongoing concern. Management has implemented, or has developed plans to implement, a number of actions to address these conditions including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server and monochrome display businesses and exploring opportunities for the divestiture of its MacOS compatible systems products and other product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities.

     Additional funds will be needed to finance the Company's development plans and for other purposes, and the Company is now investigating possible financing opportunities. There can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

     FISCAL YEAR

     The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.

     FOREIGN CURRENCY TRANSLATION

     The Company translates the assets and liabilities of its foreign subsidiaries into dollars at the rates of exchange in effect at the end of the period and translates revenues and expenses using rates in effect during the period. Gains and losses from these translations are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains or losses, which are included in the results of operations, are not material.

     INVENTORIES

     Inventories are stated at the lower of cost or market. The Company reviews the levels of its inventory in light of current and forecasted demand to identify and provide reserve for obsolete, slow-moving, or non-salable inventory. Cost is determined using standard costs that approximate cost on a first-in, first-out basis. Inventories consist of the following (in thousands):

          September 30                  1995          1994
                                   ----------     ---------
          Raw materials            $    1,559     $    4,515
          Work in process               2,258          6,852
          Finished goods               11,254          9,702
                                   ----------     ----------
                                   $   15,071     $   21,069
                                   ----------     ----------
                                   ----------     ----------

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and consists of the following (in thousands):

          September 30                    1995          1994
                                   -----------    -----------
          Computer equipment       $    17,429    $    18,007
          Machinery and equipment       12,335         14,184
          Furniture and fixtures         6,023          5,562
          Leasehold improvements         1,084          1,683
                                   -----------    -----------
                                        36,871         39,436
          Less accumulated depreciation
          and amortization             (33,840)       (31,708)
                                   -----------    -----------
                                   $     3,031    $     7,728
                                   -----------    -----------
                                   -----------    -----------


     Depreciation has been provided for using the straight-line method over estimated useful lives of three to five years. Equipment under capital leases and leasehold improvements are being amortized on the straight-line method over six years or the remaining lease term, whichever is shorter.

     LONG-LIVED ASSETS

     In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

     REVENUE RECOGNITION

     Revenue is recognized when products are shipped. Sales to certain resellers are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these resellers. The Company provides for estimated returns at the time of shipment and for price protection following price declines.

     WARRANTY EXPENSE

     The Company provides at the time of sale for the estimated cost to repair or replace products under warranty. The warranty period commences on the end user date of purchase and is normally one year for displays and digital video products and for the life of the product for graphics cards.

     INCOME TAXES

     Effective October 1, 1992, the Company adopted FASB Statement 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the liability method prescribed by Statement 96, which is superseded by Statement 109. Among other changes, Statement 109 changes the recognition and measurement criteria for deferred tax assets included in Statement 96.

     As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The cumulative effect of the change in method of accounting for income taxes decreased the net loss by $600,000 or $0.05 per share in fiscal 1993 on a combined basis.

     LOSS PER SHARE

     Net loss per share is computed using the weighted average number of common shares outstanding.

     CASH AND CASH EQUIVALENTS
     The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments. Cash equivalents are carried at cost which approximates market. There were no short-term investments as of September 30, 1995 or 1994. Approximately $1.6 million of the $4.8 million of cash and cash equivalents available at September 30, 1995 was restricted under various letters of credit.

     OFF BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK

     The Company sells its products to direct computer resellers in the United States and to distributors in various foreign countries. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

     The Company also hedges substantially all of its trade accounts receivable denominated in foreign currency through the use of foreign currency forward exchange contracts based on firm third party commitments. Gains and losses associated with currency rate changes on forward contracts are recognized in the consolidated statements of operations upon contract settlement and were not material. At September 30, 1995, the Company had forward contracts to sell three different foreign currencies which totaled the equivalent of approximately $11.1 million and mature between October 1995 and November 1995. At September 30, 1995, the fair value of the Company's forward contracts approximated cost.

     RELATED PARTIES

     In fiscal 1994, the Company acquired shares of preferred stock of Portrait Display Labs ("PDL") and a warrant to purchase additional shares of PDL preferred stock in exchange for the cancellation of certain rights held by the Company to purchase all of the outstanding equity securities or assets of the predecessor entity to PDL. The warrant permitted the purchase of approximately an additional 10% interest in PDL. The Company also was granted one seat on PDL's Board of Directors. In addition, the Company licensed PDL certain pivot display technology in exchange for the payment of royalties. Product revenues were approximately $5.0 million in fiscal 1994. In fiscal 1995, the Company exercised the warrant for an additional 10% interest in PDL in exchange for cancellation of approximately $945,000 in accounts receivable. There were no product revenues for the fiscal 1995 to this related party. The receivable from PDL at September 30, 1995 was approximately $980,000. Subsequent to September 30, 1995, the Company signed a series of additional agreements with Portrait Display Labs, see Note 11 to the Consolidated Financial Statements.

     There were no material transactions from this or any other related party during fiscal 1993.

NOTE TWO.  BORROWINGS

     LINE OF CREDIT ARRANGEMENT

     In February 1995, the Company and IBM Credit Corp. ("IBM Credit") entered into a $30.0 million Inventory and Working Capital Financing Agreement (the "IBM Credit Agreement"). The IBM Credit Agreement permits advances for inventory and working capital up to the lesser of $30.0 million or 85% of eligible receivables ("Inventory and Working Capital Advances"). In September 1995, IBM Credit advanced an additional $20.0 million under the IBM Credit Agreement to finance the manufacturing of the Company's MacOS compatible products (the "MacOS Advances"). The weighted average interest rate during 1995 was approximately 12.6%. Advances bear interest at rates ranging from prime rate plus 2.25% to prime rate plus 4% and are secured by all the assets of the Company. The IBM Credit Agreement expires in March 1996.

     As of September 30, 1995, $50.8 million was outstanding under the IBM Credit Agreement consisting of $30.8 million in Inventory and Working Capital Advances and approximately $20.0 million in MacOS Advances. The outstanding Inventory and Working Capital Advances included $18.7 million in working capital advances supported by eligible receivables, $6.1 million in working capital advances in excess of the borrowing base, and $6.1 million in inventory advances. The $24.7 million in working capital advances are included in Short-term borrowings in the Consolidated Financial Statements. The $6.1 million in inventory advances, together with the approximately $20.0 million in MacOS Advances, are included in Accounts payable in the Consolidated Financial Statements.

     As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under the IBM Credit Agreement (specifically, revenues to working capital ratio, net profit to revenue, and total liabilities to total net worth); however, IBM Credit has waived such defaults pursuant to an amendment to the IBM Credit Agreement. See Note 11 to the Consolidated Financial Statements.

     In addition, the Company entered into a Business Loan Agreement on March 20, 1995 with Silicon Valley Bank. The agreement, which expires on March 19, 1996, allows the Company to issue letters of credit as a sub-facility under a $5.0 million foreign accounts receivable revolving line of credit subject to an interest rate of up to the prime rate plus 1.25%. The weighted average interest rate during 1995 was approximately 13.0%. The related debt outstanding as of September 30, 1995 was $1.7 million and outstanding letters of credit were $0.8 million. The Company was not in compliance with all the terms of this credit arrangement.

     One of the Company's subsidiaries has a revolving line of credit with a bank in Japan. Borrowings were approximately $3.1 million at September 30, 1995. This note bears interest at the lesser of the Euro-yen rate or the bank's prime lending rate (1.5 percent at September 30, 1995, the prime rate). The weighted average interest rate during 1995 was approximately 4.9% The line of credit is renewed every six months with the next renewal in December 1995.

NOTE THREE.  COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company leases facilities under operating leases and certain computer equipment and office furniture under capital leases. Depreciation expense for assets under capital leases is included in depreciation and amortization expense. The cost and net book value of these capitalized lease assets included in property and equipment are (in thousands):

     At September 30,                Cost         Net Book Value
                                   ---------      --------------
     1995                          $ 7,437           $ 2,642
     1994                            7,437             4,021

     Future minimum lease payments at September 30, 1995, under capital leases and noncancelable operating leases are as follows (in thousands):

                                      Capital               Operating
                                      Leases                   Leases
                                     -------                 --------
     1996                            $ 1,686                 $  1,837
     1997                              1,155                    1,887
     1998                                280                    1,843
     1999                                  -                    1,750
     2000                                  -                    1,759
                                     -------                 --------
     Total minimum lease payments      3,121                 $  9,076
     Amount representing interest       (296)
                                     -------
     Present value of minimum lease
      payments                         2,825
     Amount due within one year       (1,494)
                                     -------
     Amount due after one year        $1,331
                                     -------
                                     -------

     Rent expense charged to operations amounted to approximately $3.5 million, $3.0 million and $3.8 million for the years ended September 30, 1995, 1994 and 1993, respectively. The rent expense amounts for fiscal 1995, 1994 and 1993 exclude a provision for remaining lease obligations on excess facilities. See Note 8 of Notes to the Consolidated Financial Statements.

     Sublease income for fiscal 1995 and 1994 was approximately $0.6 million and $0.1 million. There was no sublease income for fiscal 1993.

     CONTINGENCIES

     DISPLAY SCREEN SIZE
     The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

     The Company was served with the Shapiro complaint on August 22, 1995, and has not yet been served with the Maizes complaint. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. Discovery proceedings have not yet begun in either case. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

     ELECTRONICS FOR IMAGING
     On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which Radius products allegedly infringe the patent, EFI is a prime competitor of Radius in the Color Server market. Radius' Color Server products are material to its business.

     The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

     SECURITIES LITIGATION.
     In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).

     In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, our insurance carrier paid $3.7 million in cash and the Company will issue 128,695 shares of its Common Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and will issue into a class action settlement fund 707,609 shares of its Common Stock. The number of shares to be issued by the Company will increase by up to 100,000 if the price of the Common Stock is below $12 per share during the 60-day period following the initial issuance of shares. In connection with these settlements, the Company recorded a charge of $12.4 million in the Consolidated Financial Statements reflecting settlement costs not covered by insurance as well as related legal fees.

     The Company has periodically received communications from third parties asserting infringement of patent rights on certain of the Company's products and features. Management does not believe any claims made will have a material adverse effect on the results of operations or financial position of the Company.

     NOTE FOUR.  SHAREHOLDERS' EQUITY

     COMMON STOCK

     In June 1995, the Company sold approximately 2.5 million shares of its Common Stock in a series of private placements to a small number of investors unaffiliated with the Company. Proceeds from the offering, net of commission and other related expenses were $21.4 million. The net proceeds were used for working capital.

     STOCK OPTIONS

     The Company's 1986 Stock Option Plan, as amended, authorizes the issuance of up to 2,975,000 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees (including directors who are also employees), consultants and independent contractors. Under the plan, options are exercisable for a term of up to ten years after issuance. Options may be granted at prices ranging from 50% to 100% of the fair market value of the stock on the date of grant, as determined by the

     Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. The 1986 Stock Option Plan will expire in October 1996.

     On August 31, 1994, pursuant to the Merger, Radius assumed 975,239 outstanding options originally issued under the SuperMac 1988 Stock Option Plan. These options will be administered in accordance with the SuperMac 1988 Stock Option Plan until all options are exercised or expired. Under the plan, options are exercisable for a term of up to ten years after issuance.

     The following table summarizes the consolidated activity of the 1986 and 1988 Stock Option Plans and the 1992 Non-Employee Directors' Stock Option Plan:
                                                      September 30,
                                           ---------------------------------
                                              1995         1994           1993


     Outstanding at beginning of year    2,042,481    2,208,783      2,157,040

     Granted                               707,590      892,131      1,219,514

     Exercised                            (213,791)    (294,042)      (516,597)

     Canceled                             (838,745)    (764,391)      (651,174)
                                        -----------  -----------   ------------

     Outstanding at September 30         1,697,535    2,042,481      2,208,783
                                      ------------ ------------   ------------
                                      ------------ ------------   ------------

     Price range at September 30      $1.36-$28.96 $0.42-$32.18   $0.42-$30.14
                                      ------------ ------------   ------------
                                      ------------ ------------   ------------

     Price range of options
      exercised                       $0.42-$13.13 $0.42-$13.13   $0.42-$22.35
                                      ------------ ------------   ------------
                                      ------------ ------------   ------------

     Exercisable at September 30         1,325,222      706,474        455,241
                                      ------------ ------------   ------------
                                      ------------ ------------   ------------

     Available for grant at
      September 30                         415,586      281,726        331,314
                                      ------------ ------------   ------------
                                      ------------ ------------   ------------


The stock option activity as shown in the table for fiscal 1993 has not been restated to adjust SuperMac's fiscal year end to that of Radius. Fiscal 1993 includes Radius' activity on a September 30 fiscal year basis and SuperMac's activity on a December 31 calendar year basis. The fiscal 1994 period includes the Radius activity for fiscal year ended September 30, 1994 and SuperMac activity for the nine months ended September 30, 1994.

The Company has also reserved 100,000 shares of common stock for issuance to non-employee directors pursuant to options granted under the 1994 Directors' Stock Option Plan (the "1994 Plan"). Such options may only be nonqualified stock options, must be exercised within ten years from the date of grant, and must be granted in accordance with a non-discretionary formula. Under this formula, each new director receives an option to purchase 10,000 shares when that director is first appointed to the Board and an option to purchase 2,500 shares on each anniversary of such director's appointment. As of September 30, 1995, 27,500 shares had been granted under this plan at exercise prices ranging from $7.44 to $12.00 per share. Options to purchase 1,250 shares were canceled following the resignation of a director. None of the options granted under the 1994 Plan are exercisable.

Prior to the approval of the 1994 Plan, the 1990 Directors' Stock Option Plan (the "Prior Plan") was in effect. As of September 30, 1995, the Prior Plan had 33,750 options outstanding at prices ranging from $8.00 to $17.25. Such options are nonqualified stock options, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula. Options unissued under the Prior Plan become available for grant under the 1994 Plan. As of September 30, 1995, options to purchase 37,500 shares became available upon the resignation of three directors. In addition, 28,750 options to purchase shares, which were never granted under the Prior Plan were transferred to the 1994 Plan.

In March 1993, the Company granted a nonqualified stock option to one officer to purchase a total of 250,000 shares of common stock outside the Company's 1986 Stock Option Plan at an exercise price of $7.75 per share. This option is exercisable for a term of ten years and vests over a fifty month period commencing on the date of grant. During fiscal 1994, 150 of these shares were exercised by the officer, and as of September 30, 1995 an additional 149,850 shares were exercisable.

In June 1995, the Company repriced approximately 232,000 of then outstanding options to an exercise price of $12.00 per share, the fair market value of the Company's stock on the date of the repricing.

EMPLOYEE STOCK PURCHASE PLAN

The Company has an employee stock purchase plan under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of its fair market value as of certain specified dates. Stock purchases under this plan are limited to 10% of an employee's compensation, and in no event may exceed $21,250 per year. Under this plan a total of 650,000 shares of common stock have been reserved for issuance to employees. At September 30, 1995, 255,859 shares remain available for issuance under the plan.

EMPLOYEE STOCK PLANS

The Company account for its stock option plans and the Employee Stock Purchase Plan in accordance with provisions of the accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provision of APB
25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

NOTE FIVE, FEDERAL AND STATE INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                          For years ended September 30
                                    ---------------------------------------
                                       1995           1994           1993
                                    --------     ----------       ---------
                                               (in thousands)
     Federal:
         Current                     $      -      $ (12,583)     $  (3,974)
         Deferred                       7,170         12,311         (7,505)
                                     --------     ----------      ---------
                                        7,170           (272)       (11,479)
     Foreign:

         Current                          650            376            297
                                     --------     ----------      ---------
     State:

         Current                           20         (3,641)           844
     Deferred                           1,230         (1,063)        (3,436)
                                     --------     ----------      ---------
                                        1,250         (4,704)        (2,592)
                                     --------     ----------      ---------
                                     $  9,070      $  (4,600)      $(13,774)
                                     --------     ----------      ---------
                                     --------     ----------      ---------


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                For years ended September 30
                                                               -----------------------------
                                                                      1995           1994
                                                                      ----           ----
                                                                         (in thousands)
Deferred tax assets:
     Net operating loss carryovers                               $   27,077      $   5,100
     Reserves and accruals not currently tax deductible              22,342         10,055
     Restructuring reserves                                          22,314              -
     Credit carryovers                                                6,280          3,100
     Inventory valuation differences                                  4,188         12,612
     Depreciation                                                     4,079          4,202
     Capitalized research & development expenditures                  3,202          2,193
     Other                                                                -            374
                                                                 ----------     ----------
     Total deferred tax assets                                       89,482         37,636
                                                                 ----------     ----------
     Valuation allowance for deferred tax assets                    (85,086)       (26,724)
                                                                 ----------     ----------
     Deferred tax assets                                         $    4,396      $  10,912
                                                                 ----------     ----------
                                                                 ----------     ----------

Deferred tax liabilities:

     State income tax                                            $    3,849      $   2,512
     Other                                                              547              -
                                                                 ----------     ----------
     Total deferred tax liabilities                                   4,396          2,512
                                                                 ----------     ----------
     Net deferred tax assets                                     $        -      $   8,400
                                                                 ----------     ----------
                                                                 ----------     ----------

FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:


                                                                    For years ended September 30
                                                           -----------------------------------------
                                                                1995           1994           1993
                                                           ----------     ----------      ----------
                                                                          (in thousands)
Expected tax at statutory rate                              $  (42,935)     $ (28,726)     $ (12,080)
Change in valuation allowance                                   49,820         26,724              -
State income tax, net of federal tax benefit                     1,250         (3,105)        (1,707)
Non-deductible merger costs                                          -          1,054              -
Non-deductible charge for purchased
    research and development                                         -            763              -
Research and development tax credits                              (497)          (458)          (734)
Other                                                            1,432           (852)           747
                                                            ----------     ----------     ----------
                                                            $    9,070      $  (4,600)     $ (13,774)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------

As of September 30, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $71.0 million and $27.9 million, respectively. The state loss carryforwards will expire as follows; $8.0 million in 1998, $5.0 million in 1999; and $14.9 million in 2000, if not utilized, and the federal loss carryforwards will expire primarily in 2009 and 2010, if not utilized. In addition, the Company had tax credit carryforwards of approximately $6.3 million which will expire in 2005, if not utilized.

Utilization of net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

NOTE SIX.  STATEMENTS OF CASH FLOWS


                                                                    For years ended September 30
                                                            -----------------------------------------
                                                               1995          1994              1993
                                                            ----------     ----------      ----------
                                                                        (in thousands)
     Supplemental disclosure of cash
       flow information (in thousands):
     Cash paid (received) during the year for:

     Interest                                               $    1,620     $      812     $      927
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
     Income taxes                                            $  (8,370)     $  (8,295)    $    2,661
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
     Supplemental schedule of noncash
       investing and financing activities
       (in thousands):
     Retirement of fully and partially
       depreciated assets                                   $    4,459     $    6,025     $    1,544
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------

     Tax benefit from stock options
       exercised                                            $        -     $      425     $    3,358
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------

     Equipment acquired pursuant to
       capital leases                                       $        -     $    2,000     $    4,138
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------

     Common stock issued pursuant to
     VideoFusion agreement                                  $    2,857     $        -     $        -
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------

NOTE SEVEN.  EXPORT SALES AND MAJOR CUSTOMERS

The Company currently operates in one principal industry segment: the design, manufacturing and marketing of color publishing and digital video computer products. The Company's export sales were approximately $124.5 million, $112.0 million and $108.1 million in the fiscal years ended September 30, 1995, 1994 and 1993, respectively, and included export sales to Europe of approximately $57.3 million, $60.6 million, and $59.5 million, respectively. Export sales to Japan were approximately $57.2 million, $35.7 million and $33.0 million for fiscal years ended September 30, 1995, 1994 and 1993, respectively.

One customer accounted for approximately 34.0%, 13.5% and 11.5% of the Company's net sales during the years ended September 30, 1995, 1994 and 1993, respectively.

NOTE EIGHT.  RESTRUCTURING AND OTHER CHARGES

RADIUS JUNE 1993 RESTRUCTURING AND OTHER CHARGES
In June 1993, Radius announced a restructuring program designed to reduce costs and improve operating efficiencies. The program included, among other things, the write-down of inventory following Radius' decision to phase out its older generation of products, lease termination expenses, capital equipment write-offs, severance payments, and costs associated with the discontinuation of Radius' minicomputer-class server product. The restructuring program costs of $15.5 million were recorded during the third quarter of fiscal 1993. These charges (in thousands) are included in: cost of sales ($10,993); research and development ($411); and selling, general and administrative expenses ($4,096). The Company completed this restructuring event by the end of calendar 1994. There were no material changes in the restructuring plan or in the estimates of the restructuring costs from the recognition of the charge in June 1993 with the completion of the restructuring program in December 1994.

SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES
In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The Company has $236,000 remaining in its restructuring reserve related to facility costs, the balance of which is expected to be eliminated in fiscal 1996. As noted in the Consolidated Financial Statements, the consolidated results for the Company in both the twelve months ended September 30, 1994 and the fiscal period ended 1993 include SuperMac's $16.6 million charge.

RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES
In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1995 are as follows (in thousands):


                                                                      Representing
                                                           -------------------------------
                                                                                    Cash Outlays
                                                                                 -----------------------------
                                                                           Asset
                                                       Provision      Write-Downs      Completed       Future
Adjust inventory levels                                $   22,296      $  19,200      $   3,096       $      -
Excess facilities                                           2,790            400          2,236            154
Revision of the operations business model                   9,061          7,078          1,268            715
Employee severance                                          6,311              -          6,311              -
Merger related costs                                        2,949              -          2,949              -
                                                       ----------     ----------     ----------     ----------
Total charges                                          $   43,407      $  26,678      $  15,860       $    869


The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarter and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger
transaction, such as legal, investment banking and accounting fees.   The
Company has spent $15.9 million of cash for restructuring through September 30, 1995. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES
In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1995 are as follows (in thousands):


                                                                      Representing
                                                           -------------------------------
                                                                                    Cash Outlays
                                                                                 -----------------------------
                                                                           Asset
                                                       Provision      Write-Downs      Completed       Future
Adjust inventory levels                                 $  33,138     $   32,300      $       -       $    838
Excess facilities                                           2,004            404              -          1,600
Cancellation fees and asset write-offs                     19,061          5,196              -         13,865
Employee severance                                          3,662              -              -          3,662
                                                       ----------     ----------     ----------     ----------
Total charges                                           $  57,865     $   37,900      $       -       $ 19,965

The adjustment of inventory levels reflects the discontinuance of several product lines. Revenues and gross profit (loss) for significant product lines discontinued were as follows: MacOS-compatible systems were $21.8 million and $(19.2) million, respectively; and low-margin displays $82.9 million and $19.6 million, respectively. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the revised business model. As of December 15, 1995, approximately 157 positions of the 240 total planned had been eliminated in connection with the new business model. The Company had not spent any cash for this restructuring as of September 30, 1995. As of September 30, 1995, the Company had cash and cash equivalents of $4.8 million. See "Management's Business Recovery Plans" at Note 1 due to the Consolidated Financial Statements. The Company expects to have substantially completed the restructuring by September 1996.

NOTE NINE.  VIDEOFUSION ACQUISITION

The Company acquired VideoFusion, Inc. ("VideoFusion") on September 9, 1994. VideoFusion is a developer of advanced digital video special effects software for Apple Macintosh and compatible computers. The Company acquired VideoFusion in exchange for approximately 890,000 shares of the Company's Common Stock, 205,900 shares of which were issued at the closing of the acquisition. The balance of the shares were to be issued in installments over a period of time contingent on the achievement of certain performance milestones and other factors. In addition, the Company was required to pay up to $1.0 million in cash based upon net revenues derived from future sales of products incorporating VideoFusion's technology. The purchase price for VideoFusion, including closing costs and the issuance of shares of Common Stock valued at $500,000 in connection with the achievement of the first milestone was approximately $2.4 million. This amount was allocated to the assets and liabilities of VideoFusion and resulted in identifiable intangibles of approximately $440,000 and an in-process research and development expense of approximately $2.2 million. The intangible asset was to be amortized over two years. The Company recognized the charge of approximately $2.7 million for in-process research and development and other costs associated with the acquisition of VideoFusion during the fourth quarter of fiscal 1994.

In May 1995, the Company entered into an agreement with the former holders of VideoFusion stock to settle the contingent stock and earnout payments that were originally contemplated. Pursuant to this agreement, the Company issued approximately 212,000 shares, and paid approximately $200,000, to the former holders of VideoFusion stock. These transactions resulted in additional compensation expense of approximately $3.0 million which was recorded in fiscal 1995.

NOTE TEN.  MERGER WITH SUPERMAC TECHNOLOGIES, INC.

On August 31, 1994, Radius merged with SuperMac in exchange for 6,632,561 shares of Radius' common stock. SuperMac was a designer, manufacturer, and marketer of products that enhanced the power and graphics performance of personal computers. The Merger was accounted for as a pooling of interests, and, accordingly, the Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to include the results of SuperMac for all periods presented.

Separate results of operations for the periods prior to the Merger are as follows (in thousands):


                                                                                  Merger-
                                                                                  Related
                                                      Radius       SuperMac       Expenses        Adjustment  Combined
                                                   ---------      ---------      ----------      -----------------------
Year ended September 30, 1994
     Net revenues                                  $ 162,922      $ 164,978      $  (3,095)      $      -      $ 324,805
     Net loss                                        (18,293)       (15,775)       (43,407)             -        (77,475)
Year ended September 30, 1993
     (SuperMac as of December 1993)
     Net revenues                                    134,872        202,501              -              -        337,373
     Net loss                                        (17,415)        (2,724)             -              -        (20,139)

The merger related expenses reflect the recording of the merger related restructuring and other charges.

Prior to the Merger, SuperMac's fiscal year end was December 31. SuperMac's separate results for fiscal 1994 have been restated to conform with the twelve months ended September 30. The Consolidated Financial Statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. Therefore, the results for both the fiscal year ended September 30, 1994 and the results for the fiscal year ended 1993 include the results for SuperMac's three months ended December 31, 1993. Unaudited revenues, cost and expenses, and net loss of SuperMac for the three months ended December 31, 1993 were, $48.5 million, $64.7 million and $9.9 million, respectively.

The Company incurred substantial costs in connection with the Merger and consolidation of operations. Included in the accompanying consolidated statement of operations for the year ended September 30, 1994 are merger related expenses totaling $43.4 million consisting primarily of charges for the discontinuance of duplicative product lines and related assets, elimination of duplicative facilities, property and equipment and other assets, and personnel severance costs as well as transaction fees and costs incident to the Merger. See Note 8 of Notes to the Consolidated Financial Statements.

NOTE ELEVEN.  SUBSEQUENT EVENTS

PORTRAIT DISPLAY LABS
On December 19, 1995, the Company signed a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. See Note 1 to the Consolidated Financial Statements.

DISPLAY TECHNOLOGIES ELECTROHOME INC.
On December 21, 1995, the Company signed a Business Purchase Agreement and an Asset Purchase and License Agreement with Display Technologies Electrohome Inc. ("DTE"). Pursuant to the agreements and subject to certain closing conditions, DTE will purchase Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius will cancel outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.

COLOR SERVER GROUP
On December 23, 1995, the Company signed a definitive agreement pursuant to which the Company will sell its Color Server business to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company will receive approximately $21,945,175 in cash (subject to certain post-closing adjustments) and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The transaction is expected to close in January 1996. Under the Inventory and Working Capital Agreement, as recently amended, with IBM Credit Corp., the Company is required to pay all of the net proceeds of the Color Server business transaction to IBM Credit Corp. in order to reduce the Company's outstanding indebtedness under that agreement.

IBM CREDIT CORP.
On December 14, 1995, the Company and IBM Credit Corp. ("IBM Credit") amended the Inventory and Working Capital Financing Agreement (the "IBM Credit Agreement") entered into by the Company and IBM Credit on February 17, 1995 and subsequently revised in September 1995 to fund the manufacturing of the Company's MacOS compatible systems products. See Note 2 to the Consolidated Financial Statements. Under the amendment, IBM Credit waived the Company's failure to comply with all of its contractual obligations and financial covenants under the IBM Credit Agreement. The IBM Credit Amendment, among other things, also provides that until March 31, 1996 IBM Credit will extend advances to the Company in an amount up to 90% of the Company's collections and fund the Company's payroll in the event that collections are insufficient to permit the advances needed for this purpose. Such advances and payroll funding, however, may be suspended by IBM Credit (i) immediately following a default of the IBM Credit Amendment, and (ii) following thirty (30) days notice in the event of any default of the IBM Credit Agreement. The IBM Credit Amendment also requires the Company to pay all of the net proceeds of the Color Server Group transaction to IBM Credit to reduce the Company's outstanding indebtedness under the IBM Credit Agreement.

1995 STOCK OPTION PLAN
On December 20, 1995, the Company's Board of Directors adopted the 1995 Stock Option Plan to replace the 1986 Stock Option Plan that expires in 1996, and reserved 850,000 shares (plus all unissued and unexercised shares available under the existing 1986 Stock Option Plan) for issuance thereunder. The 1995 Stock Option Plan is subject to shareholder approval. See Note 4 to the Consolidated Financial Statements.

SCHEDULE II --- VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)


                                                     Balance at   Charged to     Charged                   Balance
                                                     beginning     costs and    to other                  at end of
           Description                               of period     expenses     accounts   Deductions(1)    period
           -----------                               ---------    ----------    --------   -------------  ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Year ended September 30, 1993 (2)               $  1,825      $  1,272     $    0      $    975       $  2,122

     Year ended September 30, 1994                   $  2,018 (2)  $  1,283     $    0      $    753       $  2,548

     Year ended September 30, 1995                   $  2,548      $  6,837     $    0      $    883       $  8,502

_____________________________

(1)  Uncollectable accounts written off.

(2) The Consolidated Financial Statements for fiscal 1993 have not been restated for the change in fiscal year. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

                                   RADIUS INC.
                           CONSOLIDATED BALANCE SHEET
                                 (in thousands)



                                                                 JUNE 30, 1996
                                                                  (unaudited)
                                                                 -------------
ASSETS:
Current assets:
     Cash                                                         $    3,264
     Accounts receivable, net                                         22,234
     Inventories                                                      15,825
     Prepaid expenses and other current assets                           424
     Income tax receivable                                               514
                                                                  ----------
          Total current assets                                        42,261
Property and equipment, net                                            1,475
Deposits and other assets                                                142
                                                                  ----------
                                                                  $   43,878
                                                                  ----------
                                                                  ----------

LIABILITIES AND SHAREHOLDERS' EQUITY (Net capital deficiency)
Current liabilities:
     Accounts payable                                             $   37,952
     Accrued payroll and related expenses                              2,196
     Accrued warranty costs                                              687
     Other accrued liabilities                                         8,866
     Accrued income taxes                                              2,056
     Accrued restructuring and other charges                          15,474
     Short-term borrowings                                            22,920
     Obligations under capital leases - current portion                1,293
                                                                  ----------
          Total current liabilities                                   91,444

Obligations under capital leases - noncurrent portion                    321

Shareholders' equity: (Net capital deficiency)
     Common stock                                                    126,243
     Common stock to be issued                                             -
     Accumulated deficit                                            (174,144)
     Accumulated translation adjustment                                   14
                                                                  ----------
          Total shareholders' equity (Net capital deficiency)        (47,887)
                                                                  ----------
                                                                  $   43,878
                                                                  ----------
                                                                  ----------

                             See accompanying notes.

                                   RADIUS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data; unaudited)




                                                 THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                       JUNE 30,                           JUNE 30,
                                             -------------------------          ------------------------------
                                                  1996           1995                1996                 1995
                                              ---------     ----------          ----------          ----------
  Net sales                                  $   20,034     $   87,325          $   83,261          $  251,007
  Cost of sales                                  13,470         65,211              67,175             184,882
                                              ---------     ----------          ----------          ----------
           Gross profit                           6,564         22,114              16,086              66,125
                                              ---------     ----------          ----------          ----------
  Operating expenses:
    Research and development                      1,092          4,990               6,241              13,780
    Selling, general and administrative           4,518         18,442              21,430              48,725
                                              ---------     ----------          ----------          ----------
           Total operating expenses               5,610         23,432              27,671              62,505
                                              ---------     ----------          ----------          ----------

  Income (loss) from operations                     954         (1,318)            (11,585)              3,620

  Other income (expense), net                     3,975         (1,531)             21,090              (4,605)
  Settlement of litigation                           --             --                  --             (12,422)
                                              ---------     ----------          ----------          ----------
  Income (loss) before income taxes               4,929         (2,849)              9,505             (13,407)

  Provision for income taxes                        216            263                 656                 450
                                              ---------     ----------          ----------          ----------

  Net income (loss)                           $   4,713     $   (3,112)         $    8,849          $  (13,857)
                                              ---------     ----------          ----------          ----------
                                              ---------     ----------          ----------          ----------

  Income (loss) per share:

  Net income (loss) per share                 $    0.26     $    (0.21)         $     0.49          $    (0.96)
                                              ---------     ----------          ----------          ----------
                                              ---------     ----------          ----------          ----------

  Common and common equivalent shares used
    in computing net income (loss) per share     18,412         14,791              17,950              14,386
                                              ---------     ----------          ----------          ----------
                                              ---------     ----------          ----------          ----------


                             See accompanying notes.

                                   RADIUS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                            (in thousands, unaudited)


                                                                                   NINE MONTHS ENDED
                                                                                        JUNE 30,
                                                                                ------------------------
                                                                                  1996           1995
                                                                                ---------      ---------
Cash flows from operating activities:
  Net income (loss)                                                             $   8,849      $ (13,857)
  Adjustments to reconcile net income (loss) to net cash
    (used in) operating activities:
    Depreciation and amortization                                                   1,470          2,988
    Gain on the sale of the Color Hard Copy Group                                 (20,638)             -
    Common stock to be issued                                                           -         12,022
    Loss on the disposal of fixed assets                                              301              -
    (Increase) decrease in assets:
      Accounts receivable                                                          39,202        (16,751)
      Allowance for doubtful accounts                                              (2,900)        (1,610)
      Inventories                                                                  (2,162)       (17,292)
      Prepaid expenses and other current assets                                     1,912            545
      Income tax receivable                                                             5          8,390
    Increase (decrease) in liabilities:
      Accounts payable                                                            (31,584)        17,064
      Accrued payroll and related expenses                                         (3,489)          (297)
      Accrued warranty costs                                                       (2,373)           623
      Other accrued liabilities                                                    (1,914)           308
      Accrued restructuring costs                                                  (1,539)       (13,477)
      Accrued income taxes                                                            391             75
                                                                                ---------     ----------
        Net cash used in operating activities                                     (14,469)       (21,269)

Cash flows from investing activities:
  Capital expenditures                                                               (215)        (2,848)
  Goodwill                                                                              -         (2,692)
  Deposits and other assets                                                           375         (1,233)
  Net proceeds from the sale of the Color Hard Copy Group                          20,163              -
                                                                                ---------     ----------
        Net cash provided by (used in) investing activities                        20,323         (6,773)

Cash flows from financing activities:
  Principal payments of short-term borrowings, net                                 (6,569)         3,414
  Principal payments of long-term debt and capital leases                          (1,211)        (1,301)
  Issuance of common stock                                                            430         26,200
                                                                                ---------     ----------
        Net cash provided by (used in) financing activities                        (7,350)        28,313
                                                                                ---------     ----------
Net increase (decrease) in cash and cash equivalents                               (1,496)           271
Cash and cash equivalents, beginning of period                                      4,760         15,997
                                                                                ---------     ----------
Cash and cash equivalents, end of period                                        $   3,264     $   16,268
                                                                                ---------     ----------
                                                                                ---------     ----------

Supplemental disclosure of cash flow information:
 Cash paid during the period for:
   Interest paid                                                                $   2,804     $    2,009
                                                                                ---------     ----------
                                                                                ---------     ----------
   Income taxes paid                                                            $     260     $        -
                                                                                ---------     ----------
                                                                                ---------     ----------




                             See accompanying notes.

                                   RADIUS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

The consolidated financial statements of Radius Inc. ("Radius") as of June 30, 1996 and for the three and nine months ended June 30, 1996 and 1995 are unaudited. In the opinion of management, the consolidated financial statements reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial position and results of operations for the interim periods presented. These consolidated financial statements should be read in conjunction with the Audited Consolidated Financial Statements and notes thereto included elsewhere herein.

During the first quarter of its 1995 fiscal year, the Company changed its fiscal year end from the Sunday closest to September 30 to the Friday closest to September 30. During the second quarter of its 1995 fiscal year, the Company changed its fiscal year end to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods are reported as ending on a calendar month end.

NOTE 2.  INVENTORIES

Inventories, stated at the lower of cost or market, consist of (in thousands):

                                                        JUNE 30,
                                                          1996
                                                        --------

       Raw materials                                    $    539
       Work in process                                     3,113
       Finished goods                                     12,173
                                                        --------
                                                        $ 15,825
                                                        --------
                                                        --------

NOTE 3.  COMMITMENTS AND CONTINGENCIES

(a) On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products allegedly infringe. In January 1996, the Company completed the divestiture of the Color Server Group.


The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part and the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, although the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations or financial position of the Company. In addition, in connection with the divestiture of its Color Server business, the Company has certain indemnification obligations for which approximately $2.3 million remains held in escrow to secure such obligations in the event that the purchaser suffers any losses resulting from such litigation.

(b) The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

The Company was served with the Shapiro complaint on August 22, 1995 and was served with the Maizes complaint on January 5, 1996. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. An amended consolidated complaint was filed on March 26, 1996. Discovery proceedings are scheduled to begin. The Company believes it has meritorious defenses to the plaintiffs' claims and is defending them vigorously. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases may have a material adverse effect on the results of operations or financial position of the Company in the financial period in which they are resolved. In addition, whether or not the eventual outcomes of these cases have a material adverse effect on the results of operations or financial condition of the Company, the costs of defense, regardless of outcome, may have a material adverse effect on the results of operations and financial condition of the Company.

(c) On April 17, 1996, the Company was served with a complaint filed by Colorox Corporation ("Colorox"), in the Circuit Court of the State of Oregon, County of Multnomah, case no. 9604-02481, which alleges that the Company breached an alleged oral contract to sell its dye sublimation printer business to Colorox for $200,000, and seeks both specific performance of the alleged contract and alleged damages of $2.5 million. The lawsuit also alleges that an officer of the Company interfered with the alleged contract. The Company believes it has meritorious defenses to the plaintiff's claims and intends to defend them vigorously. Nevertheless, the costs of defense, regardless of outcome, could have an adverse effect on the results of operations and financial condition of the Company.

(d) The Company is involved in a number of other judicial and administrative proceedings incidental to its business, including litigation by alleged trade creditors who did not participate in the Plan. The Company intends to defend such lawsuits vigorously and although adverse decisions (or settlements) may occur in one or more of such cases, the final resolution of these lawsuits, individually or in the aggregate, is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing of an unfavorable resolution of these lawsuits, it is possible that the Company's future results of operations or cash flows could be materially adversely affected in a particular period. In addition, the costs of defense -- regardless of the outcome -- could have a material adverse effect on the results of operations and financial condition of the Company.

NOTE 4.  BUSINESS DIVESTITURES

COLOR SERVER GROUP DIVESTITURE

In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. Through June 30, 1996 the Company has received approximately $21.0 million in cash and an additional $2.4 million is being maintained in escrow for certain post-closing adjustments and to secure certain indemnification obligations. The Company also received 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into approximately 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The Company has not converted the Series B Preferred Stock. In June 1996, the Company granted IBM Credit Corp. ("ICC"), its secured lender, an option to purchase 428 shares of Series B Preferred as a fee for the restructuring of the terms of its credit agreement with ICC. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. These shares of Series B Preferred Stock have been pledged to ICC. The Company has certain indemnification obligations in connection with the patent lawsuit brought by Electronics for Imaging, Inc. The net proceeds from the sale of the Color Server Group were paid to Silicon Valley Bank ("SVB") in order to repay the Company's indebtedness to SVB, and to ICC, in order to reduce the Company's outstanding indebtedness to ICC.

PORTRAIT DISPLAY LABS

In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. These shares of PDL Common Stock have been pledged to ICC.

UMAX DATA SYSTEMS, INC.

In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief, and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of Common Stock. The Company has a right to receive royalties based on UCC's net revenues related to the MacOS compatible systems business. These shares of UCC Common Stock have been pledged to ICC.

NOTE 5. RESTRUCTURING RESERVE REVERSAL

During the quarter ended June 30, 1996, the Company reversed approximately $913,000 of restructuring reserves as a result of a favorable settlement related to facility lease cancellation fees.

NOTE 6.  SUBSEQUENT EVENTS

In September 1996, the Company, IBM Credit and its unsecured creditors consummated a debt-for-equity exchange (the "Plan"). Unsecured creditors forgave approximately $45.9 million of claims (including a $1.0 million reserve for unknown or unresolved claims) in consideration of the issuance of 36,294,198 shares of Common Stock and Rights to receive 11,046,060 additional shares of Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock (such numbers include 791,280 shares of Common Stock and 280,824 Rights issued to the Radius Creditors Trust for the purpose of satisfying a portion of unknown or unresolved claims). Certain unsecured creditors, most of which had claims of less than $50,000 (representing approximately $1.9 million in claims), were paid cash at an average discount of approximately 75% of the amount of the claim in satisfaction of their claims. The Company's secured creditor, IBM Credit, received 750,000 shares of Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock in satisfaction of $3.0 million of indebtedness and restructuring the terms of the Company's remaining approximately $23.4 million indebtedness to IBM Credit.

After the consummation of the Plan, to the Company's knowledge, there remained unsatisfied unsecured claims against the Company, which the Company does not dispute, of approximately $200,000. The Company has issued an aggregate of 791,280 shares of Common Stock and an additional 240,824 Rights to the Radius Creditors Trust, for the purpose of satisfying a portion of any such remaining or previously unknown claims. There can be no assurance that this amount will be sufficient to satisfy any such claims. If the Company cannot settle or repay these remaining claims or any previously unknown claims, there can be no assurance that such claimants will not institute enforcement proceedings in order to collect their claims. Any such proceedings could have a material adverse effect on the Company's business, results of operations and financial condition. Of the approximately 300 persons the Company believed to be Convenience Class Creditors, approximately 50 persons claimed that no balance was owed to such creditors. There can be no assurance that such creditors will not, in the future, assert claims against the Company.

                    PRO FORMA UNAUDITED FINANCIAL INFORMATION

     In January 1996, the Company completed the sale (the "Disposition") of its Color Server Group ("CSG") to Splash Technology Holdings, Inc. ("Splash"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $21.0 million in cash ($2.4 million remains in escrow to secure certain indemnification obligations), and also received 4,282 shares of Splash 6% Series B Redeemable and Convertible Preferred Stock. The net proceeds of the CSG transaction were used to repay certain indebtedness of the Company. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements included elsewhere in this Prospectus for a further description of the CSG transaction.

     The Unaudited Pro Forma Statements of Operations for the nine months ended June 30, 1996 and the twelve months ended September 30, 1995 reflect the elimination of net revenue, cost of sales and operating expenses related to CSG. The Unaudited Pro Forma Statements of Operations assumes that the Disposition and the other referenced events were completed at the beginning of the relevant reporting period.

     No Pro Forma Unaudited Balance Sheet is presented as the Disposition has been reflected in the unaudited consolidated balance sheet as of June 30, 1996 included elsewhere herein.

     The pro forma financial information does not purport to be indicative of the results of operations that would actually have been reported had the transaction underlying the pro forma adjustments actually been consummated on such dates or of the results of operations that may be reported by the Company in the future.

     The accompanying pro forma financial information should be read in conjunction with the historical financial statements of the Company and the related notes thereto.

                                   RADIUS INC.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     TWELVE MONTHS ENDED SEPTEMBER 30, 1995

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)



                                                                       LESS:                                 TOTAL
                                              RADIUS INC.          COLOR HARD COPY        LESS:               AS
                                            CONSOLIDATED                GROUP           INTEREST           ADJUSTED
                                            --------------       -----------------    --------------     ---------------
Net revenue                                    $308,133             $29,328                                $278,805

Cost of sales                                   302,937              19,559                                 283,378
                                            --------------       -----------------                       ---------------
Gross margin                                      5,196               9,769                                  (4,573)

Operating expenses                              109,378               6,300                                 103,078
                                            --------------       -----------------                       ---------------
Operating income (loss)                        (104,182)              3,469                                (107,651)

Other income (expense), net                      (6,068)                  0               1,675 (A)          (4,393)
                                            --------------       -----------------    --------------     ---------------

Litigation settlement                           (12,422)                  0                                 (12,422)
                                            --------------       -----------------    --------------     ---------------

Income (loss) before income taxes             ($122,672)             $3,469              $1,675           ($124,466)


Provision for income taxes                        9,070                  --                  --               9,070
                                            --------------       -----------------    --------------     ---------------
Net income (loss)                             ($131,742)             $3,469              $1,675           ($133,536)
                                            --------------       -----------------    --------------     ---------------
                                            --------------       -----------------    --------------     ---------------

Net loss per share:

Net loss per share                               ($8.75)                                                     ($8.87)
                                            --------------                                               ---------------
                                            --------------                                               ---------------


Common and common equivalent
shares used in computing net loss
per share                                        15,049                                                      15,049
                                            --------------                                               ---------------
                                            --------------                                               ---------------

                                   RADIUS INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                         NINE MONTHS ENDED JUNE 30, 1996

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      LESS:
                                             RADIUS INC.           COLOR SERVER          LESS:              TOTAL
                                            CONSOLIDATED               GROUP            INTEREST         AS ADJUSTED
                                           --------------       -----------------    --------------     ---------------
Net revenue                                     $83,261              $6,967                                 $76,294

Cost of sales                                    67,175               4,722                                  62,453
                                            --------------       -----------------                       ---------------
Gross margin                                     16,086               2,245                                  13,841

Operating expenses                               27,671               1,302                                  26,369
                                            --------------       -----------------                       ---------------
Operating income (loss)                         (11,585)                943                                 (12,528)

Other income (expense), net                      21,090                  --                 593 (A)          21,683
                                            --------------       -----------------    --------------     ---------------
Income before income taxes                        9,505                 943                 593               9,155

Provision for income taxes                          656                  --                  --                 656
                                            --------------       -----------------    --------------
Net income                                       $8,849                $943                 593              $8,499
                                            --------------       -----------------    --------------     ---------------
                                            --------------       -----------------    --------------     ---------------
Net income per share:

Net income per share                              $0.49                                                       $0.47
                                            --------------                                               ---------------
                                            --------------                                               ---------------
Common and common equivalent
shares used in computing net loss
per share                                        17,950                                                      17,950
                                            --------------                                               ---------------
                                            --------------                                               ---------------


        NOTE TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(A) Reduction of approximately $593,000 and approximately $1.7 million in interest expense recorded by the Company during the nine months ended June 30, 1996 and the twelve months ended September 30, 1995, respectively, to reflect the use of the proceeds to reduce outstanding obligations under the Company's line of credit agreements.

--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                          ----------------------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .       3

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . .       4

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . .       15

PRICE RANGE OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . .       16

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . .       16

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . .       18

MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . .       20

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       39

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . .       44

PRINCIPAL AND SELLING SECURITYHOLDERS. . . . . . . . . . . . . . . . .       46

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . .       49

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . .       52

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       53

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       53

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .      F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                   RADIUS INC.

                                ----------------

                          SHARES OF COMMON STOCK HAVING

                            AN AGGREGATE MARKET PRICE

                                   OF $600,000

                               ------------------

             750,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK




                          WARRANTS TO PURCHASE 800,000

                             SHARES OF COMMON STOCK



                        54,293,591 SHARES OF COMMON STOCK


                                -----------------
                                -----------------

                                   PROSPECTUS

                                -----------------
                                -----------------





                              November       , 1996
                                      ------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

          Securities and Exchange Commission registration fee. .    $25,205.30
          Nasdaq SmallCap Market filing fee. . . . . . . . . . .         4,466
          Accounting fees and expenses . . . . . . . . . . . . .        25,000
          Legal fees and expenses. . . . . . . . . . . . . . . .        75,000
          Printing . . . . . . . . . . . . . . . . . . . . . . .        50,000
          Printing and engraving stock certificates. . . . . . .         5,000
          Blue sky fees and expenses . . . . . . . . . . . . . .        20,000
          Transfer agent and registrar fees and expenses . . . .        10,000
          Miscellaneous. . . . . . . . . . . . . . . . . . . . .     35,328.70
                                                                    ----------
                                Total. . . . . . . . . . . . . .    $  250,000
                                                                    ----------
                                                                    ----------



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The provisions of Section 317 of the California Corporations Code, Article V of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Registrant. This indemnification may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. In addition, Article IV of the Registrant's Articles of Incorporation provides that the liability of the Registrant's directors shall be eliminated to the fullest extent permissible under the California Law.

     The Registrant has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Registrant's Articles of Incorporation and Bylaws.

     The Registrant currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $10 million.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since June 30, 1993, the Company has sold and issued the following unregistered securities:

     (a) In June 1995, the Company issued an aggregate of 2,509,319 shares of its Common Stock to 18 unaffiliated investors, including Wajilei Foundation, for aggregate proceeds of approximately $21.5 million. These securities were issued in reliance on Section 4(2) of, or Regulation D promulgated under, the Securities Act.

     (b) In June 1995, the Company settled shareholder litigation with certain shareholders of Radius and SuperMac Technologies, Inc., for a combination of cash and shares of the Company's Common Stock. In November and December 1995 and in June 1996, the Company issued 188,605, 70,525 and 577,544 shares of Common Stock, respectively. There are 99,630 shares of Common Stock remaining to be issued. These securities were and will be issued in reliance on Section 3(a)(10) of the Securities Act.

     (c) In September 1996, the Company issued 36,294,198 shares of Common Stock and Rights to receive 11,046,060 shares of Common Stock in the event that the Series A Convertible Preferred Stock is converted into Common Stock to unsecured creditors in satisfaction of approximately $45.9 million in claims against the Company. These securities were issued in reliance on Section 4(2) of, or Regulation D promulgated under, the Securities Act.

     (d) In September 1996, the Company issued 750,000 shares of Series A Convertible Preferred Stock and Warrants to purchase 600,000 shares of Common Stock to IBM Credit in satisfaction of $3.0 million of indebtedness and for restructuring the terms of the Company's indebtedness to IBM Credit. These securities were issued in reliance on Section 4(2) of, or Regulation D promulgated under, the Securities Act.


      (e) In October 1996, the Company issued Warrants to purchase 200,000 shares of Common Stock to Mitsubishi Electronics in consideration of the extension of open credit terms. These securities were issued in reliance in section 4(2) of, or Regulation D promulgated under, the Securities Act.

     There were no underwriters employed in connection with any of the transactions set forth in Item 15.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)  The following exhibits are filed herewith:


EXHIBIT
NUMBER                           EXHIBIT TITLE
------                           ---------------
  2.01    --   Agreement and Plan of Reorganization dated May 20, 1994 between
               Radius Inc. and SuperMac Technology, Inc. (1)

  2.02    --   Modification Agreement dated July 21, 1994 to Agreement and Plan of Reorganization between Radius Inc. and SuperMac Technology,
               Inc. (1)

  2.03    --   Agreement and Plan of Reorganization dated July 19, 1994 between
               Radius Inc. and VideoFusion, Inc. (2)

  2.04    --   First Amendment to Agreement and Plan of Reorganization between
               Radius Inc. and VideoFusion, Inc. dated August 25, 1994. (3)

  2.05    --   Second Amendment to Agreement and Plan of Reorganization between
               Radius Inc. and VideoFusion, Inc. dated September 6, 1994. (3)

  2.06    --   Third Amendment to Agreement and Plan of Reorganization between
               Radius Inc. and VideoFusion, Inc. dated May 10, 1995. (3)

  2.07    --   Merger Agreement (the "Merger Agreement") dated as of December
               21, 1995 among Radius Inc., Splash Technology, Inc., Summit
               Subordinated Debt Fund, L.P., Summit Ventures IV, L.P., Summit
               Investors II, L.P., Splash Technology Holdings, Inc. and Splash
               Merger Company, Inc. (4)

  2.08    --   Amendment No. 1 to Merger Agreement dated as of January 30, 1996.
               (4)

  3.01    A    Registrant's Sixth Amended and Restated Articles of
               Incorporation. (5)

          B    Certificate of Amendment of Registrant's Sixth Amended and
               Restated Articles of Incorporation. (3)

          C    Certificate of Amendment of Registrant's Sixth Amended and
               Restated Articles of Incorporation.*

          D    Certificate of Determination of Preferences of Series A
               Convertible Preferred Stock of Radius Inc.*

  3.02    --   Registrant's Bylaws. (6)

  4.01    --   Specimen Certificate for shares of Common Stock of the
               Registrant. (7)

  4.02    --   Specimen Certificate for shares of Series A Convertible Preferred
               Stock of the Registrant.*

  4.03    A    Warrant dated September 13, 1995 between IBM Credit Corporation and the Registrant.*

          B    Warrant dated October 13, 1996, between Mitsubishi
               Electronics America, Inc. and the Registrant.

  4.04    --   Form of Registration Rights Agreement between the Registrant and certain shareholders.*

EXHIBIT
NUMBER                           EXHIBIT TITLE
------                           ---------------
          A    The Registrant's Sixth Amended and Restated Articles of
               Incorporation. (5)

          B    Certificate of Amendment of Registrant's Sixth Amended and
               Restated Articles of Incorporation. (3)

          C    Certificate of Amendment of Registrant's Sixth Amended and
               Restated Articles of Incorporation.  (See exhibit 3.01)

          D    Certificate of Determination of Preferences of Series A
               Convertible Preferred Stock of Radius Inc.  (See exhibit 3.01).

  4.05    --   The Registrant's Bylaws. (6)

  4.06    --   Non-Plan Stock Option Grant to Charles W. Berger. (8)

  4.07    --   Form of Subscription Agreement.*

  4.08    --   Form of Right.

  5.01    --   Opinion of Fenwick & West LLP regarding the legality of the securities being offered.

  10.01   A    Registrant's 401(k) Savings and Investment Plan. (9)

          B    Amendment to Registrant's 401(k) Savings and Investment Plan.
               (3)

          C    Registrant's 401(k) Savings and Investment Plan Loan Policy. (3)

  10.02   --   Registrant's 1995 Stock Option Plan. (3)

  10.03   --   Form of Stock Option Agreement and Exercise Request as currently in effect under 1995 Stock Option Plan. (3)

  10.04   --   Registrant's 1990 Employee Stock Purchase Plan and related documents. (10)

  10.05   --   Registrant's 1994 Directors' Stock Option Plan. (3)

  10.06   --   Form of Indemnity Agreement with Directors. (7)

  10.07   --   Credit Agreement by and among Radius Inc., the certain financial institutions, and Silicon Valley Bank, dated March 20, 1995. (11)

  10.08   A    Credit Agreement by and among Radius Inc., the certain financial institutions, and International Business Machines Credit
               Corporation, dated February 17, 1995. (11)

          B    Acknowledgment, Waiver and Amendment to Radius Inc. Inventory and
               Working Capital Financing Agreement by and between Radius Inc.
               and International Business Machines Credit Corporation dated
               December 14, 1995. (3)

  10.09   A    Lease Agreement by and between Registrant and the Equitable Life
               Assurance Society of the United States dated June 22, 1988, as amended by the Commencement of Term Agreement dated February 13,
               1989 and Amendment No. One dated July 20, 1989, and related documents (1710 Fortune Drive, San Jose, California offices). (7)

          B    Second Amendment to Lease dated January 27, 1993 amending Lease
               Agreement by and between Registrant and the Fortune Drive
               Partners (successor in interest to the Equitable Life Assurance
               Society of the United States) dated June 22, 1988 (1710 Fortune
               Drive, San Jose, California offices). (12)

EXHIBIT
NUMBER                           EXHIBIT TITLE
------                           ---------------
  10.10   --   Lease Agreement by and between Registrant and Board of
               Administration, as Trustee for the Police and Fire Department
               Fund, and Board of Administration, as Trustee for the Federated
               City Employees Retirement Fund dated December 11, 1990, and related documents (Milpitas, California warehouse space). (5)

  10.11   --   Lease Agreement by and between Registrant and South Bay/Copley
               Associates III Joint Venture dated May 11, 1992; Sublease by and between Core Industries, Inc. and Registrant dated May 12, 1992;
               and related documents (2040 Fortune Drive, San Jose California offices). (13)

  10.12   A    Lease Agreement between SuperMac Technologies, Inc. and
               Connecticut General Life Insurance Company dated as of
               November 13, 1993 (215 Moffett Park Drive, Sunnyvale,
               California offices). (14)

          B    Office Lease dated March 18, 1996 between Registrant and CIGNA.


  10.13   --   Employment Agreement by and between Registrant and Charles W.
               Berger dated February 26, 1993 as amended on September 17, 1993.
               (15)

  10.14   --   Full Recourse Promissory Note with Charles W. Berger. (15)

  10.15   --   SuperMac Technology, Inc.'s 1988 Stock Option Plan ("Option
               Plan"). (16)

  10.16   --   SuperMac Technology, Inc.'s Form of Incentive Stock Option
               Agreement under the Option Plan. (16)

  10.17   --   SuperMac Technology, Inc.'s Form of Supplemental Stock Option
               Agreement under the Option Plan. (16)

  10.18   --   SuperMac Technology, Inc.'s Form of Early Exercise Stock Purchase
               Agreement under the Option Plan. (16)

  10.19   --   Distribution Agreement between Radius Inc. and Ingram Micro, Inc.
               dated June 5, 1991 as amended on April 1, 1992, May 31, 1995 and
               July 14, 1995. (17)

  10.20   --   Amended and Restated Working Capital and Term Loan Agreement
               dated as of August 30, 1996 between IBM Credit Corporation and the Registrant.

  11.01   --   Computation of per share earnings.*

  21.01   --   List of Registrant's subsidiaries. (3)

  23.01   --   Consent of Ernst & Young LLP, Independent Auditors.

  23.02   --   Consent of Fenwick & West LLP (included in Exhibit 5.01).


EXHIBIT
NUMBER                           EXHIBIT TITLE
-----                            -------------

  24.01   --   Power of Attorney (see page II-7).



------------

  (1) Incorporated by reference to exhibits to the Company's Amendment No. 2 (File No. 33-79732) to Form S-4 filed on July 25, 1994.

  (2) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 17, 1994.

  (3) Incorporated by reference to exhibits to the Company's Report Form 10-K filed on December 15, 1995.

  (4) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on February 13, 1996

  (5) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on December 24, 1990.

  (6) Incorporated by reference to exhibits to the Company's Registration Statement on Form S-8 filed on April 29, 1992 (File No. 33-47525).

  (7) Incorporated by reference to exhibits to the Company's Registration Statement on Form S-1 (File No. 33-35769) which became effective on August 16, 1990.

  (8) Incorporated by reference to exhibits to the Company's Registration Statement on Form S-8 filed on November 15, 1993 (File No. 33-71636).

  (9) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on December 28, 1992.

  (10) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on December 30, 1991.

  (11) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on May 10, 1995.

  (12) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 18, 1993.

  (13) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 12, 1992.

  (14) Incorporated by reference to exhibits to SuperMac's Form S-1 (File No. 33-58158) filed on February 11, 1993.

  (15) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on January 3, 1994.

  (16) Incorporated by reference to exhibits to SuperMac Technology, Inc.'s Registration Statement on Form S-1, as amended (File No. 33-46800), which became effective on May 15, 1992.

  (17) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 15, 1995.

---------------------


  *    Previously filed.

          (b)  The following financial statement schedule is filed herewith:

          Schedule II -- Valuation and Qualifying Accounts (See page F-22)

     Other financial statement schedules are omitted because the information called for is not required or is shown either in the Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 12th day of November, 1996.


                                    RADIUS INC.

                                    By: /s/ Charles W. Berger
                                        ------------------------
                                        Charles W. Berger
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles W. Berger and Cherrie L. Fosco, and each of them, his or her attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                    TITLE                                       DATE
---------                                    -----                                       -----
PRINCIPAL EXECUTIVE OFFICER:

/s/ Charles W. Berger                        President, Chief Executive                   November  12, 1996
----------------------------------           Officer and Chairman of the
Charles W. Berger                            Board of Directors


PRINCIPAL FINANCIAL OFFICER:

/s/ Charles W. Berger                        Acting Chief Financial Officer               November  12, 1996
----------------------------------
Charles W. Berger

PRINCIPAL ACCOUNTING OFFICER:

/s/ Cherrie L. Fosco                         Vice President and                           November  12, 1996
----------------------------------           Corporate Controller
Cherrie L. Fosco

ADDITIONAL DIRECTORS:

 *                                           Director                                     November  12, 1996
---------------------------------
Michael D. Boich

/s/ Carl A. Carlson                          Director                                     November  12, 1996
---------------------------------
Carl A. Carlson

                                             Director                                     November  12, 1996
---------------------------------
Michael W. Ledbetter

 * By: /s/ Charles W. Berger                 Attorney-in-fact                             November  12, 1996
---------------------------------
       Charles W. Berger
